Exhibit 99.1
Explanatory Note

As discussed in the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018 filed by Univar Inc. (the “Company”), we adopted Accounting Standard Update ("ASU") 2017-07 “Compensation - Retirement Benefits” (Topic 715) - “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost” and ASU 2016-15 “Statement of Cash Flows” (Topic 230) - “Classification of Certain Cash Receipts and Cash Payments” on January 1, 2018 applying the retrospective presentation requirements to the periods presented.
ASU 2017-07 impacted the operating income subtotal presented on the Consolidated Statements of Operations for the years ended December 31, 2017, 2016 and 2015, as well as items within the Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Form 10-K”), filed with the United States Securities and Exchange Commission (the “SEC”) on February 28, 2018, referencing operating income. ASU 2016-15 impacted net cash provided by operating activities and net cash used by financing activities on the Consolidated Statements of Cash Flows for the years ended December 31, 2017, 2016 and 2015, as well as items within the 2017 Form 10-K referencing net cash provided by operating activities and net cash used by financing activities.
The Company has also updated the presentation for the following: (i) gross profit from the Consolidated Statements of Operations, the Segments and Quarterly financial information (unaudited) footnotes, Selected Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations; (ii) gross margin from Selected Financial Data; and (iii) enhanced disclosures in the Income taxes footnote.
Accordingly, the Company is filing this Exhibit 99.1 to its Current Report on Form 8-K to retrospectively reclassify certain previously reported financial information in its Annual Report on Form 10-K for the year ended December 31, 2017 to reflect these changes. Except the reporting changes described above, the Company has not updated this Exhibit 99.1 to its Current Report for any development or event occurring after February 28, 2018, the date on which the Company’s 2017 Form 10-K was filed with the SEC.
The adoption of this guidance impacts the line item presentation of the Company's results of operations, but does not change income (loss) before income taxes, net income (loss) or income (loss) per common share. This Exhibit 99.1 to the Company's Current Report includes updates only to the extent necessary to reflect reclassifications made to the following items of the Company's Annual Report on Form 10-K for the year ended December 31, 2017:

•	Item 1: Business

•	Item 6. Selected Financial Data

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	Item 8. Financial Statements and Supplementary Data

PART I
ITEM 1.    BUSINESS
Our Company
We are a leading global chemical and ingredients distributor and provider of specialty services. We purchase chemicals from thousands of chemical producers worldwide and warehouse, repackage, blend, dilute, transport and sell those chemicals to more than 100,000 customer locations across approximately 140 countries. Our specialized services include digital promotion or e-marketing of chemicals for our producers, chemical waste removal and ancillary services, on-site storage of chemicals for our customers, and support services for the agricultural and pest control industries. We derive competitive advantage from our scale, broad product offering, technical expertise, specialized services, long-standing relationships with leading chemical producers and our industry leading safety record.
The global chemical distribution industry is large and fragmented with thousands of distributors but represents a relatively small portion of the total chemical industry. While the total chemical industry is projected to grow at rates about equal to the growth of the gross national product of countries we operate in around the world, the distributed chemicals portion of the market is projected to grow faster as producers and customers increasingly realize the benefits of outsourcing. Chemical producers rely on us to warehouse, repackage, transport and sell their products as a way to expand their market access, enhance their geographic reach, lower their costs and grow their business. Customers who purchase products and services from us benefit from a lower total cost of ownership, as they are able to simplify their chemical sourcing process and outsource functions to us such as just-in-time availability of the right product, packaging, mixing, blending and technical expertise. They also rely on us for safe delivery and off-loading of chemicals that is fully compliant with increasing local and federal regulations.
In the year ended December 31, 2017, we generated $8.3 billion in net sales, net income of $119.8 million and $593.8 million in Adjusted EBITDA. Adjusted EBITDA has been recast to reflect the retrospective adoption of ASU 2017-07 which reclassified interest cost, expected return on assets and amortization of prior service costs from warehousing, selling and administrative expenses to other expense, net within the Company's consolidated statement of operations. For a reconciliation of Adjusted EBITDA to net income (loss), see “Selected Financial Data” in Item 6 of this Current Report on Form 8-K.
The following charts illustrate the geographical and end market diversity of our 2017 net sales:

We maintain strong, long-term relationships with our producers and our customers, many of which span decades. We source materials from thousands of producers worldwide, including premier global leaders. For the year ended December 31, 2017, our 10 largest producers accounted for approximately 30 percent of our total chemical purchases. Similarly, we sell products to thousands of customers globally, ranging from small and medium-sized businesses to large industrial customers. For the year ended December 31, 2017, our top 10 customers accounted for approximately 10 percent of our consolidated net sales. Globally, we service our customers with on-time delivery rates greater than 96 percent.
Our Segments
Our business is organized and managed in four geographical segments: Univar USA (“USA”), Univar Canada (“Canada”), Univar Europe and the Middle East and Africa (“EMEA”), and Rest of World (“Rest of World”), which is predominantly in Latin America. For additional information on our geographical segments, see “Note 21: Segments” in Item 8 of this Current Report on Form 8-K for additional information.
USA
We supply a broad offering of commodity and specialty chemicals and ingredients, as well as specialized services to a wide range of end markets, touching a majority of the manufacturing and industrial production sectors in the United States. Our close proximity to customers, combined with our deep product knowledge and end market expertise, serves as a competitive advantage.
We repackage and blend bulk chemicals for shipment by our transportation fleet as well as common carriers. Our highly skilled salesforce is deployed by geographic sales district as well as by end-use market and industry, e.g., coatings and adhesives, food ingredients and products, pharmaceutical ingredients and products, personal care, and energy.
Canada
Our Canadian operations are regionally focused, with a highly skilled salesforce supplying a broad offering of commodity and specialty chemicals and ingredients to the local customer base. In Eastern Canada, we primarily focus on industrial markets such as food ingredients, pharmaceutical ingredients, coatings and adhesives, and chemical manufacturing. We also service the cleaning and sanitation, personal care, mining, and energy markets. In Western Canada, we focus on forestry, chemical manufacturing, mining, and energy markets (e.g., midstream gas pipeline, oil sands processing and oil refining). Lastly, due to its size, we have dedicated resources and expertise serving the agriculture end market. In agriculture, we formulate and distribute crop protection and fertilizer products to independent retailers and specialty applicators servicing the agricultural end markets in both Western Canada and Eastern Canada and we provide support services to agricultural chemical producers throughout the country.
EMEA
We maintain a strong presence in the United Kingdom and Continental Europe with sales offices in 20 countries. We also have five sales offices in the Middle East and Africa.
We execute primarily on a pan-European basis, leveraging centralized or shared information technology systems, raw materials procurement, logistics, route operations and the management of producer relationships where possible to benefit from economies of scale and improve cost efficiency. We have strong end market expertise and key account management capability across Europe to better support sales representatives in each country and for serving our key customer end markets, namely pharmaceutical ingredients and finished products, food ingredients, coating and adhesives, and personal care.
Rest of World
We operate sales offices and distribution sites in Mexico, Brazil and to a lesser extent the Asia-Pacific region. We continue to expand our footprint in Latin America through strategic acquisitions, most recently through our 2017 acquisition of Tagma, a leading provider of customized formulation and packaging services for crop protection chemicals in the Brazilian agriculture market.
Our Competitive Strengths
We derive strength and competitive advantage from our scale, broad product offering, high levels of service and expertise, long-standing relationships with producers, and our industry leading safety record.
Scale
We operate one of the most extensive chemical distribution networks in the world, comprising more than 600 distribution facilities, approximately 90 million gallons of chemical storage tank capacity and hundreds of tractors, railcars, tankers and trailers operating daily through our facilities. We purchase thousands of different chemicals, some in large quantities, from over thousands of producers. Our purchasing power and global procurement relationships provide us with advantages over local and regional competitors due to economies of scale and our ability to manage our working capital.
Product breadth and market reach
We offer a wide range of chemical products and services across nearly all end-use markets. This enables us to present to customers a “one-stop-shop” approach that simplifies their procurement process and lowers their total cost of ownership, and provides suppliers with the opportunity to achieve growth by accessing new end markets through us.
Service and expertise
Globally, we provide our customers with greater than 96 percent on-time delivery from our nearby facilities. This highly responsive service level enables our customers to lower their inventory levels and avoid production interruptions from lack of chemical ingredients.
To complement our extensive product portfolio, we offer to our customers specialized services, such as our chemical waste removal and environmental response services, chemical storage, and specialty product blending and formulation services. These services provide efficiency gains to our customers and deepen our relationships with them.
We also provide, through our highly skilled sales force, in-depth product technical knowledge and end market expertise to our customers, as well as valuable market and customer insights to our producers about how their products are performing in the market.
Long-standing producer and customer relationships
We have developed strong, long-term relationships, many spanning several decades, with the world's premier global chemical producers and distribute products to more than 100,000 customer locations around the globe, from small and medium sized businesses to global industrial customers. The strength of our relationships has provided opportunities for us to integrate our service and logistics capabilities into our customers’ and producers’ business processes and to promote collaboration on supply chain optimization, marketing and other revenue enhancement strategies.

Safety and regulatory compliance
At Univar we are Serious about Safety. Our safety culture is embedded into our global operations. Safety is foundational in planning for operations, products, processes and facilities. Specific initiatives include:

•	Data driven and causality-based accident prevention work;

•	Improved process and facility controls;

•	Mandatory general education and role specific safety training;

•	Joint management-worker Health and Safety Committees; and

•	Safety audits, incident investigation and improvement measures.

Our efforts have resulted in improvements in global safety metrics during the last 6 years. We track worker injuries using the U.S. Occupational Safety & Health Administration (OSHA) standardized methodology of Total Case Incident Rate (TCIR), which is the rate of recordable injuries per 200,000 hours worked. We have reduced our TCIR from 1.69 in 2011 to 0.71 in 2017, an improvement of 58.0%.
We believe that being Serious about Safety results in a competitive advantage by:

•	Maintaining and improving relationships with our customers, who view safety performance as a key criterion for vendor selection;

•	Improving employee recruitment and retention; and

•	Reducing the likelihood of incidents and enabling our employees to focus on their contributions.
While we believe being Serious about Safety improves our service, productivity and financial performance, that is not why safety is important to us. At Univar, we believe it is our responsibility to provide safe working conditions and challenge ourselves to continually improve.
Our Growth Strategy
We believe that we are well positioned to drive profitable growth, increase our market share, and capitalize on industry outsourcing trends by focusing on our key initiatives of Commercial Greatness, Operational Excellence and One Univar.
Drive profitable growth
Commercial Greatness. We seek to increase the value we provide our customers and our producers by improving our customers’ experience and driving additional growth for our producers. We seek to:

•
further develop a highly skilled and well-equipped sales force utilizing a value-based consultative sales approach that is aligned to customer and end market needs by geography, product and service, and industry specialization;

•	continue to increase our technical and industry-specific product and market expertise;

•	develop a world-class marketing capability to dynamically identify and align resources with high-growth, high value opportunities; and

•
cultivate and maintain long-term producer relationships through deep market and product knowledge, value-based selling, reduced complexity in distribution channels, and offering complementary products and services as a total solution for our customers.

Operational Excellence. We are committed to continuously improving our operating performance and lowering our costs per transaction. We seek to:

•	align our business teams with identified growth opportunities in customer end markets, product markets, services, and industries in a way that narrows focus and increases accountability;

•	increase our use of digital tools to simplify tasks, lower costs and improve customer experience;

•	continue to use Lean Six Sigma methodologies to deliver project-by-project productivity gains;

•	increase the cost efficiency of our warehouses, terminals, tank farms and logistics, and improve our net working capital efficiency;

•	deliver a compelling customer value proposition by providing simplified sourcing, cost effective just-in-time delivery and managed inventory along with value-added services; and

•	continue to build on our industry leading safety performance as a differentiator with both customers and producers.
One Univar. We are committed to developing a healthy, high-performance culture through the selection, recognition and development of engaged employees. We aspire to build an environment where the best people want to work and add value for our customers, producers and shareholders. We will strengthen the overall governance and efficiency of our global business operations with integrated, disciplined operating processes and by leveraging best practices.
Expand our market share
We believe our Commercial Greatness, Operational Excellence and One Univar initiatives will allow us to outperform competitors, leading to market share gains. We will continue to streamline and enhance our customer experience in order to be the easiest distributor to do business with and to increase customer preference for Univar. In addition, we believe our industry-focused go-to-market strategy combined with innovative sales and marketing support and strong customer preference will lead to winning additional product authorizations from producers. Finally, we are also pursuing selective acquisitions to increase our presence and develop competitive advantage in attractive end markets and whose products and service capabilities can benefit from our scale advantages. As a result, Univar is positioned well to gain market share.
Capitalize on industry outsourcing trends
We are well positioned to benefit from the growing trend of chemical producers and customers to outsource key tasks to chemical distributors. As a full-line distributor with a strong supply-chain-network across a broad geographic region, we are well suited to help customers and producers consolidate their distributor relationships and lower their total costs of ownership or service. Finally, as a leader in chemical distribution, we believe we can accelerate this trend by increasing the attractiveness of our total value proposition to both customers and our producers.
Through our Commercial Greatness, Operational Excellence and One Univar initiatives and by reinforcing our “one-stop-shop” provider capability, we will build on and increase the economic value we create in the global supply chain.
Company History
Our history dates back to 1924 when we were founded as a brokerage business. In 1986, we acquired McKesson Chemical Corporation, then the third largest US chemical distributor, solidifying our presence throughout the United States and making us the largest chemical distributor in North America. In 2001, we continued our expansion into Europe through the acquisition of Ellis & Everard, which specialized in the distribution of chemicals in the United Kingdom and Ireland and had additional facilities in Europe and the Eastern United States. In 2007, we acquired ChemCentral, which enabled us to improve our market share and operational efficiencies in North America.
In 2007, we were acquired by investment funds advised by CVC Capital Partners Advisory (US), Inc. (“CVC”) as well as investment funds associated with Goldman, Sachs & Co. and Parcom. In November 2010, investment funds associated with Clayton, Dubilier & Rice, LLC (“CD&R”) acquired a 42.5 percent ownership interest in us. In December 2010, we acquired Basic Chemicals Solutions, a global distributor and trader of commodity chemicals, which strengthened our ability to provide value in the supply chain between chemical producers and end-users and reinforced our global sourcing capabilities. In January 2011, we completed the acquisition of Quaron, a chemical distributor operating in Belgium and the Netherlands, which complemented our strong European foothold in specialty chemicals with expanded product portfolio and increased logistical capability. We continued our expansion into the emerging markets in 2011 through our acquisition of Eral-Protek, a leading chemical distributor in Turkey, and the acquisition of Arinos, a leading chemical distributor of specialty and commodity chemicals and high-value services in Brazil. In December 2012, we acquired Magnablend, whose specialty chemical and manufactured products broadened our energy offerings. In May 2013, we expanded our Mexican presence with the acquisition of Quimicompuestos, making us a leading chemical distributor in the Mexican market. In November 2014, we acquired D’Altomare Quimica Ltda., a Brazilian distributor of specialty chemicals and ingredients, which expanded our geographic footprint and market presence in Brazil. In April 2015, we acquired Key Chemical, Inc., one of the largest distributors of fluoride to municipalities in the United States, which expanded our offerings into the municipal and other industrial markets.
On June 23, 2015, we closed our initial public offering (“IPO”) in which we issued and sold 20.0 million shares of common stock at a public offering price of $22.00 per share. In addition, we completed a concurrent private placement of $350.0 million for shares of common stock (17.6 million shares) to Dahlia Investments Pte. Ltd., an indirect wholly owned subsidiary of Temasek Holdings (Private) Limited (“Temasek”). We received total net proceeds of approximately $760.0 million from the IPO and the private placement after deducting underwriting discounts and commissions and other offering expenses of approximately $30.0 million. These expenses were recorded against the proceeds received from the IPO. Certain selling stockholders sold an additional 25.3 million shares of common stock in the IPO and concurrent private placement. We did not receive any proceeds from the sale of these shares.

In July 2015, we acquired the assets of Chemical Associates, Inc., a marketer, manufacturer, and distributor of oleochemicals, many of which are based on renewable and sustainable resources, thereby enhancing the value Univar brings to a number of our key markets such as personal care, food, cleaning and sanitization, lubricants, and coatings and adhesives. In October 2015, we entered into the agrochemical formulation market and expanded our capabilities in the third-party agriculture logistics market in Canada with the acquisition of the Future Group. In November 2015, we acquired Arrow Chemical, Inc., adding a complementary portfolio of active pharmaceutical ingredients (“APIs”) and other specialty ingredients essential to the formulation of generic and over-the-counter pharmaceuticals. In December 2015, we acquired Weaver Town Oil Services, Inc., and Weavertown Transport Leasing, Inc., operating as the Weavertown Environmental Group, which strengthened our ChemCare waste management service offering with a broad range of complementary services, including industrial cleaning, waste management and transportation, site remediation, and 24/7 emergency response services. In December 2015, we also acquired Polymer Technologies Ltd., a U.K.-based developer and distributor of unique ultraviolet/electron beam curable chemistries used to formulate environmentally responsible paints, inks, and adhesives.
In March 2016, we acquired Bodine Services of the Midwest, further strengthening our ChemCare waste management, environmental maintenance and response service offering in key geographic markets. That same month, we acquired the assets of Nexus Ag Business, Inc., enhancing our existing macronutrient and crop protection inputs through a proprietary line of micronutrients, macronutrients and specialty fertilizers. Together with our leading distribution and services network in the region, this acquisition further strengthens our agriculture group’s ability to provide customers in Canada with a complete product service offering that covers the entire growing cycle from start to finish.
In September 2017, we acquired Tagma Brasil Ltda., expanding our agriculture business in one of the world's fastest-growing agricultural markets. That same month, we acquired the assets of PVS Minibulk, Inc., strengthening our MiniBulk business in the West Coast market.
During 2016 and 2017, we engaged in a series of secondary registrations of our stock. As a result, CVC divested its ownership interest in our company and both CD&R and Temasek continued to reduce their ownership stakes in our company. As of January 31, 2018, CD&R and Temasek owned 8.2% and 9.9%, respectively, of our issued and outstanding shares.
The below chart illustrates the change in our Significant Stockholders since the IPO date.
Products and End Markets
The focus of our marketing approach is to identify attractive end-user markets and provide customers in those markets all of their commodity and specialty chemical or ingredient needs. We also offer value-added services as well as procurement solutions that leverage our chemical, supply chain and logistics expertise, networked inventory sourcing and producer relationships. We provide our customers with a “one-stop shop” for their commodity and specialty chemical needs and offer a reliable and stable source of quality products and services.
We buy and inventory chemicals and ingredients in large quantities such as barge loads, railcars or full truck loads from chemical producers and sell and distribute smaller quantities to our customers. Approximately 40 percent of the chemicals and ingredients we purchase are in bulk form, and we repackage them into various size containers for sale and distribution.

Commodity chemicals and ingredients represent the largest portion of our business by sales and volume. Our commodity portfolio includes acids and bases, surfactants, glycols, inorganic compounds, alcohols and general chemicals used extensively throughout most end markets. Our specialty chemicals and ingredient sales represent an important, high-value, higher-growth portion of the chemical distribution market. We typically sell specialty products in lower volumes but at a higher profit than commodity products and our intent is to increase our presence in the specialty market. While many producers supply specialty products directly to customers, there is an increasing trend toward outsourcing the distribution of these specialized, lower volume products and ingredients. We believe that customers and producers value Univar’s ability to supply both commodity and specialty products, particularly as the markets continue to consolidate.
We focus on sourcing high-volume products that we distribute to our customers. We buy products globally at attractive pricing. Generally, we sell chemicals and ingredients via our industry-focused salesforce. However, a small proportion of the chemicals that we source are sold directly to certain high-volume customers through a dedicated sales team who handles these unique products and transactions. Our global sourcing capabilities enhance our global market presence, ensure safety of supply and competitive pricing, and provide product expertise across all market segments.
We serve a diverse set of end markets and regions, with no end market accounting for more than 14 percent of our net sales over the past year.
Our key global end markets include:

•
Agricultural and Environmental Sciences. We are a leading wholesale distributor of crop protection products to independent retailers and specialty applicators in Canada. To support this end market, we distribute herbicides, fungicides, insecticides, seed, micronutrients, macronutrients, horticultural products, fertilizers and feed, among other products. In addition, we provide storage, packaging and logistics services for major crop protection companies, for whom we store chemicals, feed-grade materials, seed and equipment. We supply pest control products and equipment to the structural pest control, public health, vegetation management, turf and ornamental, food processing and post-harvest storage, animal health and hay production markets. We operate a network of approximately 70 Univar ProCenter distribution centers in North America to serve this end market.

•
Chemical Manufacturing. We distribute a full suite of chemical products in support of the chemical manufacturing industry (organic, inorganic and polymer chemistries). Our broad warehousing and delivery resources permit us to assure our chemical manufacturing customers efficient inventory management, just-in-time delivery, and custom blends and packages. Our industry expertise also assists our customers in both selecting products that best suit their objectives and addressing chemical waste and wastewater issues.

•
Cleaning and Sanitization. The cleaning and sanitization industry is made up of thousands of large and small formulators that require a multitude of chemical ingredients to make cleaning products and detergents for home and industrial use. We distribute chemicals manufactured by many of the industry’s leading producers of enzymes, surfactants, solvents, dispersants, thickeners, bleaching aides, builders, sealants, acids, alkalis and other chemicals that are used as ingredients and processing aids in the manufacturing of cleaning products.

•
Coatings and Adhesives. The coatings and adhesives industry is one of our largest customer end markets. We sell resins, pigments, solvents, thickeners, dispersants and other additives used to make paints, inks, and coatings. We have a large, dedicated team of industry and product specialists with market expertise that enables us to work closely with formulators and producers to offer new technologies, new and improved formulations and to scale-up support. Our product line includes epoxy resins, polyurethanes, titanium dioxide, fumed silica, esters, plasticizers, silicones and specialty amines.

•
Food Ingredients and Products. For the food and beverage industry, we distribute a diverse portfolio of commodity and specialty products that are sold as food additives or processing aids. We sell food ingredients such as thickeners, emulsifiers, sweeteners, preservatives, leavening agents and humectants, as well as texturizer and fat replacement products that include xanthan gum, locust bean gum, cellulosics and guar gum. We also distribute acidulants such as citric acid, lactic acid and malic acid, as well as alkalis. Additional offerings include supplements and products such as proteins, vitamins and minerals. The major food and beverage markets we serve are meat processing, baked goods, dairy, grain mill products, processed foods, carbonated soft drinks, fruit drinks and alcoholic beverages. We carefully manage our product portfolio to ensure quality standards, security of supply and cost competitiveness. We continuously refresh our product offering with products that meet key trends impacting the food industry. Our industry experts have developed marketing tools that simplify the ingredient selection process for our customers and provide valuable product performance information and technical solutions.

•
Energy. We provide chemicals and service to midstream pipeline and downstream refinery operators primarily in the US and Canada. We offer an expansive product line with a team of highly skilled and uniquely dedicated specialists to stay on top of the latest trends, technologies and regulations. We also service the upstream oil and gas production market, including the US shale hydraulic-fracturing sector, by providing a variety of bulk chemicals to drill sites, as well as specialty blended products used to fracture rock and stimulate oil and gas production from the well. Other markets served to a lesser extent include Mexico, Europe’s North Sea and parts of Africa.

•
Personal Care. We are a full-line distributor in the personal care industry providing a wide variety of specialty and basic chemicals and ingredients used in skin care products, shampoos, conditioners, styling products, hair color, body washes, sun care, color cosmetics, and pet care products. The products that we distribute include surfactants, emollients, emulsifiers, rheology modifiers, active ingredients, color, preservatives and processing aids. Our dedicated team of industry experts and technical marketers work with our customers to formulate traditional and cutting-edge products that address key trends in the personal care end markets.

•
Pharmaceutical Ingredients and Finished Products. We are uniquely positioned in the highly-regulated pharmaceutical ingredients industry due to the combination of our product portfolio, logistics footprint and customized solutions. We represent some of the world’s leading excipient, process, solvent and active pharmaceutical ingredient producers, as well as producers of chemicals used to support water treatment, filtering and purification systems, thus offering our customers a very broad product selection in the pharmaceutical industry. We sell active ingredients such as aspirin, ascorbic acid, caffeine and ibuprofen, and excipients that include phosphates, polyethylene glycols, polysorbates, methylcellulose, stearyl alcohol and stearates. We also make and sell certain finished pharmaceutical products.

Services
In addition to selling and distributing chemicals, we use our transportation and warehousing infrastructure, along with our broad knowledge of chemicals and hazardous materials handling to provide important distribution and specialized services for our producers and our customers. This intermediary role Univar plays is increasingly important, in particular due to the recent trend of increased outsourcing of distribution by chemical producers to satisfy their need for supply chain efficiency. These services include:
Distribution and specialized services

•
Inventory Management. We manage our inventory in order to meet customer demands on short notice whenever possible. Our value as channel partners of chemical producers also enables us to obtain access to chemicals in times of short supply, when smaller chemical distributors may not be able to obtain or maintain stock. Further, our global distribution network permits us to stock products locally to enhance “just-in-time” delivery, providing outsourced inventory management to our customers in a variety of end markets.

•
Product Knowledge and Technical Expertise. We partner with our customers in their production processes. For example, we employ teams of food technologists, chemical engineers and petroleum engineers who have the technical expertise to assist in the formulation of products to meet specific customer performance requirements as well as provide customers with after-market support and consultation.

•
Mixing, Blending and Repackaging. We provide a full suite of blending and repackaging services for our customers across diverse industries. Additionally, we can fulfill small orders through our repackaging services, enabling customers to maintain smaller inventories.

•
Digital Promotion or E-marketing. ChemPoint is our unique distribution business that provides digital promotion or e-marketing channels for specialty and fine chemicals. ChemPoint operates principally in North America and EMEA and is primarily focused on expanding market share of high-value and highly specialized chemicals for partnered producers.

•
Chemical Waste Removal and Environmental Response Services. Our ChemCare waste management service collects both hazardous and non-hazardous waste products at customer locations in the United States and Canada, and then works with select vendors in the waste disposal business to safely transport these materials to licensed third party treatment, storage and disposal facilities. ChemCare reviews each waste profile, recommends disposal alternatives to the customer and offers transportation of the waste to the appropriate waste disposal company. Hazardous and non-hazardous waste management technologies provided from our approved treatment storage and disposal facility vendors include recycling, incineration, fuels blending, lab packing, landfill, deep well injection and waste-to-energy. Through our acquisitions of Bodine and Weavertown Environmental Group, we are also able to provide our customers with industrial cleaning, site remediation and emergency environmental response services.

•
Specialized Formulation and Blending. Leveraging our technical expertise, we are able to utilize our blending and mixing capabilities to create specialty chemical formulations to meet specific customer performance demands for agriculture and energy products through our Future Group, Tagma, and Magnablend blending services.

Producers
Maintaining strong relationships with producers is important to our overall success, and we source chemicals and ingredients from many of the premier global chemical and ingredient manufacturers. Our relationships with some of the world’s largest commodity and specialty chemical and ingredient producers have been in place for decades. We typically maintain relationships with multiple producers in order to protect against disruption in supply and distribution logistics, as well as to ensure competitive pricing of our supply. Our scale, geographic reach, diversified distribution channels and industry expertise enable us to develop strong, long-term relationships with producers, and integrate our service and logistics capabilities into their business processes. This promotes collaboration on supply chain optimization, marketing and other revenue enhancement strategies. The producers we work with also benefit from the insight we provide into customer buying patterns and trends. More and more, chemical and ingredient producers are depending on the sales forces and infrastructure of large distributors to efficiently market, warehouse and deliver their chemicals and ingredients to end users.
Our supplier community is well diversified, with our largest producer representing approximately 9% of our 2017 chemicals expenditures, and no other chemical producer accounting for more than 5% of the total. Our 10 largest producers accounted for approximately 30% of our total chemical purchases in 2017.
We typically purchase our chemicals and ingredients through purchase orders rather than long-term contracts, although we have exclusive supply arrangements for certain chemicals and ingredients. We normally enter into framework supply contracts with key producers. These framework agreements generally operate on an annual basis either with pricing items fixed to an index or without fixed pricing terms, although they often include financial incentives if we meet or exceed specified purchase volumes. We also have a limited number of longer term agreements with certain producers of commodity chemicals. For all of these chemicals, once we purchase the products, we ship them either directly to a customer or, more commonly, to one of our distribution centers.
Sales and Marketing
We organize our business to align with our customers and end markets needs by geography, product and service, and industry specialization, including high-focus industries such as coatings and adhesives, food ingredients, pharmaceutical ingredients and products, personal care, agricultural and environmental sciences, and energy. We train our sales personnel so that they develop expertise in the industries that they serve. Our sales force leverages our strong producer relationships to provide superior product insight and expertise supporting the delivery of critical-use specialty, organic and inorganic chemicals and ingredients to customers. Aligning our business to customers and end markets enables our sales force and supply chain to deliver valuable market insights to both our customers and producers.
Distribution Channels
We continue to refine our distribution business model to provide producers and our customers with the highest level of service, reliability and timeliness of deliveries while offering cost competitive products. We have multiple channels to market, including both warehouse delivery, and direct-to-consumer delivery. The principal determinants of the way a customer is serviced include the size, scale and level of customization of a particular order, the nature of the product and the customer, and the location of the product inventories. For the year ended December 31, 2017, warehouse distribution accounted for approximately 79% of our net sales while direct distribution accounted for approximately 18% of our net sales, with the remaining approximate 3% of net sales derived primarily from our waste management services.
Warehouse distribution
Our warehouse distribution channel is the core of our operations. We purchase chemicals and ingredients in truck load or larger quantities from producers based on contracted demands of our customers and our estimates of anticipated customer purchases. Once received, products are stored in one or more of our distribution facilities, for sale and distribution in smaller, less-than-truckload quantities to our customers. Our warehouses have various facilities for services such as repackaging, blending and mixing to create specialized solutions needed by our customers in ready-to-use formulations.
Our warehouse network connects large producers with smaller volume customers whose consumption patterns tend to make them uneconomical to be served directly by producers. Thus, the core customer serviced via our warehouses is a small or medium-volume consumer of chemicals and ingredients. Since chemicals and ingredients comprise only a fraction of the input costs for many of our customers’ products, our warehouse customers typically value quality, reliability of supply and ease of service. Our breadth of product offerings also allows us to provide customers with complete management solutions for their chemical needs as they are able to obtain small volumes of many different products from us more efficiently and economically than if they dealt directly with multiple chemical producers. Our network of warehouses allows us to service most customers from multiple locations and also enables us to move products efficiently and economically throughout our own warehouse system to service customers on a real-time basis. Further, by leveraging our geographic footprint and logistics platform, we are able to combine multiple customer orders along the same distribution routes to reduce delivery costs and facilitate customer inventory management. For example, we combine multiple less-than-truckload deliveries for different customers along the same route to better utilize our delivery assets while at the same time minimizing our customers’ inventories.
Our network of warehouses allows us to offer a delivery system that increases inventory visibility and improves plant safety and productivity. MiniBulk is a safe and efficient handling and use system for customers receiving less than full truckload quantities of chemicals. Our trained specialists deliver products to on-site storage containment systems that minimize employee exposure to hazardous chemicals. In addition, the need for drum storage and disposal are eliminated, thereby saving costs and improving access to product inventory. Our remote telemetry systems used in conjunction with MiniBulk storage solutions permit around-the-clock access to inventory information. The result is better inventory management, elimination of manual measurement and better assurance of timely replenishment.
With the leading market position in North America, our operations are capable of serving customers throughout the United States, including Hawaii and Alaska, and all major provinces and major manufacturing centers within Canada including remote areas such as the oil sands regions of Northern Canada. Our close proximity to major transportation arteries allows us to service customers in the most remote locations throughout the United States, particularly those markets that chemical producers are not able to serve profitably. In the USA, we rely on a combination of our own fleet of distribution vehicles and third-party carriers, while we primarily use third parties for the transportation of chemicals and ingredients in Canada, EMEA and Rest of World.
Direct distribution
Our direct distribution channel provides point-to-point logistics for full truckloads or larger quantities of chemicals between producers and customers. In direct distribution, we sell and service large quantity purchases that are shipped directly from producers through our logistics infrastructure, which provides our customers with sourcing and logistics support services for inventory management and delivery, in many cases far more economically than the producer might provide. We believe that producers view us not as competitors, but as providers of a valuable service, supporting these large orders through the utilization of our broad distribution network. We typically do not maintain inventory for direct distribution, but rather use our existing producer relationships and marketing expertise, ordering and logistics infrastructure to serve this demand, resulting in limited working capital investment for these sales. Our direct distribution service is valuable to major chemical producers as it allows them to deliver larger orders to customers utilizing our existing ordering, delivery and payment systems.
Insurance
The nature of our business exposes us to operational risk, including damages to the environment and property, and injury to employees or the general public. Although we focus on operating safely and prudently, we occasionally receive claims, alleging damages, negligence or other wrongdoing in the planning or performance of our services. Our liabilities resulting from these claims can be significant. Accruals for deductibles are based on claims and actuarial estimates of claims development and claims incurred but not recorded.
We maintain policies of insurance that provide coverage for these types of claims (subject to limitations, exclusions, or deductibles) for our worldwide facilities and activities. To mitigate aggregate loss potential above these retentions and deductibles, the company purchases insurance coverage from highly rated insurance companies. The company does not currently operate or participate in any captive insurance companies or other non-traditional risk transfer alternatives.
In the normal course of business, as a financial guarantee of our performance, we also purchase surety bonds or issue letters of credit in connection with municipal contracts, import and export activities, environmental remediation, and environmental permits.
Competition
The chemical and ingredient production, distribution and sales markets are highly competitive. Most of the products that we distribute are made to standard specifications and are either produced by or available from multiple sources.
Chemical and ingredient distribution itself is a fragmented market in which only a small number of competitors have substantial international operations. Our principal large international competitor is Brenntag, which has a particularly strong position in Europe.
Many other chemical distributors operate on a regional, national or local basis and may have a strong relationship with local producers and customers that may give them a competitive advantage in their local market. Some of our competitors are either local or regional distributors with a broad product portfolio, while others are niche players which focus on a specific end market, either industry or product-based.

Chemical and ingredient producers may also sell their products through a direct sales force or through multiple chemical distributors, limit their use of third party distributors, particularly with respect to higher margin products, or to partner with other chemical and ingredient producers for distribution. Each of which could increase our competition.
We compete on the basis of service, on-time delivery, product breadth and availability, product and market knowledge and insights, safety and environmental compliance, global reach, product price, as well as our ability to provide certain additional value-added services.
North America
The independent chemical distribution market in North America is fragmented. Our principal competitors in North America include Brenntag, Helm America, Hydrite Chemical, Prinova and Nexeo Solutions. We also compete with a number of smaller companies in certain niche markets.
EMEA
The independent chemical distribution market in Europe historically has been highly fragmented. Consolidation among chemical distributors has increased, mirroring developments within the chemical sector as a whole.
Brenntag is our leading competitor in Europe due to its strong market position in Germany, which is the largest European chemical distribution market. Other regional competitors in Europe include Azelis, Helm and IMCD. We believe that we are the leading chemical distributor in the United Kingdom and Ireland.
Rest of World
In Rest of World, the markets for chemical distribution are much more fragmented and credible competitive information for smaller companies is not available. Our relative competitive position in the Rest of World markets is smaller than in North America or EMEA.
Regulatory Matters
Our business is subject to a wide range of regulatory requirements in the jurisdictions in which we operate. Among other things, these laws and regulations relate to environmental protection, economic sanctions, product regulation, anti-terrorism concerns, management, storage, transport and disposal of hazardous chemicals and other dangerous goods, and occupational health and safety issues. Changes in and introductions of regulations have in the past caused us to devote significant management and capital resources to compliance programs and measures. New laws, regulations, or changing interpretations of existing laws or regulations, or a failure to comply with current laws, regulations or interpretations, may have a material adverse effect on our business, financial condition and results of operations. The following summary illustrates some of the significant regulatory and legal requirements applicable to our business.
Environmental, health and safety matters
We operate in a number of jurisdictions and are subject to numerous foreign, federal, state and local laws and regulations related to the protection of the environment, human health and safety, including laws regulating discharges of hazardous substances into the soil, air and water, blending, managing, handling, storing, selling, transporting and disposing of hazardous substances, investigation and remediation of contaminated properties and protecting the safety of our employees and others. Some of our operations are required to hold environmental permits and licenses and certain of our services businesses are also impacted by these laws. The cost of complying with these environmental, health and safety laws, permits and licenses has, in some instances, been substantial.
Some of our historic operations, including those of companies we acquired, have resulted in contamination at a number of currently and formerly owned or operated sites. We are required to investigate and remediate at many of such sites. Contamination at these sites generally resulted from releases of chemicals and other hazardous substances. We have spent substantial sums on such investigation and remediation and expect to continue to incur such expenditures, or discover additional sites in need of investigation and remediation, until such investigation and remediation is deemed complete. Information on our environmental reserves is included in “Note 19: Commitments and contingencies” to our consolidated financial statements for the year ended December 31, 2017 which are included in Item 8 of this Current Report on Form 8-K.
CERCLA. The US Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, also known as Superfund, as well as similar laws in other jurisdictions, governs the remediation of contaminated sites and establishes liability for the release of hazardous substances at such sites. A party that transported waste, or arranged for the shipment of waste, to a waste disposal facility or other third party site that requires remediation can be liable for the cost of cleanup regardless of fault, the lawfulness of the disposal or the actions of other parties. Under CERCLA, the EPA or a delegated state agency can oversee or require remediation of such sites and seek cost recovery from any party whose wastes were disposed at, or who otherwise contributed to the contamination of, such sites. We are party to consent agreements with the EPA and state regulatory authorities with respect to environmental remediation at a number of such sites. We may be identified as a Potentially Responsible Party at additional third party sites or waste disposal facilities.
RCRA. The EPA regulates the generation, transport, treatment, storage and disposal of hazardous waste under the US Resource Conservation and Recovery Act, or RCRA. RCRA also sets forth a framework for managing non-hazardous waste. Most owners and operators of hazardous waste treatment, storage and disposal facilities must obtain a RCRA permit. RCRA also mandates certain operating, recordkeeping and reporting obligations for owners and operators of hazardous waste facilities. Our facilities generate various hazardous and non-hazardous wastes and we are a hazardous waste transporter and temporary storage facility. As a result of such activities, we are required to comply with RCRA requirements, including the maintenance of financial resources and security to address forced closures or accidental releases.
Clean Air Act. The US Clean Air Act and similar laws in other jurisdictions establish a variety of air pollution control measures, including limits for a number of airborne pollutants. These laws also establish controls for emissions from automobiles and trucks, regulate hazardous air pollutants emitted from industrial sources and address the production of substances that deplete stratospheric ozone. Under the Clean Air Act, we are required to obtain permits for, and report on emissions of, certain air pollutants, or qualify for and maintain records substantiating that we qualify for an exemption. Owners and operators of facilities that handle certain quantities of flammable and toxic substances must implement and regularly update detailed risk management plans filed with and approved by the EPA. Failure to comply with the Clean Air Act may subject us to fines, penalties and other governmental and private actions.
Clean Water Act. Many of the jurisdictions in which we operate regulate water quality and contamination of water. In the United States, the EPA regulates discharges of pollutants into US waters, sets wastewater standards for industry and establishes water quality standards for surface waters, such as streams, rivers and lakes, under the US Clean Water Act. The discharge of any regulated pollutant from point sources (such as pipes and manmade ditches) into navigable waters requires a permit from the EPA or a delegated state agency. Several of our facilities have obtained permits for discharges of treated process wastewater directly to surface waters. In addition, several of our facilities discharge to municipal wastewater treatment facilities and therefore are required to obtain pretreatment discharge permits from local agencies. A number of our facilities also have storm water discharge permits.
Oil Pollution Prevention Regulations. The Oil Pollution Prevention regulations promulgated by the EPA under the authority of the Clean Water Act require that facilities storing oil in excess of threshold quantities or which have the ability to reach navigable water have a spill prevention, control and countermeasure, or SPCC, plan. Many of our facilities have SPCC plans or similar oil storage plans required in non-US jurisdictions.
Storage Requirements. Our warehouse facilities are required to comply with applicable permits and zoning requirements from local regulatory authorities and pursuant to leases. These requirements, which differ based on type of facility and location, define structural specifications and establish limits on building usage. Regulators typically have the authority to address non-compliance with storage requirements through fines, penalties and other administrative sanctions.
EPCRA. The US Emergency Planning and Community Right-To-Know Act, or EPCRA, establishes reporting rules for facilities that store or manage chemicals and requires such facilities to maintain certain safety data. EPCRA is intended to facilitate state and local planning for chemical emergencies. EPCRA requires state and local emergency planning and emergency response authorities to be informed of the presence of specified quantities of “extremely hazardous substances” at a facility and the release of listed hazardous substances above threshold quantities. Facilities that store or use significant amounts of toxic chemicals must also submit annual toxic chemical release reports containing information about the types and amounts of toxic chemicals that are released into the air, water and soil, as well as information on the quantities of toxic chemicals sent to other facilities. We store and handle a number of chemicals subject to EPCRA reporting and recordkeeping requirements.
TSCA and the Lautenberg Act. The US Toxic Substances Control Act, the recently enacted Lautenberg Act (collectively TSCA) and similar laws in other jurisdictions, are intended to ensure that chemicals do not pose unreasonable risks to human health or the environment. TSCA requires the EPA to maintain the TSCA registry listing chemicals manufactured or processed in the United States. Chemicals not listed on the TSCA registry cannot be imported into or sold in the United States until registered with the EPA. TSCA also sets forth specific reporting, recordkeeping and testing rules for chemicals, including requirements for the import and export of certain chemicals, as well as other restrictions relevant to our business. Pursuant to these laws, the EPA from time to time issues Significant New Use Rules, or SNURs, when it identifies new uses of chemicals that could pose risks to human health or the environment and also requires pre-manufacture notification of new chemical substances that do not appear on the TSCA registry. When we import chemicals into the United States, we must ensure that chemicals appear on the TSCA registry prior to import, participate in the SNUR process when a chemical we import requires testing data and report to the EPA information relating to quantities, identities and uses of imported chemicals.
FIFRA and Other Pesticide and Biocide Regulations. We have a significant operation in the distribution and sale of pesticides and biocides. These products are regulated in many jurisdictions. In the United States, the Federal Insecticide, Fungicide, and

Rodenticide Act, or FIFRA, authorizes the EPA to oversee and regulate the manufacture, distribution, sale and use of pesticides and biocides. We are required to register with the EPA and certain state regulatory authorities as a seller and repackager of pesticides and biocides. The EPA may cancel registration of any pesticide or biocide that does not comply with FIFRA, effectively prohibiting the manufacture, sale, distribution or use of such product in the United States.
The EPA has established procedures and standards for the design of pesticide and biocide containers, as well as the removal of pesticides and biocides from such containers prior to disposal. Applicable regulations also prescribe specific labeling requirements and establish standards to prevent leaks and spills of pesticides and biocides from containment structures at bulk storage sites and dispensing operations. These standards apply to dealers who repackage pesticides, commercial applicators and custom blenders.
REACH. In Europe, our business is affected by legislation dealing with the Registration, Evaluation, Authorization and Restriction of Chemicals, or REACH. REACH requires manufacturers and importers of chemical substances to register such substances with the European Chemicals Agency, or the ECHA, and enables European and national authorities to track such substances. Depending on the amount of chemical substances to be manufactured or imported, and the specific risks of each substance, REACH requires different sets of data to be included in the registration submitted to the ECHA. Registration of substances with the ECHA imposes significant recordkeeping requirements that can result in significant financial obligations for chemical distributors, such as us, to import products into Europe. REACH is accompanied by legislation regulating the classification, labeling and packaging of chemical substances and mixtures.
GHG Emissions. In the US, various legislative and regulatory measures to address greenhouse gas, or GHG, emissions are in various phases of discussion or implementation. At the federal legislative level, Congress has previously considered legislation requiring a mandatory reduction of GHG emissions. Although Congressional passage of such legislation does not appear likely at this time, it could be adopted at a future date. It is also possible that Congress may pass alternative climate change bills that do not mandate a nationwide cap-and-trade program and instead focus on promoting renewable energy and energy efficiency. In the absence of congressional legislation curbing GHG emissions, the EPA is moving ahead administratively under its Clean Air Act authority.
The implementation of additional EPA regulations and/or the passage of federal or state climate change legislation will likely result in increased costs to operate and maintain our facilities. Increased costs associated with compliance with any future legislation or regulation of GHG emissions, if it occurs, may have a material adverse effect on our results of operations, financial condition and ability to make cash distributions.
Internationally, many of the countries in which we do business (but not the US) have ratified the Kyoto Protocol to the United Nations Framework Convention on Climate Change, or the Kyoto Protocol, and we have been subject to its requirements, particularly in the European Union. Many nations entered into the Copenhagen Accord, which may result in a new international climate change treaty in the future. If so, we may become subject to different and more restrictive regulation on climate change to the extent the countries in which we do business implement such a new treaty.
OSHA. We are subject to workplace safety laws in many jurisdictions, including the United States. The US Occupational Safety and Health Act, or OSHA, which addresses safety and health in workplace environments and establishes maximum workplace chemical exposure levels for indoor air quality. Chemical manufacturers and importers must employ a hazard communication program utilizing labels and other forms of warnings, as well as Material Safety Data Sheets, setting forth safety and hazardous materials information to employees and customers. Employers must provide training to ensure that relevant employees are equipped to properly handle chemicals.
We train employees and visitors who have access to chemical handling areas. OSHA requires the use of personal protective equipment when other controls are not feasible or effective in reducing the risk of exposure to serious workplace injuries or illnesses resulting from contact with hazardous substances or other workplace hazards. Employers must conduct workplace assessments to determine what hazards require personal protective equipment, and must provide appropriate equipment to workers.
OSHA operates a process safety management rule, or PSM Rule, that requires employers to compile written process safety information, operating procedures and facility management plans, conduct hazard analyses, develop written action plans for employee participation in safety management and certify every three years that they have evaluated their compliance with process safety requirements. Employees must have access to safety analyses and related information, and employers must maintain and provide process-specific training to relevant employees. We handle several chemicals that are hazardous and listed under the PSM Rule, which imposes extensive obligations on our handling of these chemicals and results in significant costs on our operations.
OSHA’s Hazardous Waste Operations and Emergency Response rules require employers and employees to comply with certain safety standards when conducting operations involving the exposure or potential exposure to hazardous substances and wastes. These standards require hazardous substances preparedness training for employees and generally apply to individuals engaged in cleanup operations, facility operations entailing the treatment, storage and disposal of hazardous wastes, and emergency responses to uncontrolled releases of hazardous substances.

OSHA regulations require employers to develop and maintain an emergency action plan to direct employer and employee actions in the event of a workplace emergency. Under most circumstances, the plan must be maintained in writing, remain accessible at the workplace and be made available to employees for review.
Chemical Facility Anti-Terrorism Standards. The US Department of Homeland Security, or DHS, regulates certain high-risk chemical facilities through its Chemical Facility Anti-Terrorism Standards. These standards establish a Chemical Security Assessment Tool comprised of four elements, including facility user registration, top-screen evaluation, security vulnerability assessment and site security planning. The site security plan must address any vulnerabilities identified in the security vulnerability assessment, including access control, personnel credentialing, recordkeeping, employee training, emergency response, testing of security equipment, reporting of security incidents and suspicious activity, and deterring, detecting and delaying potential attacks. DHS must approve all security vulnerability assessments and site security plans. We handle a number of chemicals regulated by DHS.
FDA.  The U.S. Food & Drug Administration, or FDA's, Food Safety Modernization Act, or FSMA, directs FDA to build an integrated national food safety system in partnership with state and local authorities.  Univar facilities that handle FDA regulated products are required to implement a written preventive controls plan.  This involves evaluating the hazards that could affect food safety and specifying what preventive steps, or controls, will be put in place to significantly minimize or prevent the hazards.  Also, when we import FDA regulated products into the United States, we have an explicit responsibility to verify that our foreign suppliers have adequate preventive controls in place.  Finally, the rule establishes requirements for companies involved in transporting FDA regulated products to use sanitary practices to ensure the safety of those products.
Other regulations
We are subject to other foreign, federal, state and local regulations. For example, many of the products we repackage, blend and distribute are subject to Food and Drug Administration regulations governing the handling of chemicals used in food, food processing or pharmaceutical applications. Compliance with these regulations requires testing, additional policies, procedures and documentation and segregation of products. In addition, we are subject to a variety of state and local regulations, including those relating to the fire protection standards, and local licensing and permitting of various aspects of our operations and facilities.
Legal Proceedings
In the ordinary course of our business, we are subject to periodic lawsuits, investigations and claims. Although we cannot predict with certainty the ultimate resolution of pending or future lawsuits, investigations and claims asserted against us, we do not believe that any currently pending legal proceeding to which we are a party is likely to have a material adverse effect on our business, results of operations, cash flows or financial condition. See “Note 19: Commitments and Contingencies” in Item 8 of this Current Report on Form 8-K for additional information.
Asbestos claims
In its 1986 purchase of McKesson Chemical Company from McKesson Corporation, or McKesson, our wholly owned subsidiary, Univar USA Inc., entered into an indemnification agreement with McKesson. Univar USA has an obligation to defend and indemnify McKesson for claims alleging injury from exposure to asbestos-containing products sold by McKesson Chemical Company, or the asbestos claims. Univar USA’s obligation to indemnify McKesson for settlements and judgments arising from asbestos claims is the amount which is in excess of applicable insurance coverage, if any, which may be available under McKesson’s historical insurance coverage. In addition, we are currently defending a small number of claims which name Univar USA as a defendant.
As of December 31, 2017, Univar USA has accepted the tender of, and is defending McKesson in, eight pending separate-plaintiff claims in multi-plaintiff lawsuits filed in the State of Mississippi. These lawsuits have multiple plaintiffs, include a large number of defendants, and provide no specific information on the plaintiffs’ injuries and do not connect the plaintiffs’ injuries to any specific sources of asbestos. Additionally, the majority of the plaintiffs in these lawsuits have not put forth evidence that they have been seriously injured from exposure to asbestos. No new claims in Mississippi have been received since 2010. At the peak there were approximately 16,000 such claims pending against McKesson. To date, the costs for defending these cases have not been material, and the cases that have been finalized have either been dismissed or resolved with either minimal or no payments. Although we cannot predict the outcome of pending or future claims or lawsuits with certainty, we believe the future defense and liability costs for the Mississippi cases will not be material. Univar USA has not recorded a reserve related to these lawsuits, as it has determined that losses are neither probable nor estimable.
As of December 31, 2017, Univar USA was defending fewer than 255 single-plaintiff asbestos claims against McKesson (or Univar USA as a successor in interest to McKesson Chemical Company) pending in 12 states. These cases differ from the Mississippi multi-plaintiff cases in that they are single-plaintiff cases with the plaintiff alleging substantial specific injuries from exposure to asbestos-containing products. These cases are similar to the Mississippi cases in that numerous defendants are named and that they provide little specific information connecting the plaintiffs’ injuries to any specific source of asbestos. Although we cannot predict the outcome of pending or future claims or lawsuits with certainty, we believe the liabilities for these cases will not be material. In 2017, there were 70 single-plaintiff lawsuits filed against McKesson and 92 cases against McKesson which were resolved. As of December 31, 2017, Univar USA had reserved $125,000 related to pending asbestos litigation.
Environmental remediation
The Company is subject to various federal, state and local environmental laws and regulations that require environmental assessment or remediation efforts (collectively “environmental remediation work”) at approximately 130 locations, some that are now or were previously Company-owned/occupied and some that were never Company-owned/occupied (“non-owned sites”).
The Company’s environmental remediation work at some sites is being conducted pursuant to governmental proceedings or investigations, while the Company, with appropriate state or federal agency oversight and approval, is conducting the environmental remediation work at other sites voluntarily. The Company is currently undergoing remediation efforts or is in the process of active review of the need for potential remediation efforts at approximately 106 current or formerly Company-owned/occupied sites. In addition, the Company may be liable for a share of the cleanup of approximately 24 non-owned sites. These non-owned sites are typically (a) locations of independent waste disposal or recycling operations with alleged or confirmed contaminated soil and/or groundwater to which the Company may have shipped waste products or drums for re-conditioning, or (b) contaminated non-owned sites near historical sites owned or operated by the Company or its predecessors from which contamination is alleged to have arisen.
In determining the appropriate level of environmental reserves, the Company considers several factors such as information obtained from investigatory studies; changes in the scope of remediation; the interpretation, application and enforcement of laws and regulations; changes in the costs of remediation programs; the development of alternative cleanup technologies and methods; and the relative level of the Company’s involvement at various sites for which the Company is allegedly associated. The level of annual expenditures for remedial, monitoring and investigatory activities will change in the future as major components of planned remediation activities are completed and the scope, timing and costs of existing activities are changed. Project lives, and therefore cash flows, range from 2 to 30 years, depending on the specific site and type of remediation project.
Although the Company believes that its reserves are adequate for environmental contingencies, it is possible, due to the uncertainties noted above, that additional reserves could be required in the future that could have a material effect on the overall financial position, results of operations, or cash flows in a particular period. This additional loss or range of losses cannot be recorded at this time, as it is not reasonably estimable.
Customs and international trade laws
In April 2012, the US Department of Justice (“DOJ”) issued a civil investigative demand to the Company in connection with an investigation into the Company’s compliance with applicable customs and international trade laws and regulations relating to the importation of saccharin from 2002 through 2012. The Company also became aware in 2010 of an investigation being conducted by US Customs and Border Patrol (“CBP”) into the Company’s importation of saccharin. Finally, the Company learned that a civil plaintiff had sued the Company and two other defendants in a Qui Tam proceeding, such filing having been made under seal in 2012, and this plaintiff had requested that the DOJ intervene in its lawsuit.
The US government, through the DOJ, declined to intervene in the Qui Tam proceeding in November 2013 and, as a result, the DOJ’s inquiry related to the Qui Tam lawsuit and its initial investigation demand are now finished. On February 26, 2014, the Qui Tam plaintiff also voluntarily dismissed its lawsuit against the Company. CBP, however, continued its investigation on the importation of saccharin by the Company’s subsidiary, Univar USA Inc. On July 21, 2014, CBP sent the Company a “Pre-Penalty Notice” indicating the imposition of a penalty against Univar USA Inc. in the amount of approximately $84.0 million. Univar USA Inc. responded to CBP that the proposed penalty was not justified. On October 1, 2014, the CBP issued a penalty notice to Univar USA Inc. for $84.0 million and has reaffirmed this penalty notice. On August 6, 2015, the DOJ filed a complaint on CBP’s behalf against Univar USA Inc. in the Court of International Trade seeking approximately $84.0 million in allegedly unpaid duties, penalties, interest, costs and attorneys’ fees. The Company continues to defend this matter vigorously. Univar USA Inc. has not recorded a liability related to this investigation as the Company believes a loss is not probable.
Canadian assessment
In 2007, the outstanding shares of Univar N.V., the ultimate public company parent of the Univar group at that time, were acquired by investment funds advised by CVC. To facilitate the acquisition and leveraged financing of Univar N.V. by CVC, a restructuring of some of the companies in the Univar group, including its Canadian operating company, was completed (the “Restructuring”). In February 2013, the Canada Revenue Agency (“CRA”) issued a Notice of Assessment, asserting the General Anti-Avoidance Rule (“GAAR”) against the Company’s subsidiary Univar Holdco Canada ULC (“Univar Holdco”) for withholding tax of $29.4 million (Canadian), relating to this Restructuring. Univar Holdco appealed the assessment, and the matter was litigated in the Tax Court of Canada in June 2015. On June 22, 2016, the Tax Court of Canada issued its judgment in favor of the CRA.

The Company subsequently appealed the judgment and a trial in the Federal Court of Canada occurred on May 10, 2017. On October 13, 2017, the Federal Court Appeals issued its judgment in favor of the Company, ruling that the Canadian restructuring was not subject to the GAAR, reversing the lower court’s decision. The Canadian Ministry of Finance had until December 12, 2017 to appeal the judgment to the Canadian Supreme Court. A $52.1 million (Canadian) Letter of Credit, covering the initial assessment of $29.4 million (Canadian) and interest of $22.7 million (Canadian), was issued.
In September 2014, also relating to the Restructuring, the CRA issued the 2008 and 2009 Notice of Reassessments for federal corporate income tax liabilities of $11.9 million (Canadian) and $11.0 million (Canadian), respectively, and a departure tax liability of $9.0 million (Canadian). Likewise, in April 2015, the Company’s subsidiary received the 2008 and 2009 Alberta Notice of Reassessments of $6.0 million (Canadian) and $5.8 million (Canadian), respectively. These Reassessments reflect the additional tax liability and interest relating to those tax years should the CRA be successful in its assertion of the GAAR relating to the Restructuring described above. In accordance with the CRA’s collection procedures, a $21.0 million (Canadian) Letter of Credit had been issued with respect to the federal assessment.
The CRA did not pursue an appeal to the Supreme Court of Canada, and Notices of Reassessment to zero were issued by the CRA on the 2007 GAAR matter, as well as the 2008 and 2009 matters relating to the Restructuring. The previously issued Letters of Credit on both assessments were canceled by the Company. The matters are now final and closed.
Proprietary Rights
We rely primarily on trademarks, copyrights and trade secret laws to establish and maintain our proprietary rights in our intellectual property including technology, creative works and products.
We currently own trademark registrations or pending applications in approximately 86 countries for the Univar name and in approximately 68 countries for the Univar hexagon logo. Each of the issued registrations is current and valid for the maximum available statutory duration and can be renewed prior to expiration of the relevant statutory period. We renew the registrations as they become due for both of these marks. We claim common law rights in the mark “Univar” and other Univar-owned trademarks in those jurisdictions that recognize trademark rights based on use without registration. Additionally, we currently own registrations and pending applications in the United States and various jurisdictions for numerous other trademarks that identify Univar as the source of products and services, including “ChemPoint.com,” “ChemCare,” and “PESTWEB.”
Employees
As of December 31, 2017, we employed more than 8,600 persons on a full-time equivalent basis worldwide.
PART II

ITEM 6.    SELECTED FINANCIAL DATA
The following table presents our summary consolidated financial data as of and for the periods indicated. The selected consolidated financial data as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 have been derived from our audited consolidated financial statements included in Item 8 of this Current Report on Form 8-K. The selected consolidated financial data as of December 31, 2015, 2014 and 2013 and for the fiscal years ended December 31, 2014 and 2013 are derived from our audited consolidated financial statements which are not included in this Current Report on Form 8-K. Our historical consolidated financial data may not be indicative of our future performance.
This “Selected Financial Data” should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of this Current Report on Form 8-K and our audited consolidated financial statements and related notes included in Item 8 of this Current Report on Form 8-K.

	Fiscal year ended December 31,
	2017	2016	2015	2014	2013
(in millions, except per share data)
Consolidated Statements of Operations
Net sales	$8,253.7	$8,073.7	$8,981.8	$10,373.9	$10,324.6
Net income (loss)	119.8	(68.4)	16.5	(20.1)	(82.3)
Income (loss) per common share – diluted	0.85	(0.50)	0.14	(0.20)	(0.83)
Consolidated Balance Sheet
Cash and cash equivalents	$467.0	$336.4	$188.1	$206.0	$180.4
Total assets	5,732.7	5,389.9	5,612.4	6,067.7	6,204.7
Long-term liabilities	3,223.2	3,240.5	3,502.2	4,300.7	4,232.5
Stockholders’ equity	1,090.1	809.9	816.7	248.1	381.3
Other financial data
Cash provided by operating activities (1)	$282.6	$450.0	$356.0	$126.3	$289.3
Cash used by investing activities	(79.1)	(136.0)	(294.4)	(148.2)	(215.7)
Cash (used) provided by financing activities (1)	(112.4)	(166.5)	(19.8)	84.1	(110.5)
Capital expenditures	82.7	90.1	145.0	113.9	141.3
Adjusted EBITDA(2) (3)	593.8	547.4	573.3	624.8	580.7
Adjusted EBITDA margin(2) (3)	7.2%	6.8%	6.4%	6.0%	5.6%

(1)
In August 2016, the FASB issued ASU 2016-15 “Statement of Cash Flows” (Topic 230) - “Classification of Certain Cash Receipts and Cash Payments.” The ASU clarifies and provides specific guidance on eight cash flow classification issues that were not addressed within the previous guidance. The guidance is to be applied using a retrospective transition method to each period presented. The Company adopted the ASU as of January 1, 2018 and accordingly restated the consolidated statement of cash flows to conform with the current period presentation under this new guidance. As a result of the adoption, the Company reclassified $3.7 million and $0.4 million of cash outflows previously reported as operating activities to financing activities within the consolidated statement of cash flows related to contingent consideration payments for the years ended December 31, 2017 and 2016, respectively. There were no contingent consideration payments in 2015, 2014 and 2013.

(2)
In March 2017, the FASB issued ASU 2017-07 “Compensation - Retirement Benefits” (Topic 715) - “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” The ASU requires entities to disaggregate the service cost component from the other components of net periodic benefit costs and present it with other current compensation costs for related employees in the income statement, and present the other component elsewhere in the income statement and outside of income from operations if that subtotal is presented. The amendments in this update also allow only the service cost component to be eligible for capitalization when applicable. The guidance is to be applied retrospectively for all periods presented. The Company adopted the ASU as of January 1, 2018 and accordingly restated the consolidated statement of operations to conform with the current period presentation under this new guidance. As a result of the adoption, the Company reclassified interest cost, expected return on assets and amortization of prior service costs from warehousing, selling and administrative expenses to other expense, net as well as the mark to market, curtailment, and settlement expenses from other operating expenses, net to other expense, net. Adoption of ASU 2017-07 resulted in a $9.9 million, $15.3 million, $26.8 million, $16.9 million and $17.5 million reclassification between warehouse, selling and administrative expenses and other expense, net within the Company’s consolidated statement of operations for the years ended December 31, 2017, 2016, 2015, 2014 and 2013, respectively, which reduced Adjusted EBITDA accordingly.

(3)
For a complete discussion of the method of calculating Adjusted EBITDA and its usefulness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of this Current Report on Form 8-K. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales.

The following is a quantitative reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial performance measure, which is net income (loss):

	Fiscal year ended December 31,
(in millions)	2017	2016	2015	2014	2013
Net income (loss)	$119.8	$(68.4)	$16.5	$(20.1)	$(82.3)
Impairment charges(1)	—	133.9	—	0.3	135.6
Pension mark to market loss (gain)	3.8	68.6	21.1	117.8	(73.5)
Pension curtailment and settlement gains	(9.7)	(1.3)	(4.0)	—	—
Non-operating retirement benefits(2)	(9.9)	(15.3)	(26.8)	(16.9)	(17.5)
Stock-based compensation expense	19.7	10.4	7.5	12.1	15.1
Business transformation costs	23.4	5.4	—	—	—
Restructuring charges	5.5	6.5	33.8	46.2	65.8
Other employee termination costs	8.1	1.5	—	—	—
Contingent consideration fair value adjustments	—	—	—	—	(24.7)
(Gain)/loss on sale of property, plant and equipment	(11.3)	(0.7)	(2.8)	3.4	0.5
Acquisition and integration related expenses	3.1	5.5	7.1	3.7	5.0
Other operating expenses	6.9	8.6	14.4	8.0	23.4
Other non-operating items	3.5	0.1	4.1	2.9	—
Foreign currency transactions	4.6	0.6	0.8	0.6	0.9
Foreign currency denominated loans revaluation	17.9	13.7	(8.9)	(8.3)	10.1
Undesignated foreign currency derivative instruments	(0.3)	1.8	4.8	3.9	0.2
Undesignated interest rate swap contracts	2.2	(10.1)	(2.0)	—	—
Ineffective portion of cash flow hedges	—	—	0.4	(0.2)	0.2
Loss due to discontinuance of cash flow hedges	—	—	7.5	—	—
Debt refinancing costs	5.3	—	16.5	—	6.2
Loss on extinguishment of debt	3.8	—	12.1	1.2	2.5
Advisory fees to CVC and CD&R	—	—	2.8	5.9	5.2
Contract termination fee to CVC and CD&R	—	—	26.2	—	—
French penalty	—	—	—	—	(4.8)
Depreciation and amortization	200.4	237.9	225.0	229.5	228.1
Interest expense, net	148.0	159.9	207.0	250.6	294.5
Tax expense (benefit)	49.0	(11.2)	10.2	(15.8)	(9.8)
Adjusted EBITDA(2)	$593.8	$547.4	$573.3	$624.8	$580.7

(1)
The 2016 impairment charges primarily related to impairment of intangible assets and property, plant and equipment. See “Note: 13 Impairment charges” in Item 8 of this Current Report on Form 8-K for further information regarding the fiscal year ended December 31, 2017. The 2014 impairment charges primarily related to impairments of idle properties and equipment. The 2013 impairment charges primarily related to the write-off of goodwill related to the Rest of World segment as well as the write-off of capitalized software costs related to a global ERP system.

(2)
In March 2017, the FASB issued ASU 2017-07 “Compensation - Retirement Benefits” (Topic 715) - “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” The ASU requires entities to disaggregate the service cost component from the other components of net periodic benefit costs and present it with other current compensation costs for related employees in the income statement, and present the other component elsewhere in the income statement and outside of income from operations if that subtotal is presented. The amendments in this update also allow only the service cost component to be eligible for capitalization when applicable. The guidance is to be applied retrospectively for all periods presented. The Company adopted the ASU as of January 1, 2018 and accordingly restated the consolidated statement of operations to conform with the current period presentation under this new guidance. As a result of the adoption, the Company reclassified interest cost, expected return on assets and amortization of prior service costs from warehousing, selling and administrative expenses to other expense, net as well as the mark to market, curtailment, and settlement expenses from other operating expenses, net to other expense, net. Adoption of ASU 2017-07 resulted in a $9.9 million, $15.3 million, $26.8 million, $16.9 million and $17.5 million reclassification between warehouse, selling and administrative expenses and other expense, net within the Company’s consolidated statement of operations for the years ended December 31, 2017, 2016, 2015, 2014 and 2013, respectively, which reduced Adjusted EBITDA accordingly. As a result of the adoption, the Company also added non-operating retirement benefits to the reconciliation which represent the interest cost, expected return on assets and amortization of prior service costs that were reclassified from warehousing, selling and administrative expenses to other expense, net.

The defined benefit pension and other postretirement benefit plan's mark to market loss (gain) is measured and recognized in its entirety within the statement of operations annually on December 31. The adjustment primarily includes the difference between the expected return on plan assets and the actual return on plan assets as well as differences resulting from assumption changes and changes in plan experience between the prior pension measurement date and the current pension measurement date. For details of pension expense both within and excluded from Adjusted EBITDA, see the table below:

	Fiscal year ended December 31,
(in millions)	2017	2016	2015	2014	2013
Service cost	$2.5	$2.5	$5.5	$7.1	$9.1
Interest cost	47.2	50.4	51.1	55.2	50.7
Expected return on plan assets	(56.9)	(61.2)	(66.0)	(60.2)	(56.4)
Amortization of unrecognized prior service credits	(0.2)	(4.5)	(11.9)	(11.9)	(11.8)
Net pension benefit included in Adjusted EBITDA	$(7.4)	$(12.8)	$(21.3)	$(9.8)	$(8.4)

Mark to market (gain) loss due to difference in asset returns	$(60.5)	$(45.2)	$67.3	$(76.3)	$(6.7)
Mark to market loss (gain) due to assumption changes	60.8	103.9	(39.3)	196.5	(63.7)
Mark to market loss (gain) due to plan experience	3.5	9.9	(6.9)	(2.4)	(3.1)
Mark to market loss (gain)	$3.8	$68.6	$21.1	$117.8	$(73.5)

Settlement	$(9.7)	$—	$(1.4)	$—	$—
Curtailment	—	(1.3)	(2.6)	—	—
Pension curtailment and settlement gains	$(9.7)	$(1.3)	$(4.0)	$—	$—

Pension (income) expense excluded from Adjusted EBITDA	$(5.9)	$67.3	$17.1	$117.8	$(73.5)
Total pension (income) expense	$(13.3)	$54.5	$(4.2)	$108.0	$(81.9)

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
We are a leading global chemical and ingredients distributor and provider of specialty services. We purchase chemicals from thousands of chemical producers worldwide and warehouse, repackage, blend, dilute, transport and sell those chemicals to more than 100,000 customer locations across approximately 140 countries. Our specialized services include digital promotion or e-marketing of chemicals for our producers, chemical waste removal and ancillary services, on-site storage of chemicals for our customers, and support services for the agricultural end market. We derive competitive advantage from our scale, broad product offering, technical expertise, specialized services, long-standing relationships with leading chemical producers and our industry leading safety record.
Our operations are structured into four operating segments that represent the geographic areas under which we operate and manage our business. These segments are Univar USA (“USA”), Univar Canada (“Canada”), Univar Europe and the Middle East and Africa (“EMEA”), and Rest of World (“Rest of World”), which includes developing businesses in Latin America (including Brazil and Mexico) and the Asia-Pacific region.
We monitor the results of our operating segments separately for the purposes of making decisions about resource allocation and performance assessment. We evaluate performance on the basis of gross profit, which we define as net sales less cost of goods sold (exclusive of depreciation), gross margin, which we define as gross profit divided by external net sales as well as Adjusted EBITDA, which we define as our consolidated net income (loss), plus the sum of interest expense, net of interest income, income tax expense (benefit), depreciation, amortization, loss on extinguishment of debt, other operating expenses, net (which primarily consists of pension mark to market adjustments, acquisition and integration related expenses, employee stock-based compensation expense, restructuring charges, business optimization, and other unusual or non-recurring expenses), impairment charges, and other expense, net (which consists of gains and losses on foreign currency transactions and undesignated derivative instruments, ineffective portion of cash flow hedges, debt refinancing costs, and other non-operating activity). We believe that Adjusted EBITDA is an important indicator of operating performance because:

•	we report Adjusted EBITDA to our lenders as required under the covenants of our credit agreements;

•	we consider gains (losses) on the acquisition, disposal and impairment of assets as resulting from investing decisions rather than ongoing operations;

•
Adjusted EBITDA excludes the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization expenses and therefore more closely measures our operational performance;

•	we use Adjusted EBITDA in setting performance incentive targets in order to align performance measurement with operational performance; and

•
other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of our results.

We set transfer prices between operating segments on an arms-length basis in a similar manner to transactions with third parties. We allocate corporate operating expenses that directly benefit our operating segments on a basis that reasonably approximates our estimates of the use of these services.
Other/Eliminations represents the elimination of inter-segment transactions as well as unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments, either individually or collectively. In the analysis of our results of operations, we discuss operating segment results for the current reporting period following our consolidated results of operations period-to-period comparison.
The following is management’s discussion and analysis of the financial condition and results of operations for the years ended December 31, 2017, 2016 and 2015. This discussion should be read in conjunction with the consolidated financial statements, including the related notes, see Item 8 “Financial Statements” of this Current Report on Form 8-K.
For reconciliations of Adjusted EBITDA to net income (loss), see “Selected Financial Data Selected” in Item 6 of this Current Report on Form 8-K.
Key Factors Affecting Operating Results and Financial Condition
Key factors impacting our operating results and financial condition include the following:

•	Economic conditions, industry trends and relationships with customers and suppliers

•	Chemical availability and prices, including volume-based pricing

•	Acquisitions, dispositions and strategic investments

•	Operating efficiencies

•	Working capital requirements, interest rates and credit risk

•	Foreign currencies
For a description of our business and how the above factors impact us, refer to Item 1 “Business” and Item 1A “Risk Factors” of this Current Report on Form 8-K and our Annual Report on Form 10-K for the year ended December 31, 2017.
In addition to the factors listed above, seasonal changes may affect our business and results of operations. Our net sales are affected by the level of industrial production, which tends to decline in the fourth quarter of each year. Certain of our end markets experience seasonal fluctuations, which also affect our net sales and results of operations. For example, our sales to the agricultural end market, particularly in Canada, tend to peak in the second quarter in each year, depending in part on weather-related variations in demand for agricultural chemicals. Sales to other end markets such as paints and coatings may also be affected by changing seasonal weather conditions.
Non-GAAP Financial Measures
We believe that certain financial measures that do not comply with US GAAP provide relevant and meaningful information concerning the ongoing operating results of the Company. These financial measures include gross profit (exclusive of depreciation), gross margin (exclusive of depreciation) and Adjusted EBITDA. Such non-GAAP financial measures are used from time to time herein but should not be viewed as a substitute for GAAP measures of performance.

Results of Operations
Executive Summary
During 2017, we strengthened our financial condition through the refinancing of debt and generation of strong operating cash flow which reduced our leverage. We made progress in the implementation of our key strategic initiatives of Commercial Greatness, Operational Excellence, and One Univar, strengthened our management team and furthered the development of a performance-driven culture. From an operations standpoint, we advanced on each of our priorities which form the framework for our strategy to grow the long-term value of Univar for our equity and debt holders. As a result, in 2017 we:

•	expanded our consolidated Adjusted EBITDA margins;

•	grew Adjusted EBITDA in each operating segment;

•
completed a significant transformation project in our USA segment, structuring the organization around asset type and customer need with clear accountability for profit and creating value through specialization;

•	acquired Tagma Brasil Ltda., expanding our agriculture business in one of the world's fastest-growing agricultural markets;

•	launched the MyUnivar.com online platform in the US for product review and purchase;

•	refinanced debt extending maturity of the US Term Loan B to 2024 and lowering annual interest cost by 75 bps; and

•	resolved the Canadian GAAR tax court case with a Federal Court of Appeals judgment in our favor.
Advances in our business were partially offset by:

•	change in market, product mix, and inventory levels as a result of an agricultural season with drought conditions; and

•	sluggish demand for chemicals in Mexico and strengthening of the US dollar against the peso.
The following tables set forth, for the periods indicated, certain statements of operations data first on the basis of reported data and then as a percentage of total net sales for the relevant period. The financial data set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with our historical consolidated financial statements and accompanying notes included elsewhere herein.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016
The following section compares results of operations for the years ended December 31, 2017 and 2016. This section has been recast to reflect the retrospective adoption of ASU 2017-07 which reclassified interest cost, expected return on assets and amortization of prior service costs from warehousing, selling and administrative expenses to other expense, net as well as the mark to market, curtailment, and settlement expenses from other operating expenses, net to other expense, net within the Company's consolidated statement of operations.

	Year Ended				Favorable (unfavorable)	% Change	Impact of currency*
(in millions)	December 31, 2017		December 31, 2016
Net sales	$8,253.7	100.0%	$8,073.7	100.0%	$180.0	2.2%	0.5%
Cost of goods sold (exclusive of depreciation)	6,448.2	78.1%	6,346.6	78.6%	(101.6)	1.6%	(0.5)%
Operating expenses:
Outbound freight and handling	292.0	3.5%	286.6	3.5%	(5.4)	1.9%	(0.6)%
Warehousing, selling and administrative	919.7	11.1%	893.1	11.1%	(26.6)	3.0%	(0.6)%
Other operating expenses, net	55.4	0.7%	37.2	0.5%	(18.2)	48.9%	0.8%
Depreciation	135.0	1.6%	152.3	1.9%	17.3	(11.4)%	(0.4)%
Amortization	65.4	0.8%	85.6	1.1%	20.2	(23.6)%	(0.3)%
Impairment charges	—	—%	133.9	1.7%	133.9	(100.0)%	—%
Total operating expenses	$1,467.5	17.8%	$1,588.7	19.7%	$121.2	(7.6)%	(0.5)%
Operating income	$338.0	4.1%	$138.4	1.7%	$199.6	144.2%	1.7%
Other (expense) income:
Interest income	4.0	—%	3.9	—%	0.1	2.6%	2.6%
Interest expense	(152.0)	(1.8)%	(163.8)	(2.0)%	11.8	(7.2)%	0.1%
Loss on extinguishment of debt	(3.8)	—%	—	—%	(3.8)	100.0%	—%
Other expense, net	(17.4)	(0.2)%	(58.1)	(0.7)%	40.7	(70.1)%	0.9%
Total other expense	$(169.2)	(2.0)%	$(218.0)	(2.7)%	$48.8	(22.4)%	0.4%
Income (loss) before income taxes	168.8	2.0%	(79.6)	(1.0)%	248.4	N/M	3.9%
Income tax expense (benefit)	49.0	0.6%	(11.2)	(0.1)%	(60.2)	N/M	0.9%
Net income (loss)	$119.8	1.5%	$(68.4)	(0.8)%	$188.2	N/M	4.7%

*	Foreign currency translation is included in the percentage change. Unfavorable impacts from foreign currency translation are designated with parentheses.
Net sales

Net sales percentage change due to:
Acquisitions	0.1%
Reported sales volumes	(5.8)%
Sales pricing and product mix	7.4%
Foreign currency translation	0.5%
Total	2.2%
Net sales were $8,253.7 million in the year ended December 31, 2017, an increase of $180.0 million, or 2.2%, from the year ended December 31, 2016. The increase in net sales from acquisitions was driven by the September 2017 Tagma acquisition in the Rest of World segment, the March 2016 Nexus Ag acquisition in Canada, and the March 2016 Bodine acquisition in the USA. The decrease in net sales from reported sales volumes was driven by the USA, EMEA, and Rest of World segments, partially offset by higher sales volumes in the Canada segment. The increase in net sales from changes in sales pricing and product mix was driven by all of our segments. Foreign currency translation increased net sales due to the US dollar weakening against the

Canadian dollar, euro, and Brazilian real, partially offset by the strengthening of the US dollar against the British pound and the Mexican peso. Refer to the “Segment results” for the year ended December 31, 2017 discussion for additional information.
Gross profit (exclusive of depreciation)

Gross profit percentage change due to:
Acquisitions	0.2%
Reported sales volumes	(5.8)%
Sales pricing, product costs and other adjustments	9.5%
Foreign currency translation	0.6%
Total	4.5%
Gross profit increased $78.4 million, or 4.5%, to $1,805.5 million for the year ended December 31, 2017. The increase in gross profit from acquisitions was driven by the September 2017 Tagma acquisition in the Rest of World segment, the March 2016 Bodine acquisition in the USA, and the March 2016 Nexus Ag acquisition in Canada. The decrease in gross profit from reported sales volumes was driven by the USA, EMEA, and Rest of World segments, partially offset by higher sales volumes in the Canada segment. The increase in gross profit from changes in sales pricing, product costs and other adjustments was driven by the USA, EMEA, and Rest of World segments, partially offset by a decrease in the Canada segment. Foreign currency translation increased gross profit due to the weakening of the US dollar against the Canadian dollar, euro, and Brazilian real, partially offset by the strengthening of the US dollar against the British pound and the Mexican peso. Gross margin, which we define as gross profit divided by external net sales, increased to 21.9% in the year ended December 31, 2017 from 21.4% in the year ended December 31, 2016, primarily due to favorable product mix and focused margin management efforts. Refer to the “Segment results” for the year ended December 31, 2017 discussion for additional information.
Outbound freight and handling
Outbound freight and handling expenses increased $5.4 million, or 1.9%, to $292.0 million for the year ended December 31, 2017. Foreign currency translation increased outbound freight and handling expense by 0.6% or $1.7 million. On a constant currency basis, outbound freight and handling expenses increased 1.3% or $3.7 million, primarily due to higher delivery costs resulting from changes in product mix, market capacity constraints, and increasing fuel prices, partially offset by lower reported sales volumes. Refer to the “Segment results” for the year ended December 31, 2017 discussion for additional information.
Warehousing, selling and administrative
Warehousing, selling and administrative expenses increased $26.6 million, or 3.0%, to $919.7 million for the year ended December 31, 2017. Foreign currency translation decreased warehousing, selling and administrative expenses by 0.6% or $5.2 million. On a constant currency basis, the $21.4 million increase is primarily due to higher personnel costs of $28.8 million primarily driven by higher variable compensation expense and higher environmental remediation expense of $4.6 million, partially offset by $3.8 million in lower lease expense, $2.4 million in lower bad debt charges, $1.0 million in lower legal expenses and $0.6 million in lower insurance expense. The remaining $4.2 million decrease related to several insignificant components. Refer to the “Segment results” for the year ended December 31, 2017 discussion for additional information.
Other operating expenses, net
Other operating expenses, net increased $18.2 million, or 48.9%, to $55.4 million for the year ended December 31, 2017. The increase in other operating expenses, net was related to $18.0 million of costs incurred to support the transformation of the US business, $9.3 million of higher stock-based compensation, and $6.6 million of higher other employee termination costs. The increase was partially offset by a higher gain on sale of property, plant and equipment of $10.6 million driven by the sale and subsequent leaseback of an operating facility in the Canada segment, $2.4 million in lower acquisition and integration related expenses and $1.0 million in lower restructuring charges. The remaining $1.7 million decrease related to several insignificant components. Foreign currency translation decreased other operating expenses, net by $0.3 million, or 0.8%. Refer to “Note 4: Other operating expenses, net” in Item 8 of this Current Report on Form 8-K for additional information.
Depreciation and amortization
Depreciation expense decreased $17.3 million, or 11.4%, to $135.0 million for the year ended December 31, 2017. Foreign currency translation increased depreciation expense by $0.6 million, or 0.4%. On a constant currency basis, the decrease of $17.9 million, or 11.8%, was primarily due to assets reaching the end of their useful lives and due to the second quarter 2016 reassessment of useful lives of certain internally developed software which were fully depreciated by May 2017.

Amortization expense decreased $20.2 million, or 23.6%, to $65.4 million for the year ended December 31, 2017. Amortization expense increased $0.3 million, or 0.3%, due to foreign currency translation. On a constant currency basis, the decrease of $20.5 million, or 23.9%, was primarily driven by the third quarter 2016 impairment charge which reduced the intangible asset base along with lower expense related to intangibles reaching the end of their useful life.
Impairment charges
There were no impairment charges in the year ended December 31, 2017. Impairment charges of $133.9 million were recorded in the year ended December 31, 2016 of which $133.6 million was due to the impairment of certain intangible assets and fixed assets related to the upstream oil and gas customers in the USA segment. The Company also recorded a non-cash, long-lived asset impairment charge of $0.3 million related to assets held-for-sale. Refer to “Note 13: Impairment charges” in Item 8 of this Current Report on Form 8-K for additional information.
Interest expense
Interest expense decreased $11.8 million, or 7.2%, to $152.0 million for the year ended December 31, 2017 primarily due to lower average outstanding borrowings, as well as lower interest rates related to the January 2017 and November 2017 amendments of the Senior Term B loan agreement. Foreign currency translation decreased interest expense by 0.1% or $0.2 million. Refer to “Note 15: Debt” in Item 8 of our Current Report on Form 8-K for additional information.
Loss on extinguishment of debt
Loss on extinguishment of debt increased $3.8 million for the year ended December 31, 2017. The $3.8 million loss on extinguishment of debt in the year ended December 31, 2017 related to the write off of unamortized debt discount and debt issuance costs related to the January 2017 and November 2017 debt amendments of the Senior Term B loan agreement. Refer to “Note 15: Debt” in Item 8 of our Current Report on Form 8-K for additional information.
Other expense, net
Other expense, net decreased $40.7 million, or 70.1%, to $17.4 million for the year ended December 31, 2017. The decrease was primarily related to the $64.8 million decrease in pension mark to market loss, the $8.4 million increase in pension curtailment and settlement gains driven by a $9.7 million settlement gain in the year ended December 31, 2017 related to a lump sum offering in a US defined benefit plan, and offset by a $5.4 million decrease in other non-operating retirement benefits. The decrease was partially offset by an increase of $12.3 million change in mark to market for interest rate swaps resulting from a gain of $10.1 million during the year ended December 31, 2016 compared to a $2.2 million loss in the year ended December 31, 2017. Also offsetting the decrease was $5.3 million in fees related to the January 2017 and November 2017 amendments of the Senior Term B loan agreement, $4.2 million in higher foreign currency denominated loan revaluation losses and $4.0 million in higher foreign currency transactions. The remaining $1.3 million change is related to several insignificant components. Refer to “Note 15: Debt” and “Note 17: Derivatives” in Item 8 of this Current Report on Form 8-K for additional information. Refer to “Note 6: Other expense, net” in Item 8 of this Current Report on Form 8-K for additional information.
Income tax expense (benefit)
Income tax expense increased $60.2 million from an income tax benefit of $11.2 million in the year ended December 31, 2016 to an income tax expense of $49.0 million in the year ended December 31, 2017. The increase in income tax expense was primarily the result of an increase in overall earnings before income taxes from a loss of $79.6 million incurred for the year ended December 31, 2016, as compared to an income of $168.8 million for the year ended December 31, 2017. The direct and indirect impacts from the Tax Cuts and Jobs Act (the “Tax Act”) also contributed to the total expense by $36.6 million. The increase in income tax expense was partially offset by a release of valuation allowances based on current estimated earnings and future profitability of $25.9 million for the year ended December 31, 2017.

Segment results
Our Adjusted EBITDA and gross profit by operating segment and in aggregate is summarized in the following tables:

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Elimin- ations(1)	Consolidated
	Year ended December 31, 2017
Net sales:
External customers	$4,657.1	$1,371.5	$1,821.2	$403.9	$—	$8,253.7
Inter-segment	121.9	9.1	4.5	0.5	(136.0)	—
Total net sales	$4,779.0	$1,380.6	$1,825.7	$404.4	$(136.0)	$8,253.7
Cost of goods sold (exclusive of depreciation)	3,706.8	1,143.0	1,411.7	322.7	(136.0)	6,448.2
Outbound freight and handling	192.8	37.3	55.7	6.2	—	292.0
Warehousing, selling and administrative	529.4	86.2	229.1	46.8	28.2	919.7
Adjusted EBITDA	$350.0	$114.1	$129.2	$28.7	$(28.2)	$593.8
Other operating expenses, net						55.4
Depreciation						135.0
Amortization						65.4
Interest expense, net						148.0
Loss on extinguishment of debt						3.8
Other expense, net						17.4
Income tax expense						49.0
Net income						$119.8

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Elimin-ations(1)	Consolidated
	Year ended December 31, 2017
Gross profit:
Net sales	$4,779.0	$1,380.6	$1,825.7	$404.4	$(136.0)	$8,253.7
Cost of goods sold (exclusive of depreciation)	3,706.8	1,143.0	1,411.7	322.7	(136.0)	6,448.2
Gross profit	$1,072.2	$237.6	$414.0	$81.7	$—	$1,805.5

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Elimin- ations(1)	Consolidated
	Year ended December 31, 2016
Net sales:
External customers	$4,706.7	$1,261.0	$1,704.2	$401.8	$—	$8,073.7
Inter-segment	104.4	8.3	4.5	—	(117.2)	—
Total net sales	$4,811.1	$1,269.3	$1,708.7	$401.8	$(117.2)	$8,073.7
Cost of goods sold (exclusive of depreciation)	3,769.7	1,047.4	1,324.6	322.1	(117.2)	6,346.6
Outbound freight and handling	191.5	34.1	54.9	6.1	—	286.6
Warehousing, selling and administrative	523.5	85.4	219.3	46.8	18.1	893.1
Adjusted EBITDA	$326.4	$102.4	$109.9	$26.8	$(18.1)	$547.4
Other operating expenses, net						37.2
Depreciation						152.3
Amortization						85.6
Impairment charges						133.9
Interest expense, net						159.9
Other expense, net						58.1
Income tax benefit						(11.2)
Net loss						$(68.4)

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Elimin-ations(1)	Consolidated
	Year ended December 31, 2016
Gross profit:
Net sales	$4,811.1	$1,269.3	$1,708.7	$401.8	$(117.2)	$8,073.7
Cost of goods sold (exclusive of depreciation)	3,769.7	1,047.4	1,324.6	322.1	(117.2)	6,346.6
Gross profit	$1,041.4	$221.9	$384.1	$79.7	$—	$1,727.1

(1)
Other/Eliminations represents the elimination of intersegment transactions as well as unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments, either individually or collectively.

USA.

Net sales percentage change due to:		Gross profit percentage change due to:
Acquisitions	0.1%	Acquisitions	0.1%
Reported sales volumes	(7.1)%	Reported sales volumes	(7.1)%
Sales pricing and product mix	5.9%	Sales pricing, product costs and other adjustments	10.0%
Total	(1.1)%	Total	3.0%
External sales in the USA segment were $4,657.1 million, a decrease of $49.6 million, or 1.1%, in the year ended December 31, 2017 due to lower sales volumes, partially offset by higher average selling prices resulting from the Company's efforts to improve its sales force effectiveness, favorable changes in product mix and increases in certain chemical prices. The increase in external net sales from acquisitions was due to the March 2016 Bodine acquisition. Gross profit increased $30.8 million, or 3.0%, to $1,072.2 million in the year ended December 31, 2017. Gross profit increased from sales pricing, product costs and other adjustments primarily due to higher average selling prices and changes in product mix to higher margin products. The increase in gross profit from acquisitions was due to the March 2016 Bodine acquisition. Gross margin increased from 22.1% in the year ended December 31, 2016 to 23.0% during the year ended December 31, 2017 primarily due to the factors impacting gross profit discussed above.

Outbound freight and handling expenses increased $1.3 million, or 0.7%, to $192.8 million in the year ended December 31, 2017 primarily due to higher delivery costs resulting from market capacity constraints and increasing fuel prices. Operating expenses increased $5.9 million, or 1.1%, to $529.4 million in the year ended December 31, 2017 of which $19.5 million is attributable to higher personnel costs primarily driven by higher variable compensation expense partially offset by lower salaries expense.  Additionally, the increase in operating expenses is also due to higher environmental remediation expense of $3.0 million. These increases were partially offset by $3.8 million of lower lease expenses, $3.8 million in lower bad debt charges and $2.3 million in lower maintenance and repair expenses. The remaining $6.7 million decrease related to several insignificant components. Operating expenses as a percentage of external sales increased from 11.1% in the year ended December 31, 2016 to 11.4% in the year ended December 31, 2017.
Adjusted EBITDA increased by $23.6 million, or 7.2%, to $350.0 million in the year ended December 31, 2017. Adjusted EBITDA margin increased from 6.9% in the year ended December 31, 2016 to 7.5% in the year ended December 31, 2017 primarily as a result of higher gross margin, partially offset by increased operating expenses as a percentage of sales.
Canada.

Net sales percentage change due to:		Gross profit percentage change due to:
Acquisitions	0.3%	Acquisitions	0.3%
Reported sales volumes	4.8%	Reported sales volumes	4.8%
Sales pricing and product mix	1.5%	Sales pricing, product costs and other adjustments	(0.2)%
Foreign currency translation	2.2%	Foreign currency translation	2.2%
Total	8.8%	Total	7.1%
External sales in the Canada segment were $1,371.5 million, an increase of $110.5 million, or 8.8%, in the year ended December 31, 2017. Foreign currency translation increased external sales dollars as the US dollar weakened against the Canadian dollar comparing the year ended December 31, 2017 to the year ended December 31, 2016. On a constant currency basis, external sales dollars increased $82.9 million or 6.6%. The increase in external net sales from acquisitions was due to the March 2016 Nexus Ag acquisition. The increase in external net sales was driven by higher reported sales volumes across all regions. The increase in external net sales from changes in sales pricing and product mix was primarily driven by higher average selling prices in key industrial chemical products. Gross profit increased $15.7 million, or 7.1%, to $237.6 million in the year ended December 31, 2017. The increase in gross profit from acquisitions was due to the March 2016 Nexus Ag acquisition. Gross profit decreased from sales pricing, product costs, and other adjustments due to change in market and product mix, partially offset by margin management efforts during the year ended December 31, 2017. Gross margin decreased from 17.6% in the year ended December 31, 2016 to 17.3% in the year ended December 31, 2017.
Outbound freight and handling expenses increased $3.2 million, or 9.4%, to $37.3 million primarily due to higher reported sales volumes and higher delivery costs resulting from changes in product mix. Operating expenses increased by $0.8 million, or 0.9%, to $86.2 million in the year ended December 31, 2017 and decreased as a percentage of external sales from 6.8% in the year ended December 31, 2016 to 6.3% in the year ended December 31, 2017. Foreign currency translation increased operating expenses by $1.8 million, or 2.1%. On a constant currency basis, operating expenses decreased $1.0 million, or 1.2%, primarily related to several insignificant components.
Adjusted EBITDA increased by $11.7 million, or 11.4%, to $114.1 million in the year ended December 31, 2017. Foreign currency translation increased Adjusted EBITDA by $2.2 million, or 2.1%. On a constant currency basis, Adjusted EBITDA increased $9.5 million, or 9.3%, primarily due to increased gross profit. Adjusted EBITDA margin increased from 8.1% in the year ended December 31, 2016 to 8.3% in the year ended December 31, 2017 primarily as a result of lower operating expenses as a percentage of sales, partially offset by lower gross margin.

EMEA.

Net sales percentage change due to:		Gross profit percentage change due to:
Reported sales volumes	(5.4)%	Reported sales volumes	(5.4)%
Sales pricing and product mix	12.0%	Sales pricing, product costs and other adjustments	12.5%
Foreign currency translation	0.3%	Foreign currency translation	0.7%
Total	6.9%	Total	7.8%
External sales in the EMEA segment were $1,821.2 million, an increase of $117.0 million, or 6.9%, in the year ended December 31, 2017 primarily due to higher average selling prices driven by mix improvement, margin management initiatives and chemical price inflation for certain products, partially offset by lower volumes. Foreign currency translation increased external sales dollars as the US dollar weakened against the euro, partially offset by the US dollar strengthening against the British pound, when comparing the year ended December 31, 2017 to the year ended December 31, 2016. Gross profit increased $29.9 million, or 7.8%, to $414.0 million in the year ended December 31, 2017. Gross profit increased due to changes in sales pricing, product costs and other adjustments primarily due to increased sales of higher margin pharmaceutical finished goods as well as the continued impact of favorable product and end market mix. Gross margin increased from 22.5% in the year ended December 31, 2016 to 22.7% in the year ended December 31, 2017 primarily due to the factors impacting gross profit discussed above.
Outbound freight and handling expenses increased $0.8 million, or 1.5%, to $55.7 million primarily due to higher delivery costs per ton due to lower bulk volume sales. Operating expenses increased $9.8 million, or 4.5%, to $229.1 million in the year ended December 31, 2017, and decreased as a percentage of external sales from 12.9% in the year ended December 31, 2016 to 12.6% in the year ended December 31, 2017. Foreign currency translation increased operating expenses by 1.0% or $2.1 million. On a constant currency basis, operating expenses increased $7.7 million, or 3.5%, which was driven by higher personnel costs of $5.4 million primarily due to higher variable compensation expense, higher environmental remediation expense of $1.8 million, and $1.4 million in higher bad debt charges. The increase was partially offset by a decrease of $1.0 million in lease expenses. The remaining offsetting $0.1 million increase related to several other insignificant components.
Adjusted EBITDA increased by $19.3 million, or 17.6%, to $129.2 million in the year ended December 31, 2017. Foreign currency translation decreased Adjusted EBITDA by 0.1% or $0.2 million. On a constant currency basis, Adjusted EBITDA increased $19.5 million, or 17.7%, which can be attributed to increased gross profit due to improved sales force execution and margin management initiatives together with increased sales of pharmaceutical finished goods compared to the year ended December 31, 2016. The pharmaceutical finished goods product line represented approximately 30% of Adjusted EBITDA in the EMEA segment for the year ended December 31, 2017. Adjusted EBITDA margin increased from 6.4% in the year ended December 31, 2016 to 7.1% in the year ended December 31, 2017 primarily due to higher gross margin and lower outbound freight and handling expenses and operating expenses as a percentage of sales.
Rest of World.

Net sales percentage change due to:		Gross profit percentage change due to:
Acquisitions	1.0%	Acquisitions	2.6%
Reported sales volumes	(16.3)%	Reported sales volumes	(16.3)%
Sales pricing and product mix	13.9%	Sales pricing, product costs and other adjustments	13.2%
Foreign currency translation	1.9%	Foreign currency translation	3.0%
Total	0.5%	Total	2.5%
External sales in the Rest of World segment were $403.9 million, an increase of $2.1 million, or 0.5%, in the year ended December 31, 2017. Foreign currency translation increased external sales dollars primarily due to the US dollar weakening against the Brazilian real, partially offset by the US dollar strengthening against the Mexican peso in the year ended December 31, 2017 as compared to the year ended December 31, 2016. The increase in external net sales from acquisitions was due to the September 2017 Tagma acquisition. The decrease in external net sales from reported sales volumes was due to weak industrial demand and in particular lower demand in upstream oil and gas products and solvents in Mexico. The increase in external net sales from changes in sales pricing and product mix was primarily due to favorable product mix and higher average selling prices resulting from the Company's efforts to improve its sales force effectiveness and higher chemical prices due to product shortages. Gross profit increased $2.0 million, or 2.5%, to $81.7 million in the year ended December 31, 2017. The increase in gross profit from acquisitions was due to the September 2017 Tagma acquisition. Gross profit increased from sales pricing, product costs and other adjustments primarily due to favorable product mix and higher average selling prices, offset by lower volumes across the region for the year ended December 31, 2017. Gross margin increased from 19.8% in the year ended December 31, 2016 to 20.2% in the year ended December 31, 2017 primarily due to the factors discussed above.
Outbound freight and handling expenses increased $0.1 million, or 1.6%, to $6.2 million in the year ended December 31, 2017. Foreign currency translation increased outbound freight and handling expenses by 1.6% or $0.1 million. On a constant currency basis, outbound freight and handling expenses remained flat compared to prior year primarily due to lower reported sales volumes. Operating expenses remained flat at $46.8 million and 11.6% as a percentage of external sales when comparing the year ended December 31, 2017 to the year ended December 31, 2016. Foreign currency translation increased operating expenses by 2.8% or $1.3 million. On constant currency basis, operating expenses decreased $1.3 million, or 2.8% due to several insignificant components.
Adjusted EBITDA increased by $1.9 million, or 7.1%, to $28.7 million in the year ended December 31, 2017. Foreign currency translation increased Adjusted EBITDA by 3.7% or $1 million. On a constant currency basis, Adjusted EBITDA increased $0.9 million, or 3.4%, primarily due to increased gross profit. Adjusted EBITDA margin increased from 6.7% in the year ended December 31, 2016 to 7.1% in the year ended December 31, 2017 primarily due to higher gross margin.
Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
The following section compares results of operations for the years ended December 31, 2017 and 2016. This section has been recast to reflect the retrospective adoption of ASU 2017-07 which reclassified interest cost, expected return on assets and amortization of prior service costs from warehousing, selling and administrative expenses to other expense, net as well as the mark to market, curtailment, and settlement expenses from other operating expenses, net to other expense, net within the Company's consolidated statement of operations.

	Year ended				Favorable (unfavorable)	% Change	Impact of currency*
(in millions)	December 31, 2016		December 31, 2015
Net sales	$8,073.7	100.0%	$8,981.8	100.0%	$(908.1)	(10.1)%	(1.4)%
Cost of goods sold (exclusive of depreciation)	6,346.6	78.6%	7,182.7	80.0%	836.1	(11.6)%	1.4%
Operating expenses:
Outbound freight and handling	286.6	3.5%	324.6	3.6%	38.0	(11.7)%	0.7%
Warehousing, selling and administrative	893.1	11.1%	901.2	10.0%	8.1	(0.9)%	1.2%
Other operating expenses, net	37.2	0.5%	89.0	1.0%	51.8	(58.2)%	1.1%
Depreciation	152.3	1.9%	136.5	1.5%	(15.8)	11.6%	1.7%
Amortization	85.6	1.1%	88.5	1.0%	2.9	(3.3)%	1.4%
Impairment charges	133.9	1.7%	—	—%	(133.9)	—%	—%
Total operating expenses	$1,588.7	19.7%	$1,539.8	17.1%	$(48.9)	3.2%	1.2%
Operating income	$138.4	1.7%	$259.3	2.9%	$(120.9)	(46.6)%	(2.1)%
Other (expense) income:
Interest income	3.9	—%	4.3	—%	(0.4)	(9.3)%	(2.3)%
Interest expense	(163.8)	(2.0)%	(211.3)	(2.4)%	47.5	(22.5)%	0.7%
Loss on extinguishment of debt	—	—%	(12.1)	(0.1)%	12.1	N/M	(200.0)%
Other expense, net	(58.1)	(0.7)%	(13.5)	(0.2)%	(44.6)	(330.4)%	77.0%
Total other expense	$(218.0)	(2.7)%	$(232.6)	(2.6)%	$14.6	6.3%	5.0%
(Loss) income before income taxes	(79.6)	(1.0)%	26.7	0.3%	(106.3)	(398.1)%	23.2%
Income tax (benefit) expense	(11.2)	(0.1)%	10.2	0.1%	21.4	(209.8)%	2.0%
Net (loss) income	$(68.4)	(0.8)%	$16.5	0.2%	$(84.9)	(514.5)%	38.8%

*	Foreign currency translation is included in the percentage change. Unfavorable impacts from foreign currency translation are designated with parentheses.
Net sales

Net sales percentage change due to:
Acquisitions	1.3%
Reported sales volumes	(4.1)%
Sales pricing and product mix	(5.9)%
Foreign currency translation	(1.4)%
Total	(10.1)%
Net sales were $8,073.7 million in the year ended December 31, 2016, a decrease of $908.1 million, or 10.1%, from the year ended December 31, 2015. The increase in net sales from acquisitions was primarily driven by the November 2015 Weavertown, March 2016 Bodine, and July 2015 Chemical Associates acquisitions in the US and the October 2015 Future/BlueStar and March 2016 Nexus Ag acquisitions in Canada. The decrease in net sales from reported sales volumes primarily resulted from reductions in sales of upstream oil and gas products driven by reduced market demand. The decrease in net sales from changes in sales pricing and product mix was driven by lower average selling prices in all segments. Foreign currency translation decreased net sales, due to the US dollar strengthening against all major currencies. Refer to the “Segment results” for the year ended December 31, 2016 discussion for additional information.
Gross profit (exclusive of depreciation)

Gross profit percentage change due to:
Acquisitions	2.0%
Reported sales volumes	(4.1)%
Sales pricing, product costs and other adjustments	(0.6)%
Foreign currency translation	(1.3)%
Total	(4.0)%
Gross profit decreased $72.0 million, or 4.0%, to $1,727.1 million for the year ended December 31, 2016. The increase in gross profit from acquisitions was primarily driven by the November 2015 Weavertown, March 2016 Bodine, and July 2015 Chemical Associates acquisitions in the US; and the October 2015 Future/BlueStar and March 2016 Nexus Ag acquisitions in Canada. The decrease in gross profit from reported sales volumes primarily resulted from reductions in upstream oil and gas products driven by reduced market demand. The decrease in gross profit from changes in sales pricing, product costs and other adjustments was primarily driven by the USA segment, partially offset by increases in the Canada, EMEA, and Rest of World segments. Foreign currency translation decreased gross profit due to the US dollar strengthening against all major currencies. Gross margin, which we define as gross profit divided by external net sales, increased to 21.4% in the year ended December 31, 2016 from 20.0% in the year ended December 31, 2015. Refer to the “Segment results” for the year ended December 31, 2016 discussion for additional information.
Outbound freight and handling
Outbound freight and handling expenses decreased $38.0 million, or 11.7%, to $286.6 million for the year ended December 31, 2016. Foreign currency translation decreased outbound freight and handling expense by 0.7% or $2.3 million. On a constant currency basis, outbound freight and handling expenses decreased 11.0% or $35.7 million, which was attributable to lower reported sales volumes. Refer to the “Segment results” for the year ended December 31, 2016 discussion for additional information.
Warehousing, selling and administrative
Warehousing, selling and administrative expenses decreased $8.1 million, or 0.9%, to $893.1 million for the year ended December 31, 2016. Foreign currency translation increased warehousing, selling and administrative expenses by 1.2% or $11.0 million. The $2.9 million increase was primarily driven by $16.4 million of incremental operating expenses from acquisitions and $10.4 million in higher personnel expenses primarily due annual compensation increases. Partially offsetting the increases were $12.1 million of lower variable compensation expense and cost reductions of $3.5 million of lower contract labor expenses, $3.1 million of lower travel and entertainment expenses, and $3.0 million of lower information technology expenses driven by efforts to control costs. The remaining $2.2 million decrease related to several insignificant components. Refer to the “Segment results” for the year ended December 31, 2016 discussion for additional information.

Other operating expenses, net
Other operating expenses, net decreased $51.8 million, or 58.2%, to $37.2 million for the year ended December 31, 2016. The decrease was primarily related to a reduction of $26.2 million in fees paid to our pre-initial public offering significant stockholders, CVC Capital Partners (“CVC”) and Clayton, Dubilier & Rice, LLC (“CD&R”) resulting from the termination of the management contracts with CVC and CD&R as part of our June 2015 IPO.
Also contributing to the decrease was $25.8 million of lower redundancy and restructuring charges (primarily severance costs) in the year ended December 31, 2016 compared to the year ended December 31, 2015. The cost savings from the prior redundancy and restructuring programs have been largely completed as of December 31, 2016 and represent $10.0 million of annual savings. Approximately 85 percent of the savings are within warehouse, selling and administrative expenses and 15 percent within cost of goods sold. Just over half of these cost savings were achieved this year and were primarily within the USA and EMEA segments. Cost savings from these programs will help offset other investments we make in our business and the impact of inflation. These estimated cost savings are based on information currently available to us. There can be no guarantee that all or any of these cost savings will actually be achieved. The actual amount of costs savings, if any, may differ materially from the above estimates. Refer to “Note 5: Restructuring charges” in Item 8 of this Current Report on Form 8-K for additional information.
The decrease was also driven by lower consulting fees incurred of $2.8 million and decreased acquisition and integration expenses of $1.6 million during the year ended December 31, 2016. The decrease in costs was partially offset by the increase of $2.9 million of stock-based compensation primarily due to incremental expenses related to awards made in 2016 and the remaining $1.7 million increase related to several insignificant components. Foreign currency translation decreased other operating expenses, net by $1.0 million, or 1.1%. Refer to “Note 4: Other operating expenses, net” in Item 8 of this Current Report on Form 8-K for additional information.
Depreciation and amortization
Depreciation expense increased $15.8 million, or 11.6%, to $152.3 million for the year ended December 31, 2016. Foreign currency translation decreased depreciation expense by $2.3 million, or 1.7%. On a constant currency basis, the increase of $18.1 million, or 13.3%, was primarily related to accelerated depreciation for facility closures and the reassessment of useful lives of certain internally developed software in conjunction with reevaluating our overall information technology enhancement efforts.
Amortization expense decreased $2.9 million, or 3.3%, to $85.6 million for the year ended December 31, 2016. Amortization expense decreased $1.2 million, or 1.4%, due to foreign currency translation. On a constant currency basis, the decrease of $1.7 million, or 1.9%, was primarily driven by third quarter 2016 impairment charge which reduced the intangible asset base, which was partially offset by additional intangible assets related to our recent business acquisitions.
Impairment charges
Impairment charges of $133.9 million were recorded in the year ended December 31, 2016 due to the impairment of certain intangible assets and fixed assets related to the upstream oil and gas customers in the USA segment. Refer to “Note 13: Impairment charges” in Item 8 of this Current Report on Form 8-K for additional information. There were no impairment charges in the year ended December 31, 2015.
During year ended December 31, 2016, the Company recorded a non-cash, long-lived asset impairment charge of $113.7 million related to intangible assets and $16.5 million related to property, plant and equipment within its consolidated statements of operations. The Company also recorded a non-cash, long-lived asset impairment charge of $0.3 million related to assets held-for-sale. In addition, the Company also impaired $3.4 million of inventory deemed to be unsaleable in connection with the facility closures.
Interest expense
Interest expense decreased $47.5 million, or 22.5%, to $163.8 million for the year ended December 31, 2016 primarily due to the June 2015 and July 2015 debt refinancing activity. Foreign currency translation decreased interest expense by 0.7% or $1.4 million. Refer to “Note 15: Debt” in Item 8 of our Current Report on Form 8-K for additional information.
Loss on extinguishment of debt
Loss on extinguishment of debt decreased $12.1 million for the year ended December 31, 2016. The $12.1 million loss in the year ended December 31, 2015 related to the write off of unamortized debt issuance costs and debt discount related to the payment of the principal balance of our then outstanding Senior Subordinated Notes during June 2015.

Other (expense) income, net
Other expense, net increased $44.6 million, or 330.4%, to $58.1 million for the year ended December 31, 2016. The increase in costs was primarily related to pension mark to market and related adjustments of $67.3 million which was $50.2 million higher than the year ended December 31, 2015. The increase was also due to foreign currency denominated loan revaluation losses of $22.6 million primarily resulting from the revaluation of the Euro Tranche Term Loan for the year ended December 31, 2016. The remaining increase of $11.5 million was related to other non-operating retirement benefits. The increases were partially offset by the decrease from debt refinancing costs of $16.5 million and the discontinuance of cash flow hedges of $7.5 million that occurred during the year ended December 31, 2015. The additional decrease of $11.1 million was primarily due to change in valuation of an undesignated interest rate swap and foreign derivative contracts. Refer to “Note 15: Debt” and “Note 17: Derivatives” in Item 8 of this Current Report on Form 8-K for additional information, respectively.
The remaining $4.6 million decrease was related to several insignificant components. Refer to “Note 6: Other (expense) income, net” in Item 8 of this Current Report on Form 8-K for additional information.
Income tax expense (benefit)
Income tax expense decreased $21.4 million from an income tax expense of $10.2 million in the year ended December 31, 2015 to an income tax benefit of $11.2 million in the year ended December 31, 2016. The decrease is primarily due to a decrease in earnings resulting from an impairment charge and a pension mark to market adjustment. In addition, income tax expense decreased due to the release of a valuation allowance for certain net operating loss utilization in foreign tax jurisdictions and a decrease in the effect of flow-through entities. This was offset by the impact of a December 2016 change in the US tax regulations requiring the Company to revalue its deferred tax asset relating to certain unrealized foreign exchange losses of its non-US branches.
Segment results
Our Adjusted EBITDA and gross profit by operating segment and in aggregate is summarized in the following tables:

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Elimin- ations(1)	Consolidated
	Year ended December 31, 2016
Net sales:
External customers	$4,706.7	$1,261.0	$1,704.2	$401.8	$—	$8,073.7
Inter-segment	104.4	8.3	4.5	—	(117.2)	—
Total net sales	$4,811.1	$1,269.3	$1,708.7	$401.8	$(117.2)	$8,073.7
Cost of goods sold (exclusive of depreciation)	3,769.7	1,047.4	1,324.6	322.1	(117.2)	6,346.6
Outbound freight and handling	191.5	34.1	54.9	6.1	—	286.6
Warehousing, selling and administrative	523.5	85.4	219.3	46.8	18.1	893.1
Adjusted EBITDA	$326.4	$102.4	$109.9	$26.8	$(18.1)	$547.4
Other operating expenses, net						37.2
Depreciation						152.3
Amortization						85.6
Impairment charges						133.9
Interest expense, net						159.9
Other expense, net						58.1
Income tax benefit						(11.2)
Net loss						$(68.4)

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Elimin-ations(1)	Consolidated
	Year ended December 31, 2016
Gross profit:
Net sales	$4,811.1	$1,269.3	$1,708.7	$401.8	$(117.2)	$8,073.7
Cost of goods sold (exclusive of depreciation)	3,769.7	1,047.4	1,324.6	322.1	(117.2)	6,346.6
Gross profit	$1,041.4	$221.9	$384.1	$79.7	$—	$1,727.1

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Elimin- ations(1)	Consolidated
	Year ended December 31, 2015
Net sales:
External customers	$5,351.5	$1,376.6	$1,780.1	$473.6	$—	$8,981.8
Inter-segment	112.7	8.6	4.0	0.1	(125.4)	—
Total net sales	$5,464.2	$1,385.2	$1,784.1	$473.7	$(125.4)	$8,981.8
Cost of goods sold (exclusive of depreciation)	4,365.9	1,161.0	1,398.6	382.6	(125.4)	7,182.7
Outbound freight and handling	216.9	39.3	59.6	8.8	—	324.6
Warehousing, selling and administrative	510.3	88.5	235.3	54.1	13.0	901.2
Adjusted EBITDA	$371.1	$96.4	$90.6	$28.2	$(13.0)	$573.3
Other operating expenses, net						89.0
Depreciation						136.5
Amortization						88.5
Interest expense, net						207.0
Loss on extinguishment of debt						12.1
Other expense, net						13.5
Income tax expense						10.2
Net income						$16.5

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Elimin-ations(1)	Consolidated
	Year ended December 31, 2015
Gross profit:
Net sales	$5,464.2	$1,385.2	$1,784.1	$473.7	$(125.4)	$8,981.8
Cost of goods sold (exclusive of depreciation)	4,365.9	1,161.0	1,398.6	382.6	(125.4)	7,182.7
Gross profit	$1,098.3	$224.2	$385.5	$91.1	$—	$1,799.1

(1)
Other/Eliminations represents the elimination of intersegment transactions as well as unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments, either individually or collectively.

USA.

Net sales percentage change due to:		Gross profit percentage change due to:
Acquisitions	1.4%	Acquisitions	2.5%
Reported sales volumes	(5.2)%	Reported sales volumes	(5.2)%
Sales pricing and product mix	(8.2)%	Sales pricing, product costs and other adjustments	(2.5)%
Total	(12.0)%	Total	(5.2)%
External sales in the USA segment were $4,706.7 million, a decrease of $644.8 million, or 12.0%, in the year ended December 31, 2016. The increase in external net sales from acquisitions was primarily due to the November 2015 Weavertown, March 2016 Bodine, and July 2015 Chemical Associates acquisitions. The decrease in external net sales from reported sales volumes was primarily due to a reduction in sales of upstream oil and gas products driven by reduced market demand. The decrease in external net sales from changes in sales pricing and product mix was primarily driven by lower average selling prices resulting from market driven deflationary pressures. Gross profit decreased $56.9 million, or 5.2%, to $1,041.4 million in the year ended December 31, 2016. The increase in gross profit from acquisitions was primarily due to the November 2015 Weavertown, March 2016 Bodine, and July 2015 Chemical Associates acquisitions. Gross profit decreased due to changes in sales pricing, product costs and other adjustments primarily due to market deflationary pressures and sluggish industrial demand across several end markets. Gross margin increased from 20.5% in the year ended December 31, 2015 to 22.1% during the year ended December 31, 2016 primarily due to favorable product and end market mix.
Outbound freight and handling expenses decreased $25.4 million, or 11.7%, to $191.5 million in the year ended December 31, 2016 primarily due to lower reported sales volumes, lower diesel fuel costs and productivity improvements. Operating expenses increased $13.2 million, or 2.6%, to $523.5 million in the year ended December 31, 2016 primarily driven by $13.3 million of incremental expenses from acquisitions, $4.7 million of higher personnel expenses due to annual compensation increases, $4.5 million of higher maintenance and repair expenses, and $3.1 million of incremental bad debt expense reflective of the year's challenging economic conditions. The increases in operating expenses were partially offset by $9.1 million of lower variable compensation expense, and cost reductions of $3.4 million of lower consulting fees and contract labor expenses driven by tighter cost management. The remaining $0.1 million increase related to several insignificant components. Operating expenses as a percentage of external sales increased from 9.5% in the year ended December 31, 2015 to 11.1% in the year ended December 31, 2016.
Adjusted EBITDA decreased by $44.7 million, or 12.0%, to $326.4 million in the year ended December 31, 2016. Acquisitions contributed $13.1 million of additional Adjusted EBITDA in the year ended December 31, 2016. Adjusted EBITDA margin remained flat at 6.9% from the year ended December 31, 2015 to the year ended December 31, 2016.
Canada.

Net sales percentage change due to:		Gross profit percentage change due to:
Acquisitions	2.4%	Acquisitions	3.3%
Reported sales volumes	(4.4)%	Reported sales volumes	(4.4)%
Sales pricing and product mix	(3.1)%	Sales pricing, product costs and other adjustments	3.7%
Foreign currency translation	(3.3)%	Foreign currency translation	(3.6)%
Total	(8.4)%	Total	(1.0)%
External sales in the Canada segment were $1,261.0 million, a decrease of $115.6 million, or 8.4%, in the year ended December 31, 2016. Foreign currency translation decreased external sales dollars as the US dollar strengthened against the Canadian dollar when comparing the year ended December 31, 2016 to the year ended December 31, 2015. On a constant currency basis, external sales dollars decreased $70.3 million or 5.1%. The increase in external net sales from acquisitions was due to the October 2015 Future/BlueStar and March 2016 Nexus Ag acquisitions. The decrease in external net sales from reported sales volumes was primarily due to lower sales in the oil and gas end market within Western Canada. The decrease in external net sales from changes in sales pricing and product mix was primarily driven by lower average selling prices. Gross profit decreased $2.3 million, or 1.0%, to $221.9 million in the year ended December 31, 2016. The increase in gross profit from acquisitions was due to the October 2015 Future/BlueStar and March 2016 Nexus Ag acquisitions. Gross profit increased due to changes in sales pricing, product costs and other adjustments primarily due to increased gross margins across several end markets as well as a shift in product mix towards higher margin products and services during the year ended December 31, 2016. Gross margin increased from 16.3% in the year ended December 31, 2015 to 17.6% in the year ended December 31, 2016.
Outbound freight and handling expenses decreased $5.2 million, or 13.2%, to $34.1 million primarily due to lower reported sales volumes, cost efficiencies and foreign currency translation. Operating expenses decreased by $3.1 million, or 3.5%, to $85.4 million in the year ended December 31, 2016 and increased as a percentage of external sales from 6.4% in the year ended December 31, 2015 to 6.8% in the year ended December 31, 2016. Foreign currency translation decreased operating expenses by $3.0 million, or 3.4%. On a constant currency basis, operating expenses decreased $0.1 million, or 0.1%, primarily due to lower pension expense of $2.4 million resulting from the soft freeze of the Canadian pension plan. The decrease was partially offset by the increase in lease expenses of $2.2 million due to acquisitions. The remaining $0.1 million increase related to several insignificant components.
Adjusted EBITDA increased by $6.0 million, or 6.2%, to $102.4 million in the year ended December 31, 2016. Foreign currency translation decreased Adjusted EBITDA by $3.7 million, or 3.8%. On a constant currency basis, Adjusted EBITDA increased $9.7 million, or 10.1%, primarily due to decreased cost of sales generating increased gross profit and decreased outbound freight and handling expenses. Acquisitions contributed $3.4 million of additional Adjusted EBITDA in the year ended December 31, 2016. Adjusted EBITDA margin increased from 7.0% in the year ended December 31, 2015 to 8.1% in the year ended December 31, 2016.
EMEA.

Net sales percentage change due to:		Gross profit percentage change due to:
Reported sales volumes	(0.2)%	Reported sales volumes	(0.2)%
Sales pricing and product mix	(2.3)%	Sales pricing, product costs and other adjustments	1.4%
Foreign currency translation	(1.8)%	Foreign currency translation	(1.6)%
Total	(4.3)%	Total	(0.4)%
External sales in the EMEA segment were $1,704.2 million, a decrease of $75.9 million, or 4.3%, in the year ended December 31, 2016. The decrease in external net sales from reported sales volumes was primarily due to the continuing impacts of our previously implemented restructuring programs partially offset by growth in bulk commodity products. The decrease in external net sales from changes in sales pricing and product mix was primarily driven by lower pricing on products linked to oil prices. Foreign currency translation decreased external sales dollars primarily resulting from the US dollar strengthening against the British pound and the Euro, when comparing the year ended December 31, 2016 to the year ended December 31, 2015. Gross profit decreased $1.4 million, or 0.4%, to $384.1 million in the year ended December 31, 2016. Gross profit increased due to changes in sales pricing, product costs and other adjustments primarily due to increased sales of higher margin pharmaceutical finished goods as well as the continued impacts of our product mix enrichment strategy. Gross margin increased from 21.7% in the year ended December 31, 2015 to 22.5% in the year ended December 31, 2016 primarily due to the factors impacting gross profit discussed above.
Outbound freight and handling expenses decreased $4.7 million, or 7.9%, to $54.9 million primarily due to lower reported sales volumes and reduced common carrier costs. Operating expenses decreased $16.0 million, or 6.8%, to $219.3 million in the year ended December 31, 2016, and decreased as a percentage of external sales from 13.2% in the year ended December 31, 2015 to 12.9% in the year ended December 31, 2016. Foreign currency translation decreased operating expenses by 1.1% or $2.6 million. On a constant currency basis, operating expenses decreased $13.4 million, or 5.7%, which was primarily related to lower information technology expenses of $1.9 million, lower bad debt expenses of $1.5 million driven by a large recovery on previously reserved aged receivables, and lower lease expense of $1.0 million due to certain operating leases being replaced by capital leases. The remaining decrease of $8.8 million related to cost savings from site closures as well as $0.2 million related to several insignificant components.
Adjusted EBITDA increased by $19.3 million, or 21.3%, to $109.9 million in the year ended December 31, 2016. Foreign currency translation decreased Adjusted EBITDA by 3.3% or $3.0 million. On a constant currency basis, Adjusted EBITDA increased $22.3 million, or 24.6%, primarily due to sales of pharmaceutical finished goods contributing approximately 65.0% of the increase as well as continuing to benefit from reductions in operating expenses resulting from our previous restructuring activities. Sales of pharmaceutical finished goods represent approximately 29.9% of Adjusted EBITDA for the year ended December 31, 2016. Adjusted EBITDA margin increased from 5.1% in the year ended December 31, 2015 to 6.4% in the year ended December 31, 2016 primarily as a result of product mix, reductions in operating expenses and lower outbound freight and handling expenses.

Rest of World.

Net sales percentage change due to:		Gross profit percentage change due to:
Reported sales volumes	(5.0)%	Reported sales volumes	(5.0)%
Sales pricing and product mix	(0.2)%	Sales pricing, product costs and other adjustments	2.6%
Foreign currency translation	(10.0)%	Foreign currency translation	(10.1)%
Total	(15.2)%	Total	(12.5)%
External sales in the Rest of World segment were $401.8 million, a decrease of $71.8 million, or 15.2%, in the year ended December 31, 2016. Foreign currency translation decreased external sales dollars primarily due to the stronger US dollar position in the year ended December 31, 2016 as compared to the year ended December 31, 2015 against the Mexican peso and the Brazilian real. The decrease in external net sales from reported sales volumes was due to weak industrial demand and in particular lower demand for oil and gas products. The decrease in external net sales from changes in sales pricing and product mix was due to lower average selling prices driven by deflationary pressures. Gross profit decreased $11.4 million, or 12.5%, to $79.7 million in the year ended December 31, 2016. Gross profit decreased primarily due to foreign currency translation, which was partially offset by the increase in gross profit due to shift in product mix towards higher margin products and services. Gross margin increased from 19.2% in the year ended December 31, 2015 to 19.8% in the year ended December 31, 2016 primarily due to the factors impacting gross profit discussed above.
Outbound freight and handling expenses decreased $2.7 million, or 30.7%, to $6.1 million in the year ended December 31, 2016. Foreign currency translation decreased outbound freight and handling expenses by 8.0% or $0.7 million. On a constant currency basis, outbound freight and handling expenses decreased $2.0 million or 22.7%, which was primarily due to lower volumes as well as incremental cost savings. Operating expenses decreased $7.3 million, or 13.5%, to $46.8 million in the year ended December 31, 2016 but increased as a percentage of external sales from 11.4% in the year ended December 31, 2015 to 11.6% in the year ended December 31, 2016. Foreign currency translation decreased operating expenses by 9.8% or $5.3 million. On constant currency basis, operating expenses decreased $2.0 million, or 3.7%.
Adjusted EBITDA decreased by $1.4 million, or 5.0%, to $26.8 million in the year ended December 31, 2016. Foreign currency translation decreased Adjusted EBITDA by 11.4% or $3.2 million. On a constant currency basis, Adjusted EBITDA increased $1.8 million, or 6.4%, primarily due to lower operating expenses. Adjusted EBITDA margin increased from 6.0% in the year ended December 31, 2015 to 6.7% in the year ended December 31, 2016 primarily as a result of higher gross margin.
Liquidity and Capital Resources
Our primary source of liquidity is cash generated from our operations as well as borrowings under our credit facilities. During the years ended December 31, 2016 and December 31, 2017, we restructured a significant portion of our long-term debt obligations. These debt amendments extended our debt maturity profile and reduced our future interest payments. Refer to “Note 15: Debt” in Item 8 of this Current Report on Form 8-K for further information on these debt amendments. As of December 31, 2017, our total liquidity was approximately $1,148.4 million, comprised of $681.4 million available under our credit facilities and $467.0 million of cash and cash equivalents. Our primary liquidity and capital resource needs are to service our debt and to finance working capital, capital expenditures, other liabilities, cost of acquisitions and general corporate purposes. We believe that funds provided by these sources will be adequate to meet our liquidity and capital resource needs for at least the next 12 months under current operating conditions. We have significant working capital needs, although we have implemented several initiatives to improve our working capital and reduce the related financing requirements. The nature of our business, however, requires that we maintain inventories that enable us to deliver products to fill customer orders. As of December 31, 2017, we maintained inventories of $839.5 million, equivalent to approximately 49.8 days of sales (which we calculate on the basis of cost of goods sold for the trailing 90-day period).
The funded status of our defined benefit pension plans is the difference between our plan assets and projected benefit obligations. Our pension plans in the US and certain other countries had an underfunded status of $226.7 million, $271.8 million and $244.5 million at December 31, 2017, 2016 and 2015, respectively. During 2017, we made contributions of $38.2 million. Based on current projections of minimum funding requirements, we expect to make cash contributions of $39.1 million to our defined benefit pension plans in 2018. The timing for any such requirement in future years is uncertain given the implicit uncertainty regarding the future developments of factors described in “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017 and “Note 8: Employee benefit plans” in Item 8 of this Current Report on Form 8-K.

As a result of the US Tax Act, we must include and pay a one-time tax on undistributed earnings held in foreign jurisdictions making it easier to repatriate our cash held in foreign jurisdictions. See also “Note 7: Income taxes” in Item 8 of this Current Report on Form 8-K for more information.
We may from time to time repurchase our debt or take other steps to reduce our debt. These actions may include open market repurchases, negotiated repurchases or opportunistic refinancing of debt. The amount of debt, if any, that may be repurchased or refinanced will depend on market conditions, trading levels of our debt, our cash position, compliance with debt covenants and other considerations. Our affiliates may also purchase our debt from time to time, through open market purchases or other transactions.
In June 2017, S&P Global Ratings raised their corporate credit rating on Univar to BB- from B+ and reconfirmed our outlook as “stable”.  In October 2017, Moody’s Investors Service, Inc. raised their corporate credit rating on Univar to B1 from B2, also with a “stable” outlook.
Cash Flows
This section has been recast to reflect the retrospective adoption of ASU 2016-15 which reclassified cash outflows previously reported as operating activities to financing activities within the consolidated statement of cash flows related to contingent consideration payments.
The following table presents a summary of our cash flow activity for the periods set forth below:

	Fiscal Year Ended December 31,
(in millions)	2017	2016	2015
Net cash provided by operating activities	$282.6	$450.0	$356.0
Net cash used by investing activities	(79.1)	(136.0)	(294.4)
Net cash used by financing activities	(112.4)	(166.5)	(19.8)
Cash Provided by Operating Activities
Year Ended December 31, 2017 Compared to Year Ended December 31, 2016
Cash provided by operating activities decreased $167.4 million from $450.0 million for the year ended December 31, 2016 to $282.6 million for the year ended December 31, 2017.
Cash provided by operating activities increased by $66.4 million due to an increase in net income exclusive of non-cash items in the year ended December 31, 2017 compared to the year ended December 31, 2016. Refer to “Results of Operations” above for additional information.
The change in trade working capital; which includes trade accounts receivable, net, inventories and trade accounts payable; resulted in an increased use of cash of $176.8 million. Trade accounts receivable, net used cash of $58.5 million in the year ended December 31, 2017 and provided cash of $70.2 million in the year ended December 31, 2016. The increase in current year cash outflows is due to higher sales and the timing of customer payments compared to the prior year ended December 31, 2016. Inventories used cash of $47.7 million in the year ended December 31, 2017 and provided cash of $42.0 million in the year ended December 31, 2016. The current year use of cash is primarily due to higher inventories as a result of drought conditions in Canada that led to a soft agriculture season. Trade accounts payable provided cash inflows of $53.6 million and $12.0 million for the years ended December 31, 2017 and December 31, 2016, respectively. The cash inflows related to trade accounts payable are primarily due to higher purchases and timing of payments.
Cash provided by operating activities related to pensions and other postretirement benefit liabilities decreased $78.7 million, which consisted of cash outflows of $51.8 million for the year ended December 31, 2017 and cash inflows of $26.9 million for the year ended December 31, 2016. The difference in the cash flows between the two respective periods is primarily due to reductions in the actuarial losses and increases in the return on plan assets when comparing the year ended December 31, 2017 to the year ended December 31, 2016. Refer to “Note 8: Employee benefit plans” in Item 8 of this Current Report on Form 8-K for additional information. The decrease in cash provided by operating activities was also due to a $48.8 million decrease from changes in prepaid expenses and other current assets. In the year ended December 31, 2017, prepaid expenses and other current assets used cash of $8.7 million primarily due to increases in supplier prepayments and sales tax receivables. In the year ended December 31, 2016, prepaid expenses and other current assets provided cash of $40.1 million primarily due to reductions in prepaid expenses related to rebates, deposits and several other insignificant components and the realization of an income tax refund in the amount of $14.1 million.

The remaining cash inflow associated with operating activities of $70.5 million is related to other, net, which consists of cash inflows of $44.6 million for the year ended December 31, 2017 and cash outflows of $25.9 million for the year ended December 31, 2016. The cash inflows for the year ended December 31, 2017 were primarily related to increases in accrued compensation, debt refinancing costs and several other insignificant components. The cash outflows for the year ended December 31, 2016 were primarily related to reductions in restructuring reserves, reductions in environmental reserves, increases in derivative assets and reductions in miscellaneous other liabilities, which were partially offset by increases in customer prepayments, sales taxes payable and several other insignificant components.
Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
Cash provided by operating activities increased $94.0 million from $356.0 million for the year ended December 31, 2015 to $450.0 million for the year ended December 31, 2016.
Cash provided by operating activities increased by $32.7 million due to an increase in net income exclusive of non-cash items in the year ended December 31, 2016 compared to the year ended December 31, 2015. Refer to “Results of Operations” above for additional information.
Cash provided by operating activities increased $78.9 million primarily due to changes in projected benefit obligations and a reduction in contributions made to pensions and other postretirement benefit liabilities in the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase in cash provided by operating activities was also due to a $69.7 million increase from changes in prepaid expenses and other current assets, which primarily consisted of a $32.7 million increase from the change in income tax receivable primarily due to the prior year recognition of an income tax refund that was realized in the amount of $14.1 million in 2016 and a $37.0 million increase from the change in prepaid expenses primarily due to a change in rebates, deposits, and several other insignificant components.
The above increases were partially offset by a $52.7 million decrease in trade working capital, which includes trade accounts receivables, net, inventories and trade accounts payable. The reduction in cash flows from changes in trade working capital is largely attributable to reduced cash inflows associated with trade accounts receivables, net in the year ended December 31, 2016 compared to the year ended December 31, 2015, which is primarily driven by more consistent year-over-year sales during the year ended December 31, 2016 compared to the year ended December 31, 2015. Partially offsetting the decrease in trade working capital attributable to trade accounts receivables, net was an increase in trade working capital related to trade accounts payable, reflecting improved payment terms. Also contributing to the decrease offsetting the increase in cash provided by operating activities was a $34.6 million decrease in other, net, which is primarily attributable to reductions in outstanding liabilities related to changes in redundancy and restructuring, accrued interest expense, and environmental reserves. The decrease in other, net was partially offset by increased liabilities related to compensation.
Cash Used by Investing Activities
Year Ended December 31, 2017 Compared to Year Ended December 31, 2016
Cash used by investing activities decreased $56.9 million from $136.0 million for the year ended December 31, 2016 to $79.1 million for the year ended December 31, 2017. The decrease primarily relates to lower acquisition costs of $29.2 million in the year ended December 31, 2017 compared to the year ended December 31, 2016. We completed two acquisitions in each of the years ended December 31, 2017 and December 31, 2016. Refer to “Note 18: Business combinations” in Item 8 of this Current Report on Form 8-K for additional information. Proceeds from the sale of property, plant and equipment increased by $19.8 million in the year ended December 31, 2017 compared to the year ended December 31, 2016, which was primarily due to the sale and subsequent leaseback of an operating facility within the Canadian business segment. In addition, capital expenditures decreased by $7.4 million in the year ended December 31, 2017 compared to the year ended December 31, 2016. The decrease in capital expenditures is primarily due to timing of capital projects. The remaining decrease in cash used by investing activities of $0.5 million did not contain any significant activity.
Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
Cash used by investing activities decreased $158.4 million from $294.4 million for the year ended December 31, 2015 to $136.0 million for the year ended December 31, 2016. The decrease primarily related to lower acquisition costs of $99.3 million in the year ended December 31, 2016 compared to the year ended December 31, 2015. We completed two acquisitions in the year ended 2016 compared to six acquisitions in the year ended December 31, 2015. Refer to “Note 18: Business combinations” in Item 8 of this Current Report on Form 8-K for additional information. In addition, there were reduced capital expenditures of $54.9 million in the year ended December 31, 2016 compared to the year ended December 31, 2015. The decrease in capital expenditures is primarily due to reduced spending on transportation equipment and information technology assets. The remaining decrease in cash used by investing activities of $4.2 million did not contain any significant activity.

Cash Used by Financing Activities
Year Ended December 31, 2017 Compared to Year Ended December 31, 2016
Cash used by financing activities decreased $54.1 million from $166.5 million for the year ended December 31, 2016 to $112.4 million for the year ended December 31, 2017. A decrease in cash used by financing activities of $79.0 million was due to a net change in the cash used by the ABL facilities of $63.6 million and $142.6 million for the years ended December 31, 2017 and December 31, 2016, respectively. The change in the outstanding ABL facilities is due to changes in borrowings related to working capital funding requirements. Partially offsetting the decrease in cash used by financing activities are $13.3 million of cash outflows due to repayments of term debt; primarily inclusive of the Term B Loan and Euro Tranche Term Loan. The January 19, 2017 and November 28, 2017 agreements to amend the Senior Term B loan resulted in a net cash outflow of $4.4 million and $3.3 million of financing fees, respectively. Refer to “Note 15: Debt” in Item 8 of this Current Report on Form 8-K for additional information. Increased payments related to capital leases resulted in increased cash usage due to financing activities of $3.1 million.
Cash used by financing activities also decreased by $19.6 million due to a net increase in stock option exercises of $36.5 million and $16.9 million for the years ended December 31, 2017 and December 31, 2016, respectively. Partially offsetting the increase in cash due to the exercise of stock options was cash used for taxes paid related to net share settlements of stock-based compensation awards of $8.5 million, which was related to the year ended December 31, 2017. The change in short-term financing, net resulted in an increased usage of cash related to financing activities of $17.6 million due to increased repayments. Short-term financing, net used cash of $22.2 million and $4.6 million for the years ended December 31, 2017 and December 31, 2016, respectively. The remaining increase in cash used by financing activities of $2.0 million did not contain any significant activity.
Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
Cash used by financing activities increased $146.7 million from $19.8 million for the year ended December 31, 2015 to $166.5 million for the year ended December 31, 2016. The increase in cash used by financing activities primarily relates to the net pay downs on debt of $182.8 million, offset by inflows from stock options exercised of $16.9 million for the year ended December 31, 2016.  For the year ended December 31, 2015, in comparison, debt pay downs were largely offset by the June 2015 IPO and July 2015 debt refinancing activity.
Contractual Obligations and Commitments
The following table summarizes our contractual obligations that require us to make future cash payments as of December 31, 2017. The future contractual requirements include payments required for our operating and capital leases, indebtedness and other long-term liabilities reflected on our balance sheet.

	Payment Due by Period
(in millions)	Total	2018	2019 - 2020	2021 - 2022	Thereafter
Short-term financing (1)	$13.4	$13.4	$—	$—	$—
Capital leases (1)	60.9	22.5	20.7	15.4	2.3
Long-term debt, including current maturities (1)	2,849.0	39.5	200.7	45.6	2,563.2
Interest (2)	772.8	131.9	253.2	234.2	153.5
Minimum operating lease payments	267.8	60.1	93.8	66.5	47.4
Estimated environmental liability payments (3)	94.1	29.1	23.0	15.1	26.9
Total (4)(5)(6)	$4,058.0	$296.5	$591.4	$376.8	$2,793.3

(1)
See “Note 15: Debt” in Item 8 of this Current Report on Form 8-K for additional information. Also, see “Note 23: Subsequent events” in Item 8 of this Current Report on Form 8-K for additional information.

(2)
Interest payments on debt are calculated for future periods using interest rates in effect as of December 31, 2017. Projected interest payments include the related effects of interest rate swap agreements. Certain of these projected interest payments may differ in the future based on changes in floating interest rates, foreign currency fluctuations or other factors or events. The projected interest payments only pertain to obligations and agreements outstanding at December 31, 2017. See “Note 15: Debt” and “Note 17: Derivatives” in Item 8 of this Current Report on Form 8-K for further discussion regarding our debt instruments and related interest rate agreements, respectively.

(3)
Included in the less than one year category is $11.0 million related to environmental liabilities for which the timing is uncertain. The timing of payments is unknown and could differ based on future events. For more information see “Note 19: Commitments and contingencies” in Item 8 of this Current Report on Form 8-K.

(4)
Due to the high degree of uncertainty related to the timing of future cash outflows associated with unrecognized income tax benefits, we are unable to reasonably estimate beyond one year when settlement will occur with the respective taxing authorities and have excluded such liabilities from this table. At December 31, 2017, we reported a liability for unrecognized tax benefits of $3.7 million. For more information see “Note 7: Income taxes” in Item 8 of this Current Report on Form 8-K.

(5)
This table excludes our pension and postretirement medical benefit obligations. Based on current projections of minimum funding requirements, we expect to make cash contributions of $39.1 million to our defined benefit pension plans in the year ended December 31, 2018. The timing for any such requirement in future years is uncertain given the implicit uncertainty regarding the future developments of factors described in “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017 and “Note 8: Employee benefit plans” in Item 8 of this Current Report on Form 8-K.

We expect that we will be able to fund our remaining obligations and commitments with cash flow from operations. To the extent we are unable to fund these obligations and commitments with cash flow from operations; we intend to fund these obligations and commitments with proceeds from available borrowing capacity under our Senior ABL Facility or under future financings.
Off-Balance Sheet Arrangements
We have few off-balance sheet arrangements. In recent years, our principal off-balance sheet arrangements have consisted primarily of operating leases for facility space, rail cars and some equipment leasing and we expect to continue these practices. For additional information on these leases, see “Note 19: Commitments and contingencies” in Item 8 of this Current Report on Form 8-K. We do not use special purpose entities that would create off-balance sheet financing.
Critical Accounting Estimates
General
Preparation of our financial statements in accordance with GAAP requires management to make a number of significant estimates and assumptions that form the basis for our determinations as to the carrying values of assets and liabilities and the reported amounts of revenues and expenses that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
We consider an accounting estimate to be critical if that estimate requires that we make assumptions about matters that are highly uncertain at the time we make that estimate and if different estimates that we could reasonably have used or changes in accounting estimates that are reasonably likely to occur could materially affect our consolidated financial statements. We believe that the following critical accounting estimates reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements. Our significant accounting policies are described in “Note 2: Significant accounting policies” in Item 8 of this Current Report on Form 8-K.
Revenue Recognition
We recognize net sales when persuasive evidence of an arrangement exists, delivery of products has occurred or services are provided to customers, the sales price is fixed or determinable and collectability is reasonably assured. Net sales includes product sales, billings for freight and handling charges and fees earned for services provided, net of any discounts, returns, customer rebates and sales or other revenue-based tax. We recognize product sales and billings for freight and handling charges when products are considered delivered to the customer under the terms of the sale. Fee revenues are recognized when services are completed.
Our sales to customers in the agriculture end markets often provide for a form of inventory protection through credit and re-bill, as well as understandings pursuant to which price changes from producers may be passed through to the customer. These arrangements require us to make estimates of potential returns of unused product as well as revenue deferral to the extent the sales price is not considered determinable. The estimates used to determine the amount of revenue associated with product likely to be returned are based on past experience adjusted for any current market conditions.
Goodwill
Goodwill is tested for impairment annually, or between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Goodwill is tested for impairment at a reporting unit level using either a qualitative assessment, commonly referred to as a “step zero” test, or a quantitative assessment, commonly referred to as a “step one” test. For each of the reporting units, the Company has the option to perform either the step zero or the step one test.
The step zero goodwill impairment test utilizes qualitative factors to determine whether it is more likely than not that the fair value of the reporting units is less than its carrying value. Qualitative factors include: macroeconomic conditions; legal and regulatory environment; industry and market considerations; overall financial performance and cost factors to determine whether a reporting unit is at risk for goodwill impairment. In the event a reporting unit fails the step zero goodwill impairment test, it is necessary to perform the step one goodwill impairment test.
The step one goodwill impairment test compares the estimated fair value of each reporting unit with the reporting unit’s carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and we must perform step two of the impairment test (measurement). Step two of the impairment test, if necessary, requires the identification and estimation of the fair value of the reporting unit’s individual assets, including currently unrecognized intangible assets, and liabilities in order to calculate the implied fair value of the reporting unit’s goodwill. Under step two, an impairment loss is recognized to the extent the carrying amount of the reporting unit’s goodwill exceeds the implied fair value. The See “Note 12: Goodwill and intangible assets” in Item 8 of this Current Report on Form 8-K for additional information related to goodwill.
At October 1, 2017, we performed our annual impairment review via step zero and concluded it was more likely than not that the fair value exceeded the carrying value for all reporting units with goodwill balances. There were no events or circumstances from the date of assessment through December 31, 2017 that would affect this conclusion. Accordingly, further step one and step two testing was not required to be performed.
Determining the fair value of a reporting unit requires judgment and involves the use of significant estimates and assumptions by management. The inputs that create the most sensitivity in our goodwill valuation model are the discount rate, terminal growth rate, estimated cash flow projections and market multiples. We can provide no assurance that a material impairment charge will not occur in a future period. Our estimates of future cash flows may differ from actual cash flows that are subsequently realized due to many factors, including future worldwide economic conditions and the expected benefits of our initiatives. Any of these potential factors, or other unexpected factors, may cause us to re-evaluate the carrying value of goodwill.
Environmental Liabilities
As more fully described in “Note 2: Significant accounting policies” and “Note 19: Commitments and contingencies” in Item 8 of this Current Report on Form 8-K, we recognize environmental contingency liabilities for probable and reasonably estimable losses associated with environmental remediation. The estimated environmental contingency liability includes incremental direct costs of investigations, remediation efforts and post-remediation monitoring. The total environmental reserve at December 31, 2017, and 2016 was $89.2 million and $95.8 million, respectively.
Our environmental reserves are subject to numerous uncertainties that affect our ability to accurately estimate our costs, or our share of costs if multiple parties are responsible. These uncertainties involve the legal, regulatory and enforcement parameters governing environmental assessment and remediation, the nature and extent of contamination at these sites, the extent and cost of assessment and remediation efforts required, the choice of remediation and, in the case of sites with multiple responsible parties, the number and financial strength of other potentially responsible parties. In addition, our determination as to whether a loss is probable may change, particularly as new facts emerge as to the nature or extent of any non-compliance with environmental laws and the costs of assessment and remediation. Our revisions to the environmental reserve estimates have ranged between $12.3 million to $5.5 million between 2017 and 2016.
Defined Benefit Pension and Other Postretirement Obligations
As described more fully in “Note 2: Significant accounting policies” and “Note 8: Employee benefit plans” in Item 8 of this Current Report on Form 8-K, we sponsor defined benefit pension plans in the US and various other countries. We determine these pension costs and obligations using actuarial methodologies that use several statistical and judgmental factors. These assumptions include discount rates, rates for expected return on assets, mortality rates, retirement rates and for some plans rates for compensation increases, as determined by us within certain guidelines. Actual experience different from those estimated and changes in assumptions can result in the recognition of gains and losses in earnings as our accounting policy is to recognize changes in the fair value of plan assets or each plan’s projected benefit obligation in the fourth quarter of each year (the “mark to market” adjustment), unless an earlier remeasurement is required.
For the year ended December 31, 2017, we decreased our average pension discount rate by 42 basis points, resulting in an increase in our pension plan benefit obligation of $63.2 million. For the year ended December 31, 2016, our average pension discount rate decreased by 54 basis points, resulting in an increase in our pension plan benefit obligation of $114.0 million. Our expected long-term rate of return on pension plan assets is 6.02% and 6.85% for 2017 and 2016, respectively. Actual returns can vary from the expected long-term rate each year. Actual returns for 2017 and 2016 were $117.4 million, or 11.7%, and $106.4 million or 10.9%, respectively. Our expected return on plan assets is calculated using the actual fair value of plan assets. Due to the phasing out of benefits under our postretirement benefit plan, changes in assumptions have an immaterial effect on that obligation.
The following table demonstrates the impact of a 25 basis point reduction in the average pension discount rate on our pension plan benefit obligation as of the year ended December 31, 2017.

(in millions)	2017 Pension Benefit Obligation
25 basis point decrease in discount rate	$51.9

The following table demonstrates the impact of a 25 basis point decrease in our assumed discount rate and separately a 100 basis point decrease in our expected return on plan assets on our 2018 defined benefit pension cost (credit).

(in millions)	2018 Net Benefit Cost (Income)
25 basis point decrease in assumed discount rate	$(1.6)
100 basis point decrease in expected return on plan assets	10.4
Income Taxes
We are subject to income taxes in the jurisdictions in which we sell products and earn revenues, including the United States, Canada and various Latin American, Asian-Pacific and European jurisdictions. By their nature, a number of our tax positions require us to apply significant judgment in order to properly evaluate and quantify our tax positions and to determine our provision for income taxes. GAAP sets forth a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon examination, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. GAAP specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions and also requires expanded disclosures. See “Note 7: Income taxes” in Item 8 of this Current Report on Form 8-K.
On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (the “Tax Act”). The legislation significantly changes U.S. tax law by, among other things, lowering corporate income tax rates, implementing a territorial tax system and imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The Tax Act permanently reduces the U.S. corporate income tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018. The SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. The Company has recognized the provisional tax impacts related to deemed repatriated earnings and the revaluation of deferred tax assets and liabilities and included these amounts in its consolidated financial statements for the year ended December 31, 2017. The ultimate impact may differ from these provisional amounts, possibly materially, due to, among other things, additional analysis, changes in interpretations and assumptions the Company has made, additional regulatory guidance that may be issued, and actions the Company may take as a result of the Tax Act. The accounting is expected to be complete within the measurement period of one year from December 22, 2017.
Although we believe we have adequately reserved for our uncertain tax positions, the final outcome of these tax matters may be different than our provision. We adjust our reserves for tax positions in light of changing facts and circumstances, such as the closing of a tax audit, the refinement of an estimate or changes in tax laws. To the extent that the final tax outcome of these matters is different than the amounts recorded, the differences are recorded as adjustments to the provision for income taxes in the period in which such determination is made. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate. The interest and penalties related to these reserves are recorded as a component of interest expense and warehousing, selling and administrative expenses, respectively.
Our future effective tax rates could be adversely affected by changes in the valuation of our deferred tax assets or liabilities, or changes in tax laws, regulations, accounting principles or interpretations thereof. In addition, we are subject to examination of our income tax returns by various tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provisions for income taxes.
We recognize deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts using enacted tax rates in effect for the year the differences are expected to reverse. Significant judgment in the forecasting of taxable income using historical and projected future operating results is required in determining our provision for income tax and the related asset and liabilities.
In the event that the actual outcome of future tax consequences differs from our estimates and assumptions due to changes or future events such as tax legislation, geographic mix of the earnings, completion of tax audits or earnings repatriation plans, the resulting change to the provision for income taxes could have a material effect on the consolidated statements of operations and consolidated balance sheets.
We have a valuation allowance on certain deferred tax assets, including certain of our foreign net operating loss carry forwards, foreign tax credits and deferred interest expense.
In evaluating our ability to realize our deferred tax assets, in full or in part, we consider all available positive and negative evidence, including our past operating results, our forecast of future market growth, forecasted earnings, future taxable income and prudent and feasible tax planning strategies.

The assumptions utilized in determining future taxable income require significant judgment and are consistent with the plans and estimates we are using to manage the underlying businesses. We believe it is more likely than not that the remaining deferred tax assets recorded on our balance sheet will ultimately be realized. In the event we were to determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to earnings in the period in which we make such determination.
Recently Issued and Adopted Accounting Pronouncements
See “Note 2: Significant accounting policies” in Item 8 of this Current Report on Form 8-K.
Accounting Pronouncements Issued But Not Yet Adopted
See “Note 2: Significant accounting policies” in Item 8 of this Current Report on Form 8-K.
ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Univar Inc.

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Univar Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2017 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission 2013 framework and our report dated February 28, 2018 expressed an unqualified opinion thereon.

Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2010.
Chicago, Illinois
February 28, 2018
except for Notes 2, 4, 6, 7 and 21, as to which the date is
November 1, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Opinion on Internal Control over Financial Reporting
We have audited Univar Inc.’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, Univar Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2017 consolidated financial statements of Univar Inc. and our report dated February 28, 2018, except as to notes 2, 4, 6, 7 and 21, as to which the date is November 1, 2018, expressed an unqualified opinion thereon.

Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and applicable rules and regulation of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitation of Internal Control Over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP
Chicago, Illinois
February 28, 2018

UNIVAR INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

		Year ended December 31,
(in millions, except per share data)	Note	2017	2016	2015
Net sales		$8,253.7	$8,073.7	$8,981.8
Cost of goods sold (exclusive of depreciation)		6,448.2	6,346.6	7,182.7
Operating expenses:
Outbound freight and handling		292.0	286.6	324.6
Warehousing, selling and administrative		919.7	893.1	901.2
Other operating expenses, net	4	55.4	37.2	89.0
Depreciation		135.0	152.3	136.5
Amortization		65.4	85.6	88.5
Impairment charges	13	—	133.9	—
Total operating expenses		$1,467.5	$1,588.7	$1,539.8
Operating income		$338.0	$138.4	$259.3
Other (expense) income:
Interest income		4.0	3.9	4.3
Interest expense		(152.0)	(163.8)	(211.3)
Loss on extinguishment of debt	15	(3.8)	—	(12.1)
Other expense, net	6	(17.4)	(58.1)	(13.5)
Total other expense		$(169.2)	$(218.0)	$(232.6)
Income (loss) before income taxes		168.8	(79.6)	26.7
Income tax expense (benefit)	7	49.0	(11.2)	10.2
Net income (loss)		$119.8	$(68.4)	$16.5
Income (loss) per common share:
Basic	3	$0.85	$(0.50)	$0.14
Diluted	3	0.85	(0.50)	0.14
Weighted average common shares outstanding:
Basic	3	140.2	137.8	119.6
Diluted	3	141.4	137.8	120.1

The accompanying notes are an integral part of these consolidated financial statements.

UNIVAR INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

		Year ended December 31,
(in millions)	Note	2017	2016	2015
Net income (loss)		$119.8	$(68.4)	$16.5
Other comprehensive income (loss), net of tax:
Foreign currency translation	10	107.1	36.3	(212.6)
Pension and other postretirement benefits adjustment	10	(2.4)	(1.8)	(7.3)
Derivative financial instruments	10	6.7	—	3.7
Total other comprehensive income (loss), net of tax		$111.4	$34.5	$(216.2)
Comprehensive income (loss)		$231.2	$(33.9)	$(199.7)

The accompanying notes are an integral part of these consolidated financial statements.

UNIVAR INC.
CONSOLIDATED BALANCE SHEETS

		December 31,
(in millions, except per share data)	Note	2017	2016
Assets
Current assets:
Cash and cash equivalents		$467.0	$336.4
Trade accounts receivable, net		1,062.4	950.3
Inventories		839.5	756.6
Prepaid expenses and other current assets		149.6	134.8
Total current assets		$2,518.5	$2,178.1
Property, plant and equipment, net	11	1,003.0	1,019.5
Goodwill	12	1,818.4	1,784.4
Intangible assets, net	12	287.7	339.2
Deferred tax assets	7	22.8	18.2
Other assets		82.3	50.5
Total assets		$5,732.7	$5,389.9
Liabilities and stockholders’ equity
Current liabilities:
Short-term financing	15	$13.4	$25.3
Trade accounts payable		941.7	852.3
Current portion of long-term debt	15	62.0	109.0
Accrued compensation		100.7	65.6
Other accrued expenses	14	301.6	287.3
Total current liabilities		$1,419.4	$1,339.5
Long-term debt	15	2,820.0	2,845.0
Pension and other postretirement benefit liabilities	8	257.1	268.6
Deferred tax liabilities	7	35.4	17.2
Other long-term liabilities		110.7	109.7
Total liabilities		$4,642.6	$4,580.0
Stockholders’ equity:
Preferred stock, 200.0 million shares authorized at $0.01 par value with no shares issued or outstanding as of December 31, 2017 and 2016		—	—
Common stock, 2.0 billion shares authorized at $0.01 par value with 141.1 million and 138.8 million shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively		1.4	1.4
Additional paid-in capital		2,301.3	2,251.8
Accumulated deficit		(934.1)	(1,053.4)
Accumulated other comprehensive loss	10	(278.5)	(389.9)
Total stockholders’ equity		$1,090.1	$809.9
Total liabilities and stockholders’ equity		$5,732.7	$5,389.9

The accompanying notes are an integral part of these consolidated financial statements.

UNIVAR INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

		Year ended December 31,
(in millions)	Note	2017	2016	2015
Operating activities:
Net income (loss)		$119.8	$(68.4)	$16.5
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization		200.4	237.9	225.0
Impairment charges	13	—	133.9	—
Amortization of deferred financing fees and debt discount		7.9	7.9	12.2
Amortization of pension credit from accumulated other comprehensive loss	8	(0.2)	(4.5)	(11.9)
Loss on extinguishment of debt	15	3.8	—	12.1
Gain on sale of property, plant and equipment	4	(11.3)	(0.7)	(2.8)
Deferred income taxes	7	11.7	(31.6)	(7.4)
Stock-based compensation expense	9	19.7	10.4	7.5
Other		(0.7)	(0.2)	0.8
Changes in operating assets and liabilities:
Trade accounts receivable, net		(58.5)	70.2	198.7
Inventories		(47.7)	42.0	82.3
Prepaid expenses and other current assets		(8.7)	40.1	(29.6)
Trade accounts payable		53.6	12.0	(104.1)
Pensions and other postretirement benefit liabilities		(51.8)	26.9	(52.0)
Other, net		44.6	(25.9)	8.7
Net cash provided by operating activities		$282.6	$450.0	$356.0
Investing activities:
Purchases of property, plant and equipment		$(82.7)	$(90.1)	$(145.0)
Proceeds from sale of property, plant and equipment		29.2	9.4	9.5
Purchases of businesses, net of cash acquired	18	(24.4)	(53.6)	(153.4)
Other		(1.2)	(1.7)	(5.5)
Net cash used by investing activities		$(79.1)	$(136.0)	$(294.4)
Financing activities:
Proceeds from sale of common stock		$—	$—	$765.3
Proceeds from the issuance of long-term debt	15	4,477.8	—	2,806.6
Payments on long-term debt and capital lease obligations	15	(4,585.7)	(178.2)	(3,547.8)
Short-term financing, net	15	(22.2)	(4.6)	(11.5)
Financing fees paid	15	(7.7)	—	(28.7)
Taxes paid related to net share settlements of stock-based compensation awards		(8.5)	—	(3.6)
Stock option exercises	9	36.5	16.9	3.0
Contingent consideration payments		(3.7)	(0.4)	—
Other		1.1	(0.2)	(3.1)
Net cash used by financing activities		$(112.4)	$(166.5)	$(19.8)
Effect of exchange rate changes on cash and cash equivalents		$39.5	$0.8	$(59.7)
Net increase (decrease) in cash and cash equivalents		130.6	148.3	(17.9)
Cash and cash equivalents at beginning of period		336.4	188.1	206.0
Cash and cash equivalents at end of period		$467.0	$336.4	$188.1
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes		$29.9	$14.9	$38.2
Interest, net of capitalized interest		140.2	148.9	169.7
Non-cash activities:
Additions of property, plant and equipment included in trade accounts payable and other accrued expenses		$7.4	$11.5	$10.1
Additions of property, plant and equipment under a capital lease obligation		19.9	29.6	67.7
The accompanying notes are an integral part of these consolidated financial statements.

UNIVAR INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in millions, except per share data)	Common stock (shares)	Common stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total
Balance, January 1, 2015	100.2	$—	$1,457.6	$(1,001.3)	$(208.2)	$248.1
Net income	—	—	—	16.5	—	16.5
Foreign currency translation adjustment, net of tax $7.4	—	—	—	—	(212.6)	(212.6)
Pension and other postretirement benefits adjustment, net of tax $4.6	—	—	—	—	(7.3)	(7.3)
Derivative financial instruments, net of tax ($2.1)	—	—	—	—	3.7	3.7
Share issuances	37.7	—	761.5	—	—	761.5
Change in par value of common stock to $0.01	—	1.4	(1.4)	—	—	—
Tax withholdings related to net share settlements of stock-based compensation awards	(0.2)	—	(3.4)	(0.2)	—	(3.6)
Stock option exercises	0.2	—	3.0	—	—	3.0
Stock-based compensation	0.1	—	7.5	—	—	7.5
Usage of excess tax benefit from stock-based compensation	—	—	(0.1)	—	—	(0.1)
Balance, December 31, 2015	138.0	$1.4	$2,224.7	$(985.0)	$(424.4)	$816.7
Net loss	—	—	—	(68.4)	—	(68.4)
Foreign currency translation adjustment, net of tax $23.9	—	—	—	—	36.3	36.3
Pension and other postretirement benefits adjustment, net of tax $1.5	—	—	—	—	(1.8)	(1.8)
Stock option exercises	0.8	—	16.9	—	—	16.9
Stock-based compensation	—	—	10.4	—	—	10.4
Other	—	—	(0.2)	—	—	(0.2)
Balance, December 31, 2016	138.8	$1.4	$2,251.8	$(1,053.4)	$(389.9)	$809.9
Impact due to adoption of ASU, net of tax $0.2 (1)	—	—	0.7	(0.5)	—	0.2
Net income	—	—	—	119.8	—	119.8
Foreign currency translation adjustment, net of tax ($2.1)	—	—	—	—	107.1	107.1
Pension and other postretirement benefits adjustment, net of tax $0.6	—	—	—	—	(2.4)	(2.4)
Derivative financial instruments, net of tax ($4.3)	—	—	—	—	6.7	6.7
Restricted stock units vested	0.8	—	—	—	—	—
Tax withholdings related to net share settlements of stock-based compensation awards	(0.3)	—	(8.5)	—	—	(8.5)
Stock option exercises	1.8	—	36.5	—	—	36.5
Employee stock purchase plan (2)	—	—	1.1	—	—	1.1
Stock-based compensation	—	—	19.7	—	—	19.7
Balance, December 31, 2017	141.1	$1.4	$2,301.3	$(934.1)	$(278.5)	$1,090.1

(1)	Adjusted due to the adoption of ASU 2016-09 “Improvement to Employee Share-Based Payment Accounting” on January 1, 2017. Refer to “Note 2: Significant accounting policies” for more information.

(2)
During November 2016, our Board of Directors approved the Univar Employee Stock Purchase Plan, or ESPP, authorizing the issuances of up to 2.0 million shares of the Company's common stock effective January 1, 2017. The total number of shares issued under the plan for the first two offering periods from January through December 2017 was 39,418 shares.

The accompanying notes are an integral part of these consolidated financial statements.

UNIVAR INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2017 AND 2016 AND
FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015
1. Nature of operations
Headquartered in Downers Grove, Illinois, Univar Inc. (“Company” or “Univar”) is a leading global chemical and ingredients distributor and provider of specialty services. The Company’s operations are structured into four operating segments that represent the geographic areas under which the Company manages its business:

•	Univar USA (“USA”)

•	Univar Canada (“Canada”)

•	Univar Europe, the Middle East and Africa (“EMEA”)

•	Rest of the World (“Rest of World”)
Rest of World includes certain developing businesses in Latin America (including Brazil and Mexico) and the Asia-Pacific region.
2. Significant accounting policies
Basis of presentation
The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Unless otherwise indicated, all financial data presented in these consolidated financial statements are expressed in US dollars.
Basis of consolidation
The consolidated financial statements include the financial statements of the Company and its subsidiaries. Subsidiaries are consolidated if the Company has a controlling financial interest, which may exist based on ownership of a majority of the voting interest, or based on the Company’s determination that it is the primary beneficiary of a variable interest entity (“VIE”). The Company did not have any material interests in VIEs during the years presented in these consolidated financial statements. All intercompany balances and transactions are eliminated in consolidation.
Use of estimates
The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and accompanying notes. Actual results could differ materially from these estimates.
Recently issued and adopted accounting pronouncements
In March 2016, the FASB issued ASU 2016-09 “Compensation – Stock Compensation” (Topic 718) – “Improvement to Employee Share-Based Payment Accounting.” The core principal of the guidance is to simplify several aspects of the accounting for employee share-based payment transactions including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification of related amounts within the statement of cash flows. The standard was effective for fiscal years beginning after December 15, 2016, including interim periods within such fiscal years. The guidance was applied using a modified retrospective method by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance was adopted. The Company adopted the ASU as of January 1, 2017 which resulted in an increase of $0.5 million, net of tax of $0.2 million, in accumulated deficit and the offset of $0.7 million was recorded in additional paid-in capital within the Company's consolidated balance sheet and statements of changes in stockholders' equity.
In October 2016, the FASB issued ASU 2016-17 “Consolidation” (Topic 810) - “Interests Held through Related Parties That Are under Common Control.” The core principle of the guidance is to provide amendments to the current consolidation guidance. The revised consolidation guidance modifies how a reporting entity that is a single decision maker of a VIE should treat indirect interests in the entity held through related parties that are under common control with the reporting entity when determining whether it is the primary beneficiary of that VIE. This guidance was effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. The Company adopted the ASU as of January 1, 2017 and the ASU was applied retrospectively to all relevant prior periods beginning with the fiscal year in which the amendments in ASU 2015-02 “Consolidation” (Topic 810) - “Amendments to the Consolidation Analysis” were applied. The adoption of this ASU had no material impact on the Company’s consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15 “Statement of Cash Flows” (Topic 230) - “Classification of Certain Cash Receipts and Cash Payments.” The ASU clarifies and provides specific guidance on eight cash flow classification issues that were not addressed within the previous guidance. The guidance is to be applied using a retrospective transition method to each period presented. The Company adopted the ASU as of January 1, 2018 and accordingly restated the consolidated statement of cash flows to conform with the current period presentation under this new guidance. As a result of the adoption, the Company reclassified $3.7 million and $0.4 million of cash outflows previously reported as operating activities to financing activities within the consolidated statement of cash flows related to contingent consideration payments for the years ended December 31, 2017 and 2016, respectively.
In March 2017, the FASB issued ASU 2017-07 “Compensation - Retirement Benefits” (Topic 715) - “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” The ASU requires entities to disaggregate the service cost component from the other components of net periodic benefit costs and present it with other current compensation costs for related employees in the income statement, and present the other component elsewhere in the income statement and outside of income from operations if that subtotal is presented. The amendments in this update also allow only the service cost component to be eligible for capitalization when applicable. The guidance is to be applied retrospectively for all periods presented. The Company adopted the ASU as of January 1, 2018 and accordingly restated the consolidated statement of operations to conform with the current period presentation under this new guidance. As a result of the adoption, the Company reclassified interest cost, expected return on assets and amortization of prior service costs from warehousing, selling and administrative expenses to other expense, net as well as the mark to market, curtailment, and settlement expenses from other operating expenses, net to other expense, net. Adoption of ASU 2017-07 resulted in a $9.9 million, $15.3 million and $26.8 million reclassification between warehouse, selling and administrative expenses and other expense, net within the Company’s consolidated statement of operations for the years ended December 31, 2017, 2016 and 2015, respectively. The adoption also resulted in a $5.9 million, $67.3 million and $17.1 million reclassification between other operating expenses, net and other expense, net within the Company’s consolidated statement of operations for the years ended December 31, 2017, 2016 and 2015, respectively. This reclassification did not affect the Company’s net income (loss), income (loss) per common share, financial position or cash flows.
Accounting pronouncements issued but not yet adopted
In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers” (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification (“ASC”) 605, “Revenue Recognition.” This new revenue standard creates a single source of revenue guidance for all companies in all industries and is more principles-based than the current revenue guidance. The guidance permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method) or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (modified retrospective method). We plan to adopt this update on January 1, 2018 using the modified retrospective approach by recognizing the cumulative effect of initially applying the standard as an adjustment to the opening balance of retained earnings for 2018.
The Company expects the net impact to accumulated deficit related to the adoption transition adjustment to not be material. The adjustment primarily relates to bill-and-hold arrangements and transition to an over time revenue recognition methodology for select service lines of business. The Company also expects adjustments to the consolidated balance sheet related to the adoption transition adjustment, which are primarily due to a change in classification of customer prepayments and return reserves.
In January 2016, the FASB issued ASU 2016-01 “Financial Instrument – Recognition and Measurement of Financial Assets and Financial Liabilities” (Subtopic 825-10). The core principle of the guidance is that an entity should classify equity securities with readily determinable fair values as “trading” or “available-for-sale” and requires equity securities to be measured at fair value with changes in the fair value recognized through net income. For equity investments that do not have readily determinable fair values, remeasurement is required at fair value either upon the occurrence of an observable price change or upon identification of impairment. The ASU defines an equity investment as “investments in partnerships, unincorporated joint ventures and limited liability companies that do not result in consolidation and are not accounted for under the equity method.” This guidance is applied as a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption and is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this accounting standard update on its internal processes, operating results and financial reporting. The Company does not expect a significant impact to its consolidated financial statements when it adopts this ASU.
In February 2016, the FASB issued ASU 2016-02 “Leases” (Topic 842), which supersedes the lease recognition requirements in ASC Topic 840, “Leases.” The core principal of the guidance is that an entity should recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. The standard will be effective for fiscal years beginning after December 15, 2018, including interim periods within such fiscal years. Early adoption is permitted. The guidance is to be applied using a modified retrospective transition method with the option to elect a package of practical expedients. The Company has established a project team to evaluate and implement the standard. The project team is in the process of determining and reviewing the scope of arrangements subject to this standard, as well as, assessing the impact to our systems, processes and internal controls to comply with the standard’s reporting and disclosure requirements. Upon adoption of this standard, the Company expects the consolidated balance sheet to include a right of use asset and liability related to certain operating lease arrangements. The Company is currently evaluating the impact of the adoption of this accounting standard update on its internal processes, operating results and financial reporting.
In June 2016, the FASB issued ASU 2016-13 “Financial Instruments - Credit Losses” (Topic 326) - “Measurement of Credit Losses on Financial Instruments.” The ASU requires entities to use a Current Expected Credit Loss model which is a new impairment model based on expected losses rather than incurred losses. Under the model, an entity would recognize an impairment allowance equal to its current estimate of all contractual cash flows that the entity does not expect to collect from financial assets measured at amortized cost. The entity's estimate would consider relevant information about past events, current conditions and reasonable and supportable forecasts, which will result in recognition of lifetime expected credit losses upon initial recognition of the related assets. This guidance will be effective for fiscal years beginning after December 15, 2019, including interim periods within such fiscal years. The Company expects to adopt this guidance when effective, and does not expect the guidance to have a significant impact to its consolidated financial statements when it adopts this ASU on January 1, 2020.
In October 2016, the FASB issued ASU 2016-16 “Income Taxes” (Topic 740) - “Intra-Entity Transfers of Assets Other Than Inventory.” The ASU eliminates the exception that prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party for assets other than inventory. The standard will be effective for fiscal years beginning after December 15, 2017, including interim periods within such fiscal years. Early adoption is permitted as of the beginning of an annual reporting period for which financial statements (interim or annual) have not yet been issued. The guidance requires modified retrospective adoption. The Company expects to adopt this guidance when effective, and does not expect the guidance to have a significant impact to its consolidated financial statements when it adopts this ASU on January 1, 2018.
In November 2016, the FASB issued ASU 2016-18 “Statement of Cash Flows” (Topic 230) - “Restricted Cash.” The ASU clarifies and provides specific guidance on restricted cash classification issues that are not currently addressed by current guidance; and therefore, reduces the current diversity in practice. The standard will be effective for fiscal years beginning after December 15, 2017, including interim periods within such fiscal years. Early adoption is permitted. The guidance is to be applied using a retrospective transition method to each period presented. The Company does not expect any impact to its consolidated statement of operations or consolidated balance sheet since the ASU only addresses classification items within the statement of cash flows.
In January 2017, the FASB issued ASU 2017-01 “Business Combinations” (Topic 805) - “Clarifying the Definition of a Business.” The core principle of the guidance is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The standard will be effective for fiscal years beginning after December 15, 2017, including interim periods within such fiscal years. Early adoption is permitted immediately, pending non-recognition of the business transaction in previously issued or made available financial statements. The Company does not expect a significant impact to its consolidated financial statements when it adopts this ASU.
In January 2017, the FASB issued ASU 2017-04 “Intangibles - Goodwill and Other” (Topic 350) - “Simplifying the Test for Goodwill Impairment.” The core principle of the guidance is to simplify the accounting for goodwill impairments by eliminating step 2 from the goodwill impairment test. The new standard allows an entity to calculate goodwill impairment as the excess of a reporting unit's carrying amount in comparison to the reporting unit's fair value. The standard will be effective for fiscal years beginning after December 15, 2019, including interim periods within such fiscal years. Early adoption is permitted, including adoption in an interim period, for goodwill impairment tests performed on dates after January 1, 2017. The Company expects to adopt the pronouncement in 2018 and does not expect a significant impact to its consolidated financial statements.
In May 2017, the FASB issued ASU 2017-09 “Compensation - Stock Compensation” (Topic 718) - “Scope of Modification Accounting.” The ASU provides clarity and reduces both diversity in practice and cost and complexity when applying the guidance in Topic 718, Compensation—Stock Compensation, to a change to the terms or conditions of a share-based payment award. The standard will be effective for fiscal years beginning after December 15, 2017, including interim periods within such fiscal years. Early adoption is permitted, including adoption in an interim period. The guidance is to be applied prospectively. The Company does not expect a significant impact to its consolidated financial statements when it adopts this ASU.
In August 2017, the FASB issued ASU 2017-12 “Derivatives and Hedging (Topic 815) - Targeted Improvements to Accounting for Hedging Activities.” The ASU better aligns hedge accounting with an entity’s risk management activities, simplifies the application of hedge accounting, and improves transparency as to the scope and results of hedging programs. The standard will be effective for fiscal years beginning after December 15, 2018, including interim periods within such fiscal years. Early adoption is permitted in any interim period after issuance of the ASU. The guidance is to be applied using a modified retrospective approach to existing hedging relationships as of the adoption date. The amended presentation and disclosure guidance is required only prospectively. The Company is evaluating the impact of the ASU on its consolidated financial statements.
Cash and cash equivalents
Cash and cash equivalents include highly-liquid investments with an original maturity of three months or less that are readily convertible into known amounts of cash. Cash at banks earn interest at floating rates based on daily bank deposit rates.
Trade accounts receivable, net
Trade accounts receivable are stated at the invoiced amount, net of an allowance for doubtful accounts.
In the normal course of business, the Company provides credit to its customers, performs ongoing credit evaluations of these customers and maintains reserves for potential credit losses. In certain situations, the Company will require up-front cash payment, collateral and/or personal guarantees based on the credit worthiness of the customer.
The allowance for doubtful accounts was $13.0 million and $13.4 million at December 31, 2017 and 2016, respectively. The allowance for doubtful accounts is estimated based on an individual assessment of collectability based on factors that include current ability to pay, bankruptcy and payment history, as well as a general reserve related to prior experience.
Inventories
Inventories consist primarily of products purchased for resale and are stated at the lower of cost or net realizable value. Inventory cost is determined by the weighted average cost method. Inventory cost includes purchase price from producers net of any rebates received, inbound freight and handling, and direct labor and other costs incurred to blend and repackage product and excludes depreciation expense. The Company recognized $3.3 million, $6.6 million and $0.8 million of lower of cost or net realizable value adjustments to certain of its inventories in the years ended December 31, 2017, 2016 and 2015, respectively. The expense related to these adjustments is included in cost of goods sold in the consolidated statements of operations.
Producer incentives
The Company has arrangements with certain producers that provide discounts when certain measures are achieved, generally related to purchasing volume. Volume rebates are generally earned and realized when the related products are purchased during the year. The reduction in cost of goods sold is recorded when the related products, on which the rebate was earned, are sold. As our right to receive these incentives will depend on our purchases for the entire year, our accounting estimates depend on our ability to accurately forecast annual purchases. Discretionary rebates are recorded when received. The unpaid portion of rebates from producers is recorded in prepaid expenses and other current assets in the consolidated balance sheets.
Property, plant and equipment, net
Property, plant and equipment are carried at historical cost, net of accumulated depreciation. Expenditures for improvements that add functionality and/or extend useful life are capitalized. The Company capitalizes interest costs on significant capital projects, as an increase to property, plant and equipment. Repair and maintenance costs are expensed as incurred. Depreciation is recorded on a straight-line basis over the estimated useful life of each asset from the time the asset is ready for its intended purpose, with consideration of any expected residual value. Depreciation expense is recorded to depreciation within the consolidated statement of operations.
The estimated useful lives of property, plant and equipment are as follows:

Buildings	10-50 years
Main components of tank farms	5-40 years
Containers	2-15 years
Machinery and equipment	5-20 years
Furniture, fixtures and others	5-20 years
Information technology	3-10 years
The Company evaluates the useful life and carrying value of property, plant and equipment for impairment if an event occurs or circumstances change that would indicate the carrying value may not be recoverable. If an asset is tested for possible impairment, the Company compares the carrying amount of the related asset group to future undiscounted net cash flows expected to be generated by that asset group. If the carrying amount of the asset group is not recoverable on an undiscounted cash flow basis, an impairment loss is recognized to the extent that the carrying amount exceeds its estimated fair value.

Leasehold improvements are capitalized and amortized over the lesser of the term of the applicable lease, including renewable periods if reasonably assured, or the useful life of the improvement.
Assets under capital leases where ownership transfers to the Company at the end of the lease term or the lease agreement contains a bargain purchase option are depreciated over the useful life of the asset. For remaining assets under capital leases, the assets are depreciated over the lesser of the term of the applicable lease, including renewable periods if reasonably assured, or the useful life of the asset with consideration of any expected residual value.
Refer to “Note 11: Property, plant and equipment, net” for further information.
Goodwill and intangible assets
Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired in business combinations.
Goodwill is tested for impairment annually on October 1, or between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Goodwill is tested for impairment at a reporting unit level using either a qualitative assessment, commonly referred to as a “step zero” test, or a quantitative assessment, commonly referred to as a “step one” test. For each of the reporting units, the Company has the option to perform either the step zero or the step one test. The Company’s reporting units are identical to the identified four operating segments: USA, Canada, EMEA, and Rest of World.
The Company elected the step zero test to evaluate goodwill for impairment for each of the reporting units during 2017 and 2016. The step zero goodwill impairment test utilizes qualitative factors to determine whether it is more likely than not that the fair value of the reporting units is less than its carrying value. Qualitative factors include: macroeconomic conditions; legal and regulatory environment; industry and market considerations; overall financial performance and cost factors to determine whether a reporting unit is at risk for goodwill impairment. In the event a reporting unit fails the step zero goodwill impairment test, it is necessary to perform the step one goodwill impairment test.
Prior to the year ended December 31, 2016, the Company tested for goodwill impairment at a reporting level using a two-step test. The step one goodwill impairment test compares the estimated fair value of each reporting unit with the reporting unit’s carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the Company must perform step two of the impairment test (measurement). Step two of the impairment test, if necessary, would require the identification and estimation of the fair value of the reporting unit’s individual assets, including currently unrecognized intangible assets and liabilities in order to calculate the implied fair value of the reporting unit’s goodwill. Under step two, an impairment loss is recognized to the extent the carrying amount of the reporting unit’s goodwill exceeds the implied fair value.
Intangible assets consist of customer and producer relationships and contracts, intellectual property trademarks, trade names, non-compete agreements and exclusive distribution rights. Intangible assets have finite lives and are amortized over their respective useful lives of 2 to 20 years. Amortization of intangible assets is based on the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up which is based on the undiscounted cash flows, or when not reliably determined, on a straight-line basis. Intangible assets are tested for impairment if an event occurs or circumstances change that indicates the carrying value may not be recoverable. Refer to “Note 13: Impairment charges” for further information.
Customer relationship intangible assets represent the fair value allocated in purchase price accounting for the ongoing relationships with an existing customer base acquired in a business combination. The fair value of customer relationships is determined using the excess earnings methodology, an income based approach. The excess earnings methodology provides an estimate of the fair value of customer relationship assets by deducting economic costs, including operating expenses and contributory asset charges from revenue expected to be generated by the asset. These estimated cash flows are then discounted to the present value equivalent.
Refer to “Note 12: Goodwill and intangible assets” for further information.
Short-term financing
Short-term financing includes bank overdrafts and short-term lines of credit. Refer to “Note 15: Debt” for further information.
Long-term debt
Long-term debt consists of loans with original maturities greater than one year. Fees paid in connection with the execution of line-of-credit arrangements are included in other assets and fees paid in connection with the execution of a recognized debt liability as a direct deduction from the carrying amount of that debt liability. These fees are amortized using the effective interest method over the term of the related debt or expiration of the line-of-credit arrangement. Refer to “Note 15: Debt” for further information.
Income taxes
The Company is subject to income taxes in the US and numerous foreign jurisdictions. Significant judgment in the forecasting of taxable income using historical and projected future operating results is required in determining the Company’s provision for income taxes and the related assets and liabilities. The provision for income taxes includes income taxes paid, currently payable or receivable and those deferred.
On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (the “Tax Act”). The legislation significantly changes U.S. tax law by, among other things, lowering corporate income tax rates, implementing a territorial tax system and imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The Tax Act permanently reduces the U.S. corporate income tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018. The SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. The Company has recognized the provisional tax impacts related to deemed repatriated earnings and the revaluation of deferred tax assets and liabilities and included these amounts in its consolidated financial statements for the year ended December 31, 2017. The ultimate impact may differ from these provisional amounts, possibly materially, due to, among other things, additional analysis, changes in interpretations and assumptions the Company has made, additional regulatory guidance that may be issued, and actions the Company may take as a result of the Tax Act. The accounting is expected to be complete within the measurement period of one year from December 22, 2017.
In the event that the actual outcome of future tax consequences differs from the Company’s estimates and assumptions due to changes or future events such as tax legislation, geographic mix of the earnings, completion of tax audits or earnings repatriation plans, the resulting change to the provision for income taxes could have a material effect on the consolidated statement of operations and consolidated balance sheet.
Deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences reverse. Deferred tax assets are also recognized for the estimated future effects of tax loss carryforwards. The effect on deferred taxes of changes in tax rates is recognized in the period in which the revised tax rate is enacted.
The Company records valuation allowances to reduce deferred tax assets to the extent it believes it is more likely than not that a portion of such assets will not be realized. In making such determinations, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and the ability to carry back losses to prior years. Realization is dependent upon generating sufficient taxable income prior to expiration of tax attribute carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized, or if not, a valuation allowance has been recorded. The Company continues to monitor the value of its deferred tax assets, as the amount of the deferred tax assets considered realizable, could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced, or current tax planning strategies are not implemented.
US GAAP prescribes a recognition threshold and measurement attribute for the accounting and financial statement disclosure of tax positions taken or expected to be taken in a tax return. The evaluation of a tax position is a two-step process. The first step requires the Company to determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. The second step requires the Company to recognize in the financial statements each tax position that meets the more likely than not criteria, measured at the amount of benefit that has a greater than fifty percent likelihood of being realized.
The Company recognizes interest and penalties related to unrecognized tax benefits within interest expense and warehousing, selling and administrative, respectively, in the accompanying consolidated statements of operations. Accrued interest and penalties are included within either other accrued expenses or other long-term liabilities in the consolidated balance sheets.
Refer to “Note 7: Income taxes” for further information.
Pension and other postretirement benefit plans
The Company sponsors several defined benefit and defined contribution plans. The Company’s contributions to defined contribution plans are charged to income during the period of the employee’s service.
The benefit obligation and cost of defined benefit pension plans and other postretirement benefits are calculated based upon actuarial valuations, which involves making assumptions about discount rates, expected rates of return on assets, future salary increases, future health care costs, mortality rates and future pension increases. Due to the long-term nature of these plans, such estimates are subject to significant uncertainty.
The projected benefit obligation is calculated separately for each plan based on the estimated future benefit employees have earned in return for their service based on the employee’s expected date of retirement. Those benefits are discounted to determine the present value of the benefit obligations using the projected unit-credit method. A liability is recognized on the balance sheet for each plan with a projected benefit obligation in excess of the fair value of plan assets. An asset is recorded for each plan with plan assets at fair value in excess of the projected benefit obligation.
The Company recognizes the actuarial gains or losses that arise during the period within other expense, net in the consolidated statement of operations. This “mark to market” adjustment is recognized at each December 31. This adjustment primarily includes gains and losses resulting from changes in discount rates and the difference between the expected rate of return on plan assets and actual plan asset returns. Curtailment and settlement gains and losses are recognized in other expense, net in the statement of operations. Curtailment losses must be recognized in the statement of operations when it is probable that a curtailment will occur and its effects are reasonably estimable. However, a curtailment gain is recognized in the statement of operations when the related employees terminate or the plan suspension or amendment is adopted, whichever is applicable. Settlement gains and losses are recognized in the period in which the settlement occurs, regardless of how probable it is at an earlier date that the settlement will occur and despite the fact that the probable gain or loss may be reasonably estimable before the settlement actually takes place. The Company recognizes prior service costs or credits that arise during the period in other comprehensive loss, and amortizes these items in subsequent periods as components of net periodic benefit cost within other expense, net in the consolidated statement of operations. All other components of net periodic benefit cost are classified as other expense, net with the exception of service cost which are classified as warehousing, selling and administrative expenses in the consolidated statements of operations.
The fair value of plan assets is used to calculate the expected return on assets component of the net periodic benefit cost.
Refer to “Note 8: Employee benefit plans” for further information.
Leases
All leases that are determined not to meet any of the capital lease criteria are classified as operating leases. Operating lease costs are recognized as an expense in the statement of operations on a straight-line basis over the lease term.
The Company leases certain vehicles and equipment that qualify for capital lease classification. Assets under capital leases are carried at historical cost, net of accumulated depreciation and are included in property, plant and equipment, net in the consolidated balance sheet. Depreciation expense related to the capital lease assets is included in depreciation expense in the consolidated statement of operations. Refer to “Note 11: Property, plant and equipment, net” for further information.
The present value of minimum lease payments under a capital lease is included in current portion of long-term debt and long-term debt in the consolidated balance sheet. The capital lease obligation is amortized utilizing the effective interest method and interest expense related to the capital lease obligation is included in interest expense in the consolidated statement of operations. Refer to “Note 19: Commitments and contingencies” for further information.
Contingencies
A loss contingency is recorded if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. The Company evaluates, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of the ultimate loss. Changes in these factors and related estimates could materially affect the Company’s financial position and results of operations. Legal expenses are recorded as legal services are provided. Refer to “Note 19: Commitments and contingencies” for further information.
Environmental liabilities
Environmental contingencies are recognized for probable and reasonably estimable losses associated with environmental remediation. Incremental direct costs of the investigation, remediation effort and post-remediation monitoring are included in the estimated environmental contingencies. Expected cash outflows related to environmental remediation for the next 12 months and amounts for which the timing is uncertain are reported as current within other accrued expenses in the consolidated balance sheets. The long-term portion of environmental liabilities is reported within other long-term liabilities in the consolidated balance sheets on an undiscounted basis, except for sites for which the amount and timing of future cash payments are fixed or reliably determinable. Environmental remediation expenses are included within warehousing, selling and administrative expenses in the consolidated statements of operations, unless associated with disposed operations, in which case such expenses are included in other operating expenses, net.
Environmental costs are capitalized if the costs extend the life of the property, increase its capacity and/or mitigate or prevent contamination from future operations.

Refer to “Note 19: Commitments and contingencies” for further information.
Revenue recognition
The Company recognizes net sales when persuasive evidence of an arrangement exists, delivery of products has occurred or services are provided to customers, the sales price is fixed or determinable and collectability is reasonably assured. Net sales includes product sales, billings for freight and handling charges and fees earned for services provided, net of any discounts, returns, customer rebates and sales or other revenue-based tax. The Company recognizes product sales and billings for freight and handling charges when products are considered delivered to the customer under the terms of the sale. Fee revenues are recognized when services are completed.
The Company’s sales to customers in the agriculture end market, principally in Canada, often provide for a form of inventory protection through credit and re-bill as well as understandings pursuant to which certain price changes from chemical producers may be passed through to the customer. These arrangements require the Company to make estimates of potential returns of unused chemicals as well as revenue deferral to the extent the sales price is not considered determinable. The estimates used to determine the amount of revenue associated with product likely to be returned are based on past experience adjusted for any current market conditions.
Foreign currency translation
The functional currency of the Company’s subsidiaries is the local currency, unless the primary economic environment requires the use of another currency. Transactions denominated in foreign currencies are translated into the functional currency of each subsidiary at the rate of exchange on the date of transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured into the functional currency of each subsidiary at period-end exchange rates. These foreign currency transaction gains and losses are recognized in other (expense) income, net in the consolidated statements of operations.
Foreign currency gains and losses relating to intercompany borrowings that are considered a part of the Company’s investment in a foreign subsidiary are reflected as a component of currency translation within accumulated other comprehensive loss in stockholders’ equity. In the year ended December 31, 2017, total foreign currency gains related to such intercompany borrowings were $4.8 million and in the years ended December 31, 2016 and 2015, total foreign currency losses related to such intercompany borrowings were $34.8 million and $11.2 million, respectively.
Assets and liabilities of foreign subsidiaries are translated into US dollars at period-end exchange rates. Income and expense accounts of foreign subsidiaries are translated into US dollars at the average exchange rates for the period. The net exchange gains and losses arising on this translation are reflected as a component of currency translation within accumulated other comprehensive loss in stockholders’ equity.
Stock-based compensation plans
The Company measures the total amount of employee stock-based compensation expense for a grant based on the grant date fair value of each award and recognizes the stock-based compensation expense on a straight-line basis over the requisite service period for each separately vesting tranche of an award. Stock-based compensation is based on unvested outstanding awards. The Company has elected to recognize forfeitures when realized. Stock-based compensation expense is classified within other operating expenses, net in the consolidated statements of operations. Refer to “Note 9: Stock-based compensation” for further information.
Share repurchases
The Company does not hold any treasury shares, as all shares of common stock are retired upon repurchase. Furthermore, when share repurchases occur and the common stock is retired, the excess of repurchase price over par is allocated between additional paid-in capital and accumulated deficit such that the portion allocated to additional paid-in-capital being limited to the additional paid-in-capital created from that particular share issuance (i.e. the book value of those shares) plus any resulting leftover additional paid-in-capital from previous share repurchases in instances where the repurchase price was lower than the original issuance price.

Fair value
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. US GAAP specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs have created the following fair-value hierarchy:

Level 1	Quoted prices for identical instruments in active markets.

Level 2
Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuation in which all significant inputs and significant value drivers are observable in active markets.

Level 3	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
When available, the Company uses quoted market prices to determine fair value and classifies such items as Level 1. In cases where a market price is not available, the Company will make use of observable market-based inputs to calculate fair value, in which case the items are classified as Level 2. If quoted or observable market prices are not available, fair value is based upon internally developed valuation techniques that use, where possible, current market-based or independently sourced market information. Items valued using internally generated valuation techniques are classified according to the lowest level input that is significant to the valuation, and may be classified as Level 3 even though there may be significant inputs that are readily observable. Refer to “Note 16: Fair value measurements” for further information.
Certain financial instruments, such as derivative financial instruments, are required to be measured at fair value on a recurring basis. Other financial instruments, such as the Company’s own debt, are not required to be measured at fair value on a recurring basis. The Company elected to not make an irrevocable election to measure financial instruments and certain other items at fair value.
Derivatives
The Company uses derivative financial instruments, such as foreign currency contracts, interest rate swaps and interest rate caps, to manage its risks associated with foreign currency and interest rate fluctuations. Derivative financial instruments are recorded in either prepaid expenses and other current assets, other assets, other accrued expenses or other long-term liabilities in the consolidated balance sheets at fair value. The fair value of forward currency contracts is calculated by reference to current forward exchange rates for contracts with similar maturity profiles. The fair value of interest rate swaps is determined by estimating the net present value of amounts to be paid under the agreement offset by the net present value of the expected cash inflows based on market rates and associated yield curves. For derivative contracts with the same counterparty where the Company has a master netting arrangement with the counterparty, the fair value of the asset/liability is presented on a net basis within the consolidated balance sheets. Refer to “Note 16: Fair value measurements” for additional information relating to the gross and net balances of derivative contracts. Changes in the fair value of derivative financial instruments are recognized in the consolidated statements of operations, unless specific hedge accounting criteria are met. Cash flows associated with derivative financial instruments are recognized in the operating section of the consolidated statements of cash flows.
For the purpose of hedge accounting, derivatives are classified as either fair value hedges, where the instrument hedges the exposure to changes in the fair value of a recognized asset or liability, or cash flow hedges, where the instrument hedges the exposure to variability in cash flows that are either attributable to a particular risk associated with a recognized asset or liability or a highly probable forecasted transaction. Gains and losses on derivatives that meet the conditions for fair value hedge accounting are recognized immediately in the consolidated statements of operations, along with the offsetting gain or loss on the related hedged item. For derivatives that meet the conditions for cash flow hedge accounting, the effective portion of the gain or loss on the derivative is recognized in accumulated other comprehensive loss on the consolidated balance sheet and the ineffective portion is recognized immediately in other (expense) income, net within the consolidated statement of operations. Amounts in accumulated other comprehensive loss are reclassified to the consolidated statement of operations in the same period in which the hedged transactions affect earnings.
For derivative instruments designated as hedges, the Company formally documents the hedging relationship to the hedged item and its risk management strategy. The Company assesses the effectiveness of its hedging instruments at inception and on an ongoing basis. Hedge accounting is discontinued when the hedging instrument is sold, expired, terminated or exercised, or no longer qualifies for hedge accounting.
Refer to “Note 17: Derivatives” for further information.

Earnings per share
Basic earnings per share is based on the weighted average number of common shares outstanding during each period, which excludes non-vested restricted stock units, non-vested restricted stock, and stock options. Diluted earnings per share is based on the weighted average number of common shares and dilutive common share equivalents outstanding during each period. The Company reflects common share equivalents relating to stock options, non-vested restricted stock and non-vested restricted stock units in its computation of diluted weighted average shares outstanding, unless the effect of inclusion is anti-dilutive. The effect of dilutive securities is calculated using the treasury stock method.
The Company has issued certain restricted stock awards, which are unvested stock-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents. These restricted shares are considered participating securities. Accordingly, The Company calculates net income applicable to common stock using the two-class method, whereby net income is allocated between common stock and participating securities.
Refer to “Note 3: Earnings per share” for further information.
3. Earnings per share
The following table presents the basic and diluted earnings per share computations:

	Year ended December 31,
(in millions, except per share data)	2017	2016	2015
Basic:
Net income (loss)	$119.8	$(68.4)	$16.5
Less: earnings allocated to participating securities	0.2	—	—
Earnings allocated to common shares outstanding	$119.6	$(68.4)	$16.5
Weighted average common shares outstanding	140.2	137.8	119.6
Basic income (loss) per common share	$0.85	$(0.50)	$0.14
Diluted:
Net income (loss)	$119.8	$(68.4)	$16.5
Less: earnings allocated to participating securities	—	—	—
Earnings allocated to common shares outstanding	$119.8	$(68.4)	$16.5
Weighted average common shares outstanding	140.2	137.8	119.6
Effect of dilutive securities:
Stock compensation plans (1)	1.2	—	0.5
Weighted average common shares outstanding – diluted	141.4	137.8	120.1
Diluted income (loss) per common share	$0.85	$(0.50)	$0.14

(1)
Stock options to purchase approximately 0.8 million, 3.3 million, and 2.0 million shares of common stock were outstanding during the years ended December 31, 2017, 2016 and 2015, respectively, but were not included in the calculation of diluted income (loss) per share as the impact of these stock options would have been anti-dilutive.

4. Other operating expenses, net
Other operating expenses, net consisted of the following items:

	Year ended December 31,
(in millions)	2017	2016	2015
Stock-based compensation expense	19.7	10.4	7.5
Business transformation costs	23.4	5.4	—
Restructuring charges	5.5	6.5	33.8
Other employee termination costs	8.1	1.5	—
Gain on sale of property, plant and equipment	(11.3)	(0.7)	(2.8)
Acquisition and integration related expenses	3.1	5.5	7.1
Advisory fees to CVC and CD&R (1)	—	—	2.8
Contract termination fee to CVC and CD&R	—	—	26.2
Other	6.9	8.6	14.4
Total other operating expenses, net	$55.4	$37.2	$89.0

(1)	As of December 31, 2015, significant stockholders were CVC Capital Partners (“CVC”) and Clayton, Dubilier & Rice, LLC (“CD&R”).
5. Restructuring charges
Restructuring charges relate to the implementation of several regional strategic initiatives aimed at streamlining the Company’s cost structure and improving its operations. These actions primarily resulted in workforce reductions, lease termination costs and other facility rationalization costs. The following table presents cost information related to restructuring plans that have not been completed as of December 31, 2017 and does not contain any estimates for plans that may be developed and implemented in future periods.

(in millions)	USA	Canada	EMEA	ROW	Other	Total
Anticipated total costs
Employee termination costs	$16.5	$5.7	$22.5	$6.2	$5.8	$56.7
Facility exit costs	23.9	—	3.7	0.2	—	27.8
Other exit costs	1.7	—	6.6	—	0.8	9.1
Total	$42.1	$5.7	$32.8	$6.4	$6.6	$93.6

Incurred to date costs
Inception of plans through December 31, 2017
Employee termination costs	$16.5	$5.7	$22.5	$6.2	$5.8	$56.7
Facility exit costs	22.2	—	3.7	0.2	—	26.1
Other exit costs	1.7	—	6.6	—	0.8	9.1
Total	$40.4	$5.7	$32.8	$6.4	$6.6	$91.9

Inception of plans through December 31, 2016
Employee termination costs	$16.8	$5.2	$21.6	$4.4	$5.8	$53.8
Facility exit costs	19.6	—	3.5	0.2	—	23.3
Other exit costs	1.7	—	6.8	—	0.8	9.3
Total	$38.1	$5.2	$31.9	$4.6	$6.6	$86.4

The following tables summarize activity related to accrued liabilities associated with redundancy and restructuring:

(in millions)	January 1, 2017	Charge to earnings	Cash paid	Non-cash and other	December 31, 2017
Employee termination costs	$6.9	$2.9	$(7.2)	$0.4	$3.0
Facility exit costs	13.2	2.8	(5.5)	(0.3)	10.2
Other exit costs	—	(0.2)	(0.3)	—	(0.5)
Total	$20.1	$5.5	$(13.0)	$0.1	$12.7

(in millions)	January 1, 2016	Charge to earnings	Cash paid	Non-cash and other	December 31, 2016
Employee termination costs	$31.0	$0.4	$(24.5)	$—	$6.9
Facility exit costs	15.5	6.0	(8.3)	—	13.2
Other exit costs	0.1	0.1	(0.2)	—	—
Total	$46.6	$6.5	$(33.0)	$—	$20.1
Restructuring liabilities of $5.8 million and $10.1 million were classified as current in other accrued expenses in the consolidated balance sheets as of December 31, 2017 and 2016, respectively. The long-term portion of restructuring liabilities of $6.9 million and $10.0 million were recorded in other long-term liabilities in the consolidated balance sheets as of December 31, 2017 and 2016, respectively and primarily consists of facility exit costs that are expected to be paid within the next five years.
While the Company believes the recorded restructuring liabilities are adequate, revisions to current estimates may be recorded in future periods based on new information as it becomes available.
6. Other expense, net
Other expense, net consisted of the following gains (losses):

	Year ended December 31,
(in millions)	2017	2016	2015
Pension mark to market loss (1)	$(3.8)	$(68.6)	$(21.1)
Pension curtailment and settlement gains (1)	$9.7	$1.3	$4.0
Non-operating retirement benefits (1)	$9.9	$15.3	$26.8
Foreign currency transactions	$(4.6)	$(0.6)	$(0.8)
Foreign currency denominated loans revaluation	(17.9)	(13.7)	8.9
Undesignated foreign currency derivative instruments (1)	0.3	(1.8)	(4.8)
Undesignated interest rate swap contracts (2)	(2.2)	10.1	2.0
Ineffective portion of cash flow hedges (2)	—	—	(0.4)
Loss due to discontinuance of cash flow hedges (2)	—	—	(7.5)
Debt refinancing costs (3)	(5.3)	—	(16.5)
Other	(3.5)	(0.1)	(4.1)
Total other expense, net	$(17.4)	$(58.1)	$(13.5)

(1)	Refer to “Note 8: Employee benefit plans” for more information.

(2)	Refer to “Note 17: Derivatives” for more information.

(3)	Refer to “Note 15: Debt” for more information.

7. Income taxes
Current income tax expense represents the amounts expected to be reported on the Company’s income tax returns, and deferred tax expense or benefit represents the change in net deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. Valuation allowances are recorded as appropriate to reduce deferred tax assets to the amount considered likely to be realized.

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (the “Tax Act”). The legislation significantly changes U.S. tax law by, among other things, lowering corporate income tax rates, implementing a territorial tax system and imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The Tax Act permanently reduces the U.S. corporate income tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018.
The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. As a result of the reduction in the U.S. corporate income tax rate from 35% to 21% under the Tax Act, the Company revalued its ending net deferred tax liabilities at December 31, 2017 and recognized a provisional $16.7 million tax benefit in the Company’s consolidated statement of income for the year ended December 31, 2017.
The Tax Act provided for a one-time deemed mandatory repatriation of post-1986 undistributed foreign subsidiary earnings and profits (“E&P”) through the year ended December 31, 2017. The Company had an estimated $623.8 million of undistributed foreign E&P subject to the deemed mandatory repatriation and recognized a provisional $76.5 million of income tax expense in the Company’s consolidated financial statements.
As a result of the one-time deemed mandatory repatriation, the Company estimated the deemed foreign paid income tax credit (“FTC”) previously paid allocable to the repatriated foreign source income of $134.9 million. These income taxes were required to be reduced in the same proportion as the foreign source income generating the deemed income taxes paid as required under the Tax Act, resulting in a net provisional deemed income tax paid of $47.3 million. In addition, $0.3 million of withholding taxes incurred during the period was creditable. As such, the Company is eligible to claim a foreign tax credit relating to the foreign source income that generated the deemed income taxes paid and, accordingly, estimated a provisional $47.6 million as a deferred tax asset generated at 2017 year-end.
The provisional FTC of $47.6 million generated in 2017 was not fully utilized due to adjustments required to be made against the foreign source income which limited the amount of the overall FTC utilization to a provisional amount of $13.6 million in 2017.  After the utilization of a net operating loss carry forward, general business credits and $13.6 million of foreign tax credits, the Company expects to pay additional U.S. federal cash tax of approximately $6.9 million on the deemed mandatory repatriation, payable over eight years.
As the Company does not expect future earnings of the appropriate character of taxable income which would allow it to utilize its FTC balance in future tax years, in addition to other required adjustments which reduce the amount of future foreign source income available to be offset by a FTC, a valuation allowance was established on the remaining provisional $34.0 million FTC.
While the Tax Reform Act provides for a modified territorial tax system, beginning in 2018, it includes two new U.S. tax base erosion provisions, the global intangible low-taxed income (“GILTI”) provisions and the base-erosion and anti-abuse tax (“BEAT”) provisions.
The GILTI provisions require the Company to include in its U.S. income tax return foreign subsidiary earnings in excess of an allowable return on the foreign subsidiary’s tangible assets. The BEAT provisions in the Tax Act eliminate the deduction of certain base-erosion payments made to related foreign corporations, and impose a minimum tax if greater than regular tax.
Because of the complexity of the new GILTI tax rules, the Company is continuing to evaluate the provision of the Tax Act and the application of ASC 740. Under U.S. GAAP, the Company is allowed to make an accounting policy choice of either (1) treating taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period expense when incurred (the “period cost method”) or (2) factoring such amounts into a Company’s measurement of its deferred taxes (the “deferred method”). The Company’s selection of an accounting policy with respect to the new GILTI tax rules will depend, in part, on analyzing our global income to determine whether we expect to have future US inclusions in taxable income related to GILTI depends not only the Company’s current structure and estimated future results of global operations but also the Company’s intent and ability to reasonably estimate the effect of this provision of the Tax Act. Therefore, the Company has not made any adjustments related to potential GILTI tax in its financial statements and has not yet made an accounting policy election regarding whether to record deferred or current taxes related to GILTI.
Furthermore, the Company does not expect it will be subject to BEAT until 2018 and therefore has not included any tax impacts of BEAT in its consolidated financial statements for the year ended December 31, 2017.
On December 22, 2017, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. The Company has recognized the provisional tax impacts related to deemed repatriated earnings and the revaluation of deferred tax assets and liabilities and included these amounts in its consolidated financial statements for the year ended December 31, 2017. The ultimate impact may differ from these provisional amounts, possibly materially, due to, among other things, additional analysis, changes in interpretations and assumptions the Company has made, additional regulatory guidance that may be issued, and actions the Company may take as a result of the Tax Act. The accounting is expected to be complete within the measurement period of one year from December 22, 2017.
For financial reporting purposes, income (loss) before income taxes includes the following components:

	Year ended December 31,
(in millions)	2017	2016	2015
Income (loss) before income taxes
United States	$1.5	$(131.3)	$(13.0)
Foreign	167.3	51.7	39.7
Total income (loss) before income taxes	$168.8	$(79.6)	$26.7
The expense (benefit) for income taxes is summarized as follows:

	Year ended December 31,
(in millions)	2017	2016	2015
Current:
Federal	$6.8	$(0.1)	$0.6
State	2.0	0.1	2.5
Foreign	28.5	20.4	14.5
Total current	$37.3	$20.4	$17.6
Deferred:
Federal	26.5	(15.1)	(12.3)
State	—	(3.0)	1.7
Foreign	(14.8)	(13.5)	3.2
Total deferred	$11.7	$(31.6)	$(7.4)
Total income tax expense (benefit)	$49.0	$(11.2)	$10.2

The reconciliation between the US statutory tax rate and the Company’s effective tax rate is presented as follows:

	Year ended December 31,
(in millions)	2017	2016	2015
US federal statutory income tax expense (benefit) applied to income (loss) before income taxes	$59.1	$(27.8)	$9.3
State income taxes, net of federal benefit	1.4	(2.9)	3.3
Foreign tax rate differential	(18.0)	(5.8)	(6.5)
Non-taxable interest income	(11.4)	(10.8)	(14.1)
Valuation allowance, net	(18.1)	(24.7)	(9.0)
Expiration of tax attributes	0.1	4.4	8.1
Foreign losses not benefited	0.7	8.0	7.5
Effect of flow-through entities	8.9	(9.0)	4.2
Net share-based compensation	(3.7)	1.7	3.5
Non-deductible expense	3.5	3.4	3.5
Unrecognized tax benefits	(1.7)	(1.4)	(2.5)
Adjustment to prior year tax due to changes in estimates	(0.5)	0.3	1.6
Change in statutory income tax rates	(17.5)	2.7	1.1
Deemed dividends from foreign subsidiaries	17.6	1.4	0.6
Non-deductible interest expense	0.1	2.6	0.5
Withholding and other taxes based on income	0.5	0.5	0.5
Contingent consideration	(0.3)	—	—
Foreign exchange rate remeasurement	0.3	(1.0)	(0.4)
Revaluation due to Section 987 tax law change	—	45.0	—
One-time repatriation tax	76.5	—	—
Foreign Tax Credit	(47.6)	—	—
Other	(0.9)	2.2	(1.0)
Total income tax expense (benefit)	$49.0	$(11.2)	$10.2

The consolidated deferred tax assets and liabilities are detailed as follows:

	December 31,
(in millions)	2017	2016
Deferred tax assets:
Net operating loss carryforwards	$68.6	$124.1
Environmental reserves	25.3	40.2
Interest	35.7	93.8
Tax credit and capital loss carryforwards	37.2	4.5
Pension	68.2	105.4
Flow-through entities	2.5	15.6
Stock options	5.7	11.4
Inventory	4.2	8.7
Other temporary differences	26.4	17.8
Gross deferred tax assets	$273.8	$421.5
Valuation allowance	(117.2)	(167.9)
Deferred tax assets, net of valuation allowance	$156.6	$253.6
Deferred tax liabilities:
Property, plant and equipment, net	(98.7)	(165.2)
Intangible assets	(64.6)	(85.3)
Other temporary differences	(5.9)	(2.1)
Deferred tax liabilities	$(169.2)	$(252.6)
Net deferred tax (liability) asset	$(12.6)	$1.0
The changes in the valuation allowance were as follows:

	December 31,
(in millions)	2017	2016
Beginning balance	$167.9	$193.0
Change related to current foreign net operating losses	0.7	5.3
Change related to utilization of net operating loss carryforwards	(30.1)	(20.6)
Change related to generation/expiration of tax attributes	29.9	(4.5)
Change related to foreign currency	7.1	(4.6)
Change related to utilization of deferred interest expense	(26.3)	—
Change related to tax rate change	(31.6)	—
Change related to other items	(0.4)	(0.7)
Ending balance	$117.2	$167.9
As of December 31, 2017, the total remaining tax benefit of available federal, state and foreign net operating loss carryforwards recognized on the balance sheet amounted to $32.9 million (tax benefit of operating losses of $68.6 million reduced by a valuation allowance of $35.7 million). Total net operating losses at December 31, 2017 and 2016 amounted to $261.9 million and $415.1 million, respectively. If not utilized, $75.7 million of the available loss carryforwards will expire between 2018 and 2022; subsequent to 2022, $0.2 million will expire. The remaining losses of $186.0 million have an unlimited life.

As the result of the Tax Act, the Company generated $47.6 million of foreign tax credit, $13.6 million of which is currently utilized and a valuation allowance was established on the remaining $34.0 million.
Difference attributable to foreign investments

As a result of the deemed mandatory repatriation provisions in the Tax Act, the Company included an estimated $623.8 million of undistributed earnings in income subject to U.S. tax at reduced tax rates. The Company does not intend to distribute earnings in a taxable manner, and therefore intends to limit distributions to earnings previously taxed in the U.S., or earnings that would qualify for the 100 percent dividends received deduction provided for in the Tax Act, and earnings that would not result in any significant foreign taxes. The Company will not recognize a deferred tax liability on its investment in foreign subsidiaries and continues to represent that all of its future earnings and the outside basis differences on investments from the foreign subsidiaries are permanently reinvested outside of the US.
The changes in unrecognized tax benefits included in other long-term liabilities, excluding interest and penalties, are as follows:

	Year ended December 31,
(in millions)	2017	2016
Beginning balance	$4.3	$5.2
Increase for tax positions of prior years	—	0.4
Reductions due to the statute of limitations expiration	(1.5)	(1.3)
Foreign exchange	0.3	—
Ending balance	$3.1	$4.3
The Company’s unrecognized tax benefit consists largely of foreign interest expense liabilities as of December 31, 2017. The Company believes that it is reasonably possible that approximately $1.7 million of its currently remaining unrecognized tax benefits may be recognized by the end of 2018 as a result of an audit or a lapse of the statute of limitations.
The Company has net $3.1 million and $4.3 million of unrecognized tax benefits at December 31, 2017 and 2016, respectively. As of December 31, 2017, the total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate for continuing and discontinued operations was $3.1 million. No remaining unrecognized tax benefits relate to tax positions for which ultimate deductibility is highly certain, but for which there is uncertainty as to the timing of such deductibility. Recognition of these tax benefits, if any, would not have an impact on the effective tax rate.
The total liability included in other long-term liabilities associated with the interest and penalties was $0.4 million and $0.3 million at December 31, 2017 and 2016, respectively. The Company recorded $0.4 million, $0.3 million and $(0.6) million in interest expense related to unrecognized tax benefits in the consolidated statements of operations for the years ended December 31, 2017, 2016 and 2015, respectively.
The Company files income tax returns in the US and various state and foreign jurisdictions. As of December 31, 2017, the Company is subject to various local or foreign examinations by the tax authorities.
In 2007, the outstanding shares of Univar N.V., the ultimate public company parent of the Univar group at that time, were acquired by investment funds advised by CVC. To facilitate the acquisition and leveraged financing of Univar N.V. by CVC, a restructuring of some of the companies in the Univar group, including its Canadian operating company, was completed (the “Restructuring”). The Canada Revenue Agency (“CRA”) issued a Notice of Assessment, asserting the General Anti-Avoidance Rule (“GAAR”) against the Company’s subsidiary Univar Holdco Canada ULC (“Univar Holdco”) for withholding tax of $29.4 million (Canadian), relating to this Restructuring. Univar Holdco appealed the assessment, and the matter was litigated in the Tax Court of Canada in June 2015. On June 22, 2016, the Tax Court of Canada issued its judgment in favor of the CRA. The Company subsequently appealed the judgment and a trial in the Federal Court of Canada occurred on May 10, 2017.  On October 13, 2017, the Federal Court Appeals issued its judgment in favor of the Company, ruling that the Canadian restructuring was not subject to the GAAR, reversing the lower court’s decision. In September 2014, also relating to the Restructuring, the CRA issued the 2008 and 2009 Notice of Reassessments for federal corporate income tax liabilities of $11.9 million (Canadian) and $11.0 million (Canadian), respectively, and a departure tax liability of $9.0 million (Canadian). These Reassessments reflect the additional tax liability and interest relating to those tax years should the CRA be successful in its assertion of the GAAR relating to the Restructuring described above. See also “Canadian Assessment” under “Legal Proceedings” in Item 1 of this Current Report on Form 8-K.
The CRA did not pursue an appeal to the Supreme Court of Canada, and Notices of Reassessment to zero were issued by the CRA on the 2007 GAAR matter, as well as the 2008 and 2009 matters relating to the Restructuring. The previously issued Letters of Credit on both assessments were canceled by the Company. The matters are now final and closed.
8. Employee benefit plans
Defined benefit pension plans
The Company sponsors defined benefit plans that provide pension benefits for employees upon retirement in certain jurisdictions including the US, Canada, United Kingdom and several other European countries.
The US, Canada and United Kingdom defined benefit pension plans are closed to new entrants. On July 1, 2015, the accrual of future service credits ceased in Canada although future salary increases continue for remaining participants. Benefits accrued by participants in the United Kingdom plan were frozen as of December 1, 2010 and benefits accrued by participants in the US plans were frozen as of December 31, 2009. These amendments to freeze benefits were made in conjunction with a benefit plan review which provides for enhanced benefits under defined contribution plans available to all employees in the US, Canada and United Kingdom.
The following summarizes the Company’s defined benefit pension plans’ projected benefit obligations, plan assets and funded status:

	Domestic		Foreign		Total
	Year ended December 31,		Year ended December 31,		Year ended December 31,
(in millions)	2017	2016	2017	2016	2017	2016
Change in projected benefit obligations:
Actuarial present value of benefit obligations at beginning of year	$719.7	$691.9	$555.5	$531.7	$1,275.2	$1,223.6
Service cost	—	—	2.5	2.5	2.5	2.5
Interest cost	30.8	32.0	16.2	18.3	47.0	50.3
Benefits paid	(34.2)	(32.1)	(27.9)	(23.9)	(62.1)	(56.0)
Plan amendments	—	—	2.7	(1.6)	2.7	(1.6)
Settlement	(44.3)	—	—	—	(44.3)	—
Curtailment	—	—	—	(1.3)	—	(1.3)
Actuarial loss	49.9	27.9	13.3	86.1	63.2	114.0
Foreign exchange and other	—	—	49.7	(56.3)	49.7	(56.3)
Actuarial present value of benefit obligations at end of year	$721.9	$719.7	$612.0	$555.5	$1,333.9	$1,275.2

Change in the fair value of plan assets:
Plan assets at beginning of year	$509.1	$497.6	$494.3	$481.5	$1,003.4	$979.1
Actual return on plan assets	80.0	40.1	37.4	66.3	117.4	106.4
Contributions by employer	12.1	3.5	26.1	28.1	38.2	31.6
Benefits paid	(34.2)	(32.1)	(27.9)	(23.9)	(62.1)	(56.0)
Settlement	(34.7)	—	(1.3)	—	(36.0)	—
Foreign exchange and other	—	—	46.3	(57.7)	46.3	(57.7)
Plan assets at end of year	$532.3	$509.1	$574.9	$494.3	$1,107.2	$1,003.4
Funded status at end of year	$(189.6)	$(210.6)	$(37.1)	$(61.2)	$(226.7)	$(271.8)
Net amounts related to the Company’s defined benefit pension plans recognized in the consolidated balance sheets consist of:

	Domestic		Foreign		Total
	December 31,		December 31,		December 31,
(in millions)	2017	2016	2017	2016	2017	2016
Overfunded net benefit obligation in other assets	$—	$—	$33.9	$—	$33.9	$—
Current portion of net benefit obligation in other accrued expenses	(3.5)	(3.6)	(2.1)	(1.9)	(5.6)	(5.5)
Long-term portion of net benefit obligation in pension and other postretirement benefit liabilities	(186.1)	(207.0)	(68.9)	(59.3)	(255.0)	(266.3)
Net liability recognized at end of year	$(189.6)	$(210.6)	$(37.1)	$(61.2)	$(226.7)	$(271.8)
The following table summarizes defined benefit pension plans with accumulated benefit obligations in excess of plan assets:

	Domestic		Foreign		Total
	December 31,		December 31,		December 31,
(in millions)	2017	2016	2017	2016	2017	2016
Accumulated benefit obligation	$721.9	$719.7	$211.4	$412.5	$933.3	$1,132.2
Fair value of plan assets	532.3	509.1	169.3	379.5	701.6	888.6

The following table summarizes defined benefit pension plans with projected benefit obligations in excess of plan assets:

	Domestic		Foreign		Total
	December 31,		December 31,		December 31,
(in millions)	2017	2016	2017	2016	2017	2016
Projected benefit obligation	$721.9	$719.7	$240.3	$555.5	$962.2	$1,275.2
Fair value of plan assets	532.3	509.1	169.3	494.3	701.6	1,003.4
The total accumulated benefit obligation for domestic defined benefit pension plans as of December 31, 2017 and 2016 was $721.9 million and $719.7 million, respectively, and for foreign defined benefit pension benefit plans as of December 31, 2017 and 2016 was $211.4 million and $524.4 million, respectively.
The following table summarizes the components of net periodic benefit (income) cost recognized in the consolidated statements of operations related to defined benefit pension plans:

	Domestic			Foreign			Total
	Year ended December 31,			Year ended December 31,			Year ended December 31,
(in millions)	2017	2016	2015	2017	2016	2015	2017	2016	2015
Service cost (1)	$—	$—	$—	$2.5	$2.5	$5.4	$2.5	$2.5	$5.4
Interest cost (2)	30.8	32.0	30.8	16.2	18.3	20.1	47.0	50.3	50.9
Expected return on plan assets (2)	(30.9)	(32.5)	(35.8)	(26.0)	(28.7)	(30.2)	(56.9)	(61.2)	(66.0)
Amortization of unrecognized prior service credits (2)	—	—	—	(0.2)	—	—	(0.2)	—	—
Settlement (3)	(9.7)	—	—	—	—	(1.4)	(9.7)	—	(1.4)
Curtailment (3)	—	—	—	—	(1.3)	(2.6)	—	(1.3)	(2.6)
Actuarial loss (2)	0.8	20.3	12.1	3.2	48.5	12.5	4.0	68.8	24.6
Net periodic benefit (income) cost	$(9.0)	$19.8	$7.1	$(4.3)	$39.3	$3.8	$(13.3)	$59.1	$10.9

(1)	Service cost is included in warehouse, selling and administrative expenses.

(2)	These amounts are included in other expense, net.

(3)
In 2017, the settlement gain is related to a lump sum offering accepted by participants in the USA segment. In 2016 and 2015, the settlement and curtailment gains are a result of the restructuring activities in the EMEA segment. Settlement and curtailment gains are included in other expense, net.

The following summarizes pre-tax amounts included in accumulated other comprehensive loss at December 31, 2017 related to pension plan amendments:

(in millions)	Defined benefit pension plans
Net prior service cost	$(1.4)
The following table summarizes the amounts in accumulated other comprehensive loss at December 31, 2017 that are expected to be amortized as components of net periodic benefit cost during the next fiscal year related to pension amendments:

(in millions)	Defined benefit pension plans
Prior service cost	$(0.1)
Other postretirement benefit plan
Other postretirement benefits relate to a health care plan for retired employees in the US. In 2009, the Company approved a plan to phase out the benefits provided under this plan by 2020. As a result of this change, the benefit obligation was reduced by $76.8 million and a curtailment gain of $73.1 million was recognized in accumulated other comprehensive loss and was being amortized to the consolidated statements of operations over the average future service period, which was fully amortized as of December 31, 2016.

The following summarizes the Company’s other postretirement benefit plan’s accumulated postretirement benefit obligation, plan assets and funded status:

	Other postretirement benefits
	Year ended December 31,
(in millions)	2017	2016
Change in accumulated postretirement benefit obligations:
Actuarial present value of benefit obligations at beginning of year	$2.8	$3.4
Service cost	—	—
Interest cost	0.2	0.1
Contributions by participants	0.4	0.3
Benefits paid	(0.7)	(0.8)
Actuarial gain	(0.2)	(0.2)
Actuarial present value of benefit obligations at end of year	$2.5	$2.8
Change in the fair value of plan assets:
Plan assets at beginning of year	$—	$—
Contributions by employer	0.3	0.5
Contributions by participants	0.4	0.3
Benefits paid	(0.7)	(0.8)
Plan assets at end of year	$—	$—
Funded status at end of year	$(2.5)	$(2.8)
Net amounts related to the Company’s other postretirement benefit plan recognized in the consolidated balance sheets consist of:

	Other postretirement benefits
	December 31,
(in millions)	2017	2016
Current portion of net benefit obligation in other accrued expenses	$(0.4)	$(0.5)
Long-term portion of net benefit obligation in pension and other postretirement benefit liabilities	(2.1)	(2.3)
Net liability recognized at end of year	$(2.5)	$(2.8)
The following table summarizes the components of net periodic benefit income recognized in the consolidated statements of operations related to other postretirement benefit plans:

	Other postretirement benefits
	Year ended December 31,
(in millions)	2017	2016	2015
Service cost (1)	$—	$—	$0.1
Interest cost (2)	0.2	0.1	0.2
Amortization of unrecognized prior service credits (2)	—	(4.5)	(11.9)
Actuarial gain (2)	(0.2)	(0.2)	(3.5)
Net periodic benefit income	$—	$(4.6)	$(15.1)

(1)	Service cost is included in warehouse, selling and administrative expenses.

(2)	These amounts are included in other expense, net.

Actuarial assumptions
Defined benefit pension plans
The significant weighted average actuarial assumptions used in determining the benefit obligations and net periodic benefit cost (income) for the Company’s defined benefit plans are as follows:

	Domestic		Foreign
	December 31,		December 31,
	2017	2016	2017	2016
Actuarial assumptions used to determine benefit obligations at end of period:
Discount rate	3.87%	4.39%	2.61%	2.84%
Expected annual rate of compensation increase	N/A	N/A	2.87%	2.87%

	Domestic			Foreign
	Year ended December 31,			Year ended December 31,
	2017	2016	2015	2017	2016	2015
Actuarial assumptions used to determine net periodic benefit cost (income) for the period:
Discount rate	4.39%	4.74%	4.31%	2.84%	3.65%	3.51%
Expected rate of return on plan assets	7.00%	7.50%	7.50%	5.01%	6.18%	6.07%
Expected annual rate of compensation increase	N/A	N/A	N/A	2.87%	2.86%	2.80%
Discount rates are used to measure benefit obligations and the interest cost component of net periodic benefit cost (income). The Company selects its discount rates based on the consideration of equivalent yields on high-quality fixed income investments at each measurement date. Discount rates are based on a benefit cash flow-matching approach and represent the rates at which the Company’s benefit obligations could effectively be settled as of the measurement date.
For domestic defined benefit plans, the discount rates are based on a hypothetical bond portfolio approach. The hypothetical bond portfolio is constructed to comprise AA-rated corporate bonds whose cash flow from coupons and maturities match the expected future plan benefit payments.
The discount rate for the foreign defined benefit plans are based on a yield curve approach. For plans in countries with a sufficient corporate bond market, the expected future benefit payments are matched with a yield curve derived from AA-rated corporate bonds, subject to minimum amounts outstanding and meeting other selection criteria. For plans in countries without a sufficient corporate bond market, the yield curve is constructed based on prevailing government yields and an estimated credit spread to reflect a corporate risk premium.
The expected long-term rate of return on plan assets reflects management’s expectations on long-term average rates of return on funds invested to provide for benefits included in the benefit obligations. The long-term rate of return assumptions are based on the outlook for equity and fixed income returns, with consideration of historical returns, asset allocations, investment strategies and premiums for active management when appropriate. Assumptions reflect the expected rates of return at the beginning of the year.
Other postretirement benefit plan
For the other postretirement benefit plan, the discount rate used to determine the benefit obligation at December 31, 2017 and 2016 was 3.98% and 4.37%, respectively. The discount rate used to determine net periodic benefit credit for the year ended December 31, 2017, 2016 and 2015 was 4.37%, 4.54% and 3.80%, respectively. Health care cost increases did not have a significant impact on the Company’s postretirement benefit obligations in the years presented as a result of the 2009 plan to phase out the health care benefits provided under the US plan.
Plan assets
Plan assets for defined benefit plans are invested in global equity and debt securities through professional investment managers with the objective to achieve targeted risk adjusted returns and to maintain liquidity sufficient to fund current benefit payments. Each funded defined benefit plan has an investment policy that is administered by plan trustees with the objective of meeting targeted asset allocations based on the circumstances of that particular plan. The investment strategy followed by the Company varies by country depending on the circumstances of the underlying plan. Less mature plan benefit obligations are funded by using more equity securities as they are expected to achieve long-term growth while exceeding inflation. More mature plan benefit obligations are funded using a higher allocation of fixed income securities as they are expected to produce current income with limited volatility. The Company has adopted a dynamic investment strategy whereby as the plan funded status improves, the investment strategy is migrated to more liability matching assets, and return seeking assets are reduced. Risk management practices include the use of multiple asset classes for diversification purposes. Specific guidelines for each asset class and investment manager are implemented and monitored.
The weighted average target asset allocation for defined benefit pension plans in the year ended December 31, 2017 is as follows:

	Domestic	Foreign
Asset category:
Equity securities	50.0%	34.8%
Debt securities	45.0%	59.0%
Other	5.0%	6.2%
Total	100.0%	100.0%
Plan asset valuation methodologies are described below:

Fair value methodology	Description
Cash	This represents cash at banks. The amount of cash in the bank account represents the fair value.

Investment funds
Values are based on the net asset value of the units held at year end. The net asset values are based on the fair value of the underlying assets of the funds, minus their liabilities, and then divided by the number of units outstanding at the valuation date. The funds are traded on private markets that are not active; however, the unit price is based primarily on observable market data of the fund’s underlying assets.

Insurance contracts	The fair value is based on the present value of the accrued benefit.
Domestic defined benefit plan assets
The Company classified its domestic plan assets according to the fair value hierarchy described in “Note 2: Significant accounting policies.” The following summarizes the fair value of domestic plan assets by asset category and level within the fair value hierarchy.

	December 31, 2017
(in millions)	Total	Level 1	Level 2
Cash	$2.6	$2.6	$—
Investments funds (1)	529.7	—	529.7
Total	$532.3	$2.6	$529.7

(1)	This category includes investments in 30.8% in US equities, 19.7% in non-US equities, 44.5% in US corporate bonds and 5.0% in other investments.

	December 31, 2016
(in millions)	Total	Level 1	Level 2
Cash	$2.4	$2.4	$—
Investments funds (1)	506.7	—	506.7
Total	$509.1	$2.4	$506.7

(1)	This category includes investments in 30.0% in US equities, 20.0% in non-US equities, 44.9% in US corporate bonds and 5.1% in other investments.

Foreign defined benefit plan assets
The Company classified its foreign plan assets according to the fair value hierarchy described in “Note 2: Significant accounting policies.” The following summarizes the fair value of foreign plan assets by asset category and level within the fair value hierarchy:

	December 31, 2017
(in millions)	Total	Level 1	Level 2	Level 3
Cash	$4.0	$4.0	$—	$—
Investments:
Investment funds (1)	552.7	—	552.7	—
Insurance contracts	18.2	—	—	18.2
Total investments	$570.9	$—	$552.7	$18.2
Total	$574.9	$4.0	$552.7	$18.2

(1)	This category includes investments in 11.0% in US equities, 22.0% in non-US equities, 29.2% in non-US corporate bonds, 32.0% in non-US government bonds and 5.8% in other investments.
The following table presents changes in the foreign plan assets valued using significant unobservable inputs (Level 3):

(in millions)	Insurance contracts
Balance at January 1, 2017	$15.6
Actual return to plan assets:
Related to assets still held at year end	0.1
Purchases, sales and settlements, net	0.3
Foreign exchange	2.2
Balance at December 31, 2017	$18.2
The following summarizes the fair value of foreign plan assets by asset category and level within the fair value hierarchy:

	December 31, 2016
(in millions)	Total	Level 1	Level 2	Level 3
Cash	$4.6	$4.6	$—	$—
Investments:
Investment funds (1)	474.1	—	474.1	—
Insurance contracts	15.6	—	—	15.6
Total investments	$489.7	$—	$474.1	$15.6
Total	$494.3	$4.6	$474.1	$15.6

(1)
This category includes investments in 8.4% in US equities, 30.2% in non-US equities, 2.8% in US corporate bonds, 24.0% in non-US corporate bonds, 0.3% in US government bonds, 25.9% in non-US government bonds and 8.4% in other investments.

The following table presents changes in the foreign plan assets valued using significant unobservable inputs (Level 3):

(in millions)	Insurance contracts
Balance at January 1, 2016	$13.8
Actual return on plan assets:
Related to assets still held at year end	2.2
Purchases, sales and settlements, net	0.1
Foreign exchange	(0.5)
Balance at December 31, 2016	$15.6

Contributions
The Company expects to contribute approximately $12.2 million and $26.9 million to its domestic and foreign defined benefit pension plan funds in 2018, respectively, including direct payments to plan participants in unfunded plans. The Company does not plan on making any discretionary contributions in 2018. In many countries, local pension protection laws have been put in place, which have introduced minimum funding requirements for qualified pension plans. As a result, the Company’s required funding of contributions to its pension plans may vary in the future.
Benefit payments
The following table shows benefit payments that are projected to be paid from plan assets in each of the next five years and in aggregate for five years thereafter:

	Defined benefit pension plans			Other postretirement benefits
(in millions)	Domestic	Foreign	Total
2018	$37.3	$17.1	$54.4	$0.5
2019	36.8	17.0	53.8	0.5
2020	37.9	17.6	55.5	0.1
2021	38.8	18.7	57.5	0.1
2022	39.7	20.9	60.6	0.1
2023 through 2027	209.6	116.1	325.7	0.3
Defined contribution plans
The Company provides defined contribution plans to assist eligible employees in providing for retirement or other future needs. Under such plans, company contribution expense amounted to $30.0 million, $33.4 million and $31.4 million in the years ended December 31, 2017, 2016 and 2015, respectively.
Multi-employer plans
The Company has 18 union bargaining agreements in the US that stipulate contributions to one of three union pension trusts. These bargaining agreements are generally negotiated on three-year cycles and cover employees in driver and material handler positions at 16 represented locations.
The risks of participating in these multi-employer plans are different from single-employer plans in the following aspects:

•	Assets contributed to the multi-employer plan by the Company may be used to provide benefits to employees of other participating employers.

•	If the Company stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

•
If the Company chooses to stop participating in some of its multi-employer plans, it may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The Company’s participation in these plans for the annual period ended December 31, 2017 is outlined in the table below. The “EIN/Pension Plan Number” column provides the Employee Identification Number (EIN) and the three-digit plan number. Unless otherwise noted, the most recent Pension Protection Act (PPA) zone status available in 2017 and 2016 is for the plan’s year end at December 31, 2016 and December 31, 2015, respectively. The zone status is based on information that the Company received from the plan and is certified by the plan’s actuary. Among other factors, plans in the “red zone” are less than 65 percent funded, plans in the “yellow zone” are less than 80 percent funded and plans in the “green zone” are at least 80 percent funded. The “FIP/RP Status Pending/Implemented” column indicates plans for which a financial improvement plan (FIP) or a rehabilitation plan (RP) is either pending or has been implemented. The last column lists the expiration dates of the collective-bargaining agreement(s) to which the plans are subject. There are no minimum contributions required for future periods by the collective-bargaining agreements, statutory obligations or other contractual obligations.

Pension fund	EIN/Pension plan number	PPA zone status		FIP/RP status pending/ implemented	Contributions(1)			Surcharge imposed	Expiration dates of collective bargaining agreement(s)
					Year ended December 31,
		2017	2016		2017	2016	2015
Western Conference of Teamsters Pension Plan	91-6145047/001	Green	Green	No	$1.5	$1.7	$1.4	No	January 22, 2018 to July 31, 2021
Central States, Southeast and Southwest Areas Pension Plan	36-6044243/001	Red as of January 1, 2016	Red as of January 1, 2015	Implemented	1.1	1.1	1.1	No	January 15, 2018 to November 30, 2022
New England Teamsters and Trucking Industry Pension Fund	04-6372430/001	Red as of October 1, 2016	Red as of October 1, 2014	Implemented	0.1	0.1	0.1	No	June 30, 2020
				Total contributions:	$2.7	$2.9	$2.6

(1)	The plan contributions by the Company did not represent more than five percent of total contributions to the plans as indicated in the plans’ most recently available annual report.
9. Stock-based compensation
In May 2017, the Company replaced and succeeded the Univar Inc. 2015 Stock Incentive Plan (the “2015 Plan”) with the Univar Inc. 2017 Omnibus Equity Incentive Plan (the “2017 Plan”). The 2015 Plan had no further awards granted and any available reserves under the 2015 Plan were transferred and available for issuance under the 2017 Plan. There were no changes to the outstanding awards related to the 2015 and the Univar Inc. 2011 Stock Incentive Plan (the “2011 Plan;” and, together with the 2015 Plan and the 2017 Plan (the “Plans”).
The 2017 Plan allows the Company to issue awards to employees, consultants, and directors of the Company and its subsidiaries. Awards may be made in the form of stock options, stock purchase rights, restricted stock, restricted stock units, performance shares, performance units, stock appreciation rights, dividend equivalents, deferred share units or other stock-based awards.
As of December 31, 2017, there were 10.6 million shares authorized under the Plans.
For the years ended December 31, 2017, 2016 and 2015, respectively, the Company recognized total stock-based compensation expense within other operating expenses, net of $19.7 million, $10.4 million and $7.5 million, and a net tax expense (benefit) relating to stock-based compensation expense of $(3.7) million, $0.1 million and $(2.6) million.
Stock options
Stock options granted under the Plans expire ten years after the grant date and generally become exercisable over a four-year period or less, based on continued employment, with annual vesting. The exercise price of a stock option is determined at the time of each grant and in no case will the exercise price be less than the fair value of the underlying common stock on the date of grant. Participants have no stockholder rights until the time of exercise. The Company will issue new shares upon exercise of stock options granted under the Plans.

The following reflects stock option activity under the Plans:

	Number of stock options	Weighted- average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value (in millions)
Outstanding at January 1, 2017	3,634,733	$20.03
Granted	980,570	28.82
Exercised	(1,810,108)	20.18
Forfeited	(196,586)	24.17
Outstanding at December 31, 2017	2,608,609	$22.92
Exercisable at December 31, 2017	1,579,435	$20.29	5.3	$16.8
Expected to vest after December 31, 2017	1,029,174	$26.95	8.4	$4.1

As of December 31, 2017, the Company has unrecognized stock-based compensation expense related to non-vested stock options of approximately $3.3 million, which will be recognized over a weighted-average period of 1.0 years.
Restricted stock
Non-vested restricted stock primarily relates to awards for members of the Company’s Board of Directors which vest over 12 months. The grant date fair value of restricted stock is based on the market price of Univar stock on that date. Non-vested shares of restricted stock may not be sold or transferred and are subject to forfeiture until vesting. Both vested and non-vested shares of restricted stock are included in the Company’s shares outstanding. Dividend equivalents are available for non-vested shares of restricted stock if dividends are declared by the Company during the vesting period.
The following table reflects restricted stock activity under the Plans:

	Restricted stock	Weighted average grant-date fair value
Non-vested at January 1, 2017	86,197	$18.43
Granted	46,536	29.92
Vested	(79,898)	18.42
Forfeited	—	—
Non-vested at December 31, 2017	52,835	$28.56
As of December 31, 2017, the Company has unrecognized stock-based compensation expense related to non-vested restricted stock awards of approximately $0.5 million, which will be recognized over a weighted-average period of 0.3 years.
The weighted-average grant-date fair value of restricted stock was $18.15 and $27.00 in 2016 and 2015, respectively.
Restricted stock units (RSUs)
RSUs awarded to employees generally vest in three or four equal annual installments, subject to continued employment. Each RSU converts into one share of Univar common stock on the applicable vesting date. RSUs may not be sold, pledged or otherwise transferred until they vest and are subject to forfeiture. The grant date fair value is based on the market price of Univar stock on that date.
The Company awarded performance based shares to certain employees. These awards vest upon the passage of time and the achievement of performance criteria. For grants with Company based performance criteria, the vesting period is over three years with some shares vesting over each annual period. We review progress toward the attainment of the performance criteria each quarter during the vesting period. When it is probable the minimum performance criteria for the award will be achieved, we begin recognizing the expense equal to the proportionate share of the total fair value. The total expense recognized over the duration of performance awards will equal the date of grant multiplied by the number of shares ultimately awarded based on the level of attainment of the performance criteria. For grants with market performance criteria, the fair value is determined on the grant date and is calculated using the same inputs for expected volatility, and risk-free rate as stock options, with a duration of two years. The total expense recognized over the duration of the award will equal the fair value, regardless if the market performance criteria is met.

The following table reflects RSUs activity under the Plans:

	Number of Restricted Stock Unit	Weighted- average grant-date fair value
Non-vested at January 1, 2017	1,009,887	$13.10
Granted	572,938	29.39
Vested	(658,115)	16.15
Forfeited	(135,791)	16.72
Non-vested at December 31, 2017	788,919	$21.77
As of December 31, 2017, the Company has unrecognized stock-based compensation expense related to non-vested RSUs awards of approximately $7.1 million, which will be recognized over a weighted-average period of 0.9 years.
Employee stock purchase plan
During November 2016, our Board of Directors approved the Univar Employee Stock Purchase Plan, or ESPP, authorizing the issuances of up to 2.0 million shares of the Company's common stock effective January 1, 2017. The ESPP allows qualified participants to purchase the Company's common stock at 95% of its market price during the last day of two offering periods in each calendar year. The first offering period is January through June, and the second from July through December. Our stock purchase plan is designed to attract and retain employees while also aligning employees’ interests with the interests of our stockholders.
As of December 31, 2017, the total number of shares issued under the plan for the two offering periods in 2017 was 39,418 shares.
Stock-based compensation fair value assumptions
The fair value of the Company’s common stock was used to establish the exercise price of stock options granted, grant date fair value of restricted stock and RSUs awards and as an input in the valuation of stock option awards and performance-based RSUs at each grant date. Prior to the Company’s June 2015 IPO, as discussed in Note 1, the Company obtained contemporaneous quarterly valuations performed by an unrelated valuation specialist in support of each award. The fair value of the Company’s common stock was determined utilizing both income and market approaches, discounted for the lack of marketability. A discounted cash flow analysis was used to estimate fair value under the income approach. The market approach consisted of an analysis of multiples of comparable companies whose securities are traded publicly as well as other indicated market values of the Company by third parties. After the IPO, the fair value of the Company’s stock that is factored into the fair value of stock options and utilized for restricted stock, RSUs and performance-based RSUs with internally developed performance conditions is based on the grant date closing price on the New York Stock Exchange.
In 2016, the Monte Carlo simulation was used to calculate the fair value of performance-based RSUs with market conditions. The length of each performance period was used as the expected term in the simulation for each respective tranche. The weighted average grant-date fair value of performance-based RSUs with market conditions was $10.49 for the year ended December 31, 2016. The weighted-average assumptions under the Monte Carlo simulation model were as follows:

Year ended December 31, 2016
Risk-free interest rate (1)	1.0%
Expected dividend yield (2)	—
Expected volatility (3)	45.0%

(1)	The risk-free interest rate is based on the US Treasury yield for a period in years over which performance condition is satisfied.

(2)	The Company currently has no expectation of paying cash dividends on its common stock.

(3)
As the Company does not have sufficient historical volatility data, the expected volatility is based on the average historical data of a peer group of public companies over a period equal to the expected term of the performance-based RSUs.

The Black-Scholes-Merton option valuation model was used to calculate the fair value of stock options. The weighted average grant-date fair value of stock options was $8.40 and $6.78 for the years ended December 31, 2017 and 2015, respectively. The weighted average grant-date fair value is not provided for the year ended December 31, 2016, as there were no stock options granted during the period. The weighted-average assumptions used under the Black-Scholes-Merton option valuation model were as follows:

	Year ended December 31,
	2017	2016	2015
Risk-free interest rate (1)	2.1%	—%	1.7%
Expected dividend yield (2)	—	—	—
Expected volatility (3)	25.5%	—%	28.3%
Expected term (years) (4)	5.9	0.0	6.2

(1)	The risk-free interest rate is based on the US Treasury yield for a term consistent with the expected term of the stock options at the time of grant.

(2)	The Company currently has no expectation of paying cash dividends on its common stock.

(3)
As the Company does not have sufficient historical volatility data, the expected volatility is based on the average historical data of a peer group of public companies over a period equal to the expected term of the stock options.

(4)
As the Company does not have sufficient historical exercise data under the Plans, the expected term is based on the average of the vesting period of each tranche and the original contract term of 10 years.

Additional stock-based compensation information
The following table provides additional stock-based compensation information:

	Year ended December 31,
(in millions)	2017	2016	2015
Total intrinsic value of stock options exercised	$16.7	$4.0	$0.4
Fair value of restricted stock and RSUs vested	22.8	2.7	2.9
10. Accumulated other comprehensive loss
The following table presents the changes in accumulated other comprehensive loss by component, net of tax.

(in millions)	Cash flow hedges	Defined benefit pension items	Currency translation items	Total
Balance as of December 31, 2015	$—	$3.0	$(427.4)	$(424.4)
Other comprehensive income before reclassifications	—	1.2	36.3	37.5
Amounts reclassified from accumulated other comprehensive loss	—	(3.0)	—	(3.0)
Net current period other comprehensive (loss) income	$—	$(1.8)	$36.3	$34.5
Balance as of December 31, 2016	$—	$1.2	$(391.1)	$(389.9)
Other comprehensive income (loss) before reclassifications	4.4	(2.2)	107.1	109.3
Amounts reclassified from accumulated other comprehensive loss	2.3	(0.2)	—	2.1
Net current period other comprehensive income (loss)	$6.7	$(2.4)	$107.1	$111.4
Balance as of December 31, 2017	$6.7	$(1.2)	$(284.0)	$(278.5)

The following is a summary of the amounts reclassified from accumulated other comprehensive loss to net income (loss).

(in millions)	Year ended December 31, 2017 (1)	Year ended December 31, 2016 (1)	Location of impact on statement of operations
Amortization of defined benefit pension items:
Prior service credits	$(0.2)	$(4.5)	Other expense, net
Tax expense	—	1.5	Income tax expense (benefit)
Net of tax	$(0.2)	$(3.0)
Cash flow hedges:
Interest rate swap contracts	$3.8	$—	Interest expense
Tax benefit	(1.5)	—	Income tax expense (benefit)
Net of tax	$2.3	$—
Total reclassifications for the period	$2.1	$(3.0)

(1)	Amounts in parentheses indicate credits to net income in the consolidated statement of operations.
Refer to “Note 8: Employee benefit plans” for additional information regarding the amortization of defined benefit pension items, “Note 17: Derivatives” for cash flow hedging activity and “Note 2: Significant accounting policies” for foreign currency gains and losses relating to intercompany borrowings of a long-term nature that are reflected in currency translation items.
11. Property, plant and equipment, net
Property, plant and equipment, net consisted of the following:

	December 31,
(in millions)	2017	2016
Land and buildings	$809.6	$781.1
Tank farms	277.4	272.5
Machinery, equipment and other	820.2	747.6
Less: Accumulated depreciation	(927.2)	(811.5)
Subtotal	$980.0	$989.7
Work in progress	23.0	29.8
Property, plant and equipment, net (1)	$1,003.0	$1,019.5

(1)	As of December 31, 2016, property, plant and equipment amounts are net of impairment losses of $16.5 million. Refer to “Note 13: Impairment charges” for further information.
Included within property, plant and equipment, net are assets related to capital leases where the Company is the lessee. The below table summarizes the cost and accumulated depreciation related to these assets:

	December 31,
(in millions)	2017	2016
Capital lease assets, at cost	$86.0	$76.5
Less: accumulated depreciation	(27.0)	(14.5)
Capital lease assets, net	$59.0	$62.0
Capitalized interest on capital projects was $0.1 million and $0.2 million in the years ended December 31, 2017 and 2016, respectively.

12. Goodwill and intangible assets
Goodwill
The following is a summary of the activity in goodwill by segment.

(in millions)	USA	Canada	EMEA	Rest of World	Total
Balance, January 1, 2016	$1,306.1	$420.7	$2.1	$16.2	$1,745.1
Additions	17.7	5.2	—	—	22.9
Purchase price adjustments	1.4	—	(0.9)	—	0.5
Foreign exchange	—	12.5	(0.1)	3.5	15.9
Balance, December 31, 2016	$1,325.2	$438.4	$1.1	$19.7	$1,784.4
Additions	—	—	—	4.1	4.1
Purchase price adjustments	—	0.5	—	—	0.5
Foreign exchange	—	29.8	0.1	(0.5)	29.4
Balance, December 31, 2017	$1,325.2	$468.7	$1.2	$23.3	$1,818.4
The Company’s reporting units are identical to the identified four operating segments: USA, Canada, EMEA, and Rest of World. Additions to goodwill in 2017 related to the acquisition of Tagma. Additions to goodwill in 2016 related to the acquisition of Bodine Services and Nexus Ag. The purchase price adjustments in 2017 relate to the Nexus Ag acquisition. Refer to “Note 18: Business Combinations” for further information. Accumulated impairment losses on goodwill were $261.4 million at January 1, 2016. Accumulated impairment losses on goodwill were $271.3 million and $246.3 million at December 31, 2017 and 2016, respectively.
As of October 1, 2017, the Company performed its annual impairment review and concluded it was more likely than not that the fair value exceeded the carrying value for all reporting units with goodwill balances. There were no events or circumstances from the date of the assessment through December 31, 2017 that would affect this conclusion.
Determining the fair value of a reporting unit requires judgment and involves the use of significant estimates and assumptions by management. The Company can provide no assurance that a material impairment charge will not occur in a future period. The Company’s estimates of future cash flows may differ from actual cash flows that are subsequently realized due to many factors, including future worldwide economic conditions and the expected benefits of the Company’s initiatives. Any of these potential factors, or other unexpected factors, may cause the Company to re-evaluate the carrying value of goodwill.
Intangible assets, net
The gross carrying amounts and accumulated amortization of the Company’s intangible assets were as follows:

	December 31, 2017			December 31, 2016
(in millions)	Gross	Accumulated amortization	Net	Gross	Accumulated amortization	Net
Intangible assets (subject to amortization):
Customer relationships (1)	$853.5	$(582.1)	$271.4	$826.2	$(514.3)	$311.9
Other (2)	177.8	(161.5)	16.3	178.2	(150.9)	27.3
Total intangible assets	$1,031.3	$(743.6)	$287.7	$1,004.4	$(665.2)	$339.2

(1)	Net of impairment losses of $110.2 million recorded during the year ended December 31, 2016. Refer to “Note 13: Impairment charges” for further information.

(2)	Net of impairment losses of $3.5 million recorded during the year ended December 31, 2016. Refer to “Note 13: Impairment charges” for further information.
Other intangible assets consist of intellectual property trademarks, trade names, producer relationships and contracts, non-compete agreements and exclusive distribution rights.

The estimated annual amortization expense in each of the next five years is as follows:

(in millions)
2018	$53.8
2019	48.0
2020	43.3
2021	39.3
2022	31.6
13. Impairment charges
During the year ended December 31, 2016, the Company revised its business operating plan for servicing upstream oil and gas customers in its USA operating segment. In light of the 2016 prolonged drop in oil prices, and consequential decrease in demand for certain products including high-value specialized blended products used in hydraulic fracking operations, the Company narrowed its product line and service offering by curtailing certain highly specialized products and services that were being produced and sold to oil and gas customers. As a result, the Company ceased operations at three production facilities. The Company determined that these decisions resulted in a triggering event with respect to long lived assets in an asset group, resulting in the assessment of recoverability of these long lived assets. The Company performed step one of the impairment test and determined the carrying amount of the asset group exceeded the sum of the expected undiscounted future cash flows. Thus, the Company proceeded to step two of the impairment test where it was required to determine the fair value of the asset group and recognize an impairment loss if the carrying value exceeded the fair value. As a result of the impairment test, the Company recorded a non-cash, long-lived asset impairment charge of $113.7 million related to intangible assets and $16.5 million related to property, plant and equipment within its consolidated statements of operations. The Company also recorded a non-cash, long-lived asset impairment charge of $0.3 million related to assets held-for-sale.
The fair value of the asset group was determined using an income approach, which was comprised of multiple significant unobservable inputs including: (1) the estimate of future cash flows; (2) the amount of capital expenditures required to maintain the existing cash flows; and (3) a terminal period growth rate equal to the expected rate of inflation. Accordingly, estimated fair value of the asset group is considered to be a Level 3 measurement in the fair value hierarchy.
In addition to the charges discussed above, the Company also impaired $3.4 million of inventory deemed to be unsaleable in connection with the facility closures.
14. Other accrued expenses
Other accrued expenses that were greater than five percent of total current liabilities consisted of customer prepayments and deposits, which were $97.7 million and $84.6 million as of December 31, 2017 and 2016, respectively.
15. Debt
Short-term financing
Short-term financing consisted of the following:

	December 31,
(in millions)	2017	2016
Amounts drawn under credit facilities	$9.1	$12.1
Bank overdrafts	4.3	13.2
Total	$13.4	$25.3
The weighted average interest rate on short-term financing was 4.1% and 2.1% as of December 31, 2017 and 2016, respectively.
As of December 31, 2017 and 2016, the Company had $147.0 million and $175.3 million, respectively, in outstanding letters of credit and guarantees.

Long-term debt
Long-term debt consisted of the following:

	December 31,
(in millions)	2017	2016
Senior Term Loan Facilities:
Term B Loan due 2024, variable interest rate of 4.07% and 4.25% at December 31, 2017 and December 31, 2016, respectively	$2,277.8	$2,024.4
Euro Tranche Term Loan due 2022, variable interest rate of 4.25% at December 31, 2016 (Loan paid off on Nov 28, 2017)	—	259.9
Asset Backed Loan (ABL) Facilities:
North American ABL Facility due 2020, variable interest rate of 5.00% and 4.25% at December 31, 2017 and December 31, 2016, respectively	155.0	152.0
North American ABL Term Loan due 2018, variable interest rate of 4.44% and 3.75% at December 31, 2017 and December 31, 2016, respectively	16.7	83.3
Senior Unsecured Notes:
Senior Unsecured Notes due 2023, fixed interest rate of 6.75% at December 31, 2017 and December 31, 2016	399.5	399.5
Capital lease obligations	60.9	63.4
Total long-term debt before discount	$2,909.9	$2,982.5
Less: unamortized debt issuance costs and discount on debt	(27.9)	(28.5)
Total long-term debt	$2,882.0	$2,954.0
Less: current maturities	(62.0)	(109.0)
Total long-term debt, excluding current maturities	$2,820.0	$2,845.0

The weighted average interest rate on long-term debt was 4.50% and 4.84% as of December 31, 2017 and 2016, respectively.
As of December 31, 2017, future contractual maturities of long-term debt including capital lease obligations are as follows:

(in millions)
2018	$62.0
2019	33.4
2020	188.0
2021	31.5
2022	29.5
Thereafter	2,565.5
Total (1)	$2,909.9

(1)	See “Note 23: Subsequent events” in Item 8 of this Current Report on Form 8-K for additional information.
Long-term debt restructurings
On November 28, 2017, the Company entered into a Second Amendment of the Senior Term B loan facility which amended the Company's First Amendment, dated January 19, 2017. The new Senior Term B loan agreement has a $2,283.5 million US dollar loan tranche. The proceeds from the new Senior Term B loan agreement were used to repay in full the existing $2,183.5 million US dollar denominated Term B Loan and €80.9 million ($95.8 million) euro denominated Term B Loan.
The amendment also lowered the interest rate credit spread on the loan by 25 basis points from 2.75% to 2.50% and extended the loan by two years. An additional reduction of 25 basis points is available if the Company's total net leverage (Total Net Debt to Adjusted EBITDA) reaches or falls below 4.00. The New Senior Term Facilities is payable in installments of $5.7 million commencing December 31, 2017 with the remaining balances due on the maturity date of July 1, 2024. The Company can repay the loan in whole or part without penalty.
On January 19, 2017, the Company, entered into an amended Senior Term B loan agreement which replaced the existing US dollar denominated loans, dated July 1, 2015, with new US dollar denominated loans in aggregate of $2,200.0 million. The

Amendment also reduced the interest rate credit spread on the US dollar denominated loans by 50 basis points from 3.25% to 2.75% and removed the 1.00% LIBOR floor. The additional proceeds of $175.6 million received from the US dollar denominated loans were used to prepay a portion of the Euro denominated Term B Loans.
As a result of the January and November 2017 debt refinancing activity, the Company recognized debt refinancing costs of $5.3 million in other (expense) income, net in the consolidated statements of operations during the year ended December 31, 2017. Refer to “Note 6: Other (expense) income, net” for further information. In addition, the Company recognized a loss on extinguishment of debt of $3.8 million in the year ended December 31, 2017.
On July 28, 2015, the Company entered into a new five year $1.4 billion North American Asset Backed Loan Facility (“new NA ABL Facility”) and terminated its existing $1.4 billion North American ABL Facility including the repayment of the existing North American ABL Term Loan. The new NA ABL Facility has a $1.0 billion revolving loan tranche available to certain US subsidiaries, a $300.0 million revolving loan tranche for certain Canadian subsidiaries and a $100.0 million ABL Term Loan (“new ABL Term Loan”). The Company may elect to allocate the total $1.3 billion in revolving tranches between the US and Canadian borrowers. Under the two revolving tranches, the borrowers may request loan advances and make loan repayments until the maturity date of July 28, 2020. The new ABL Term Loan and each revolving loan advance under the facility have a variable interest rate based on the current benchmark rate elected by the borrower plus a credit spread. The credit spread is determined by the elected benchmark rate and the average availability of the facility. The unused line fee for the revolver tranches under the new NA ABL Facility ranges from 0.25% to 0.375% per annum for the US and Canadian borrowers depending on the average daily outstanding amount. The new NA ABL Term Loan is payable in installments of $16.7 million per quarter commencing December 31, 2016 with a final amortization payment on March 31, 2018, with the loan commitment expiring on July 28, 2018.
In addition, on July 1, 2015, the Company issued $400.0 million in Senior Unsecured Notes (“Unsecured Notes”). The new $400.0 million issuance of Senior Unsecured Notes has a fixed interest rate of 6.75% payable semi-annually. Principal is due upon the maturity date of July 15, 2023. The Company can prepay the Senior Unsecured Notes in whole or part at a premium above par on or after July 15, 2018 and without a premium on or after July 15, 2020.
On March 24, 2014, certain of the Company’s European subsidiaries (the “Borrowers”) entered into a five year €200 million Euro ABL Credit facility. The Euro ABL is a revolving credit facility pursuant to which the Borrowers may request loan advances and make loan repayments until the maturity date of March 22, 2019. Loan advances may be made in multiple currencies. Each loan advance under this facility has a variable interest rate based on the current benchmark rate (IBOR) for that currency plus a credit spread. The credit spread is determined by a pricing grid that is based on average availability of the facility. The unused line fee ranges from 0.25% to 0.50% per annum depending on the average unused commitment as a percentage of the total commitment.
Simultaneously with the execution of the Euro ABL due 2019, certain of the Company’s European subsidiaries terminated a €68 million secured asset-based lending credit facility maturing December 31, 2016.
Borrowing availability and assets pledged as collateral
As of December 31, 2017, availability of the entire $1.3 billion in North American ABL Facility credit commitments is determined based on the periodic reporting of available qualifying collateral, as defined in the North American ABL Facility credit agreement. At December 31, 2017 and 2016, $548.3 million and $411.4 million were available under the North American ABL Facility, respectively. An unused line fee of 0.375% was in effect at December 31, 2017 and 2016.
As of December 31, 2017, availability of the entire €200 million Euro ABL due 2019 is determined based on the periodic reporting of available qualifying collateral, as defined in the Euro ABL credit agreement. The Euro ABL due 2019 is secured by the accounts receivable and inventory of the Borrowers and certain additional collateral. At December 31, 2017 and 2016, $133.1 million and $109.9 million were available under the Euro ABL, respectively. An unused line fee of 0.50% was in effect at December 31, 2017 and 2016.
The North American ABL Facility and North American ABL Term Loan are secured by substantially all of the assets of the US and Canadian operating subsidiaries of the Company. The Senior Term Loan Facilities are also secured by substantially all of the assets of the US operating and management subsidiaries. With respect to shared collateral, the North American ABL Facility, North American ABL Term Loan and the Senior Term Loan Facilities are secured by accounts receivable and inventories of the US operating subsidiaries of the Company. The obligations under the North American ABL Facility and North American ABL Term Loan are secured by a first priority lien on such accounts receivable and inventory, and the obligations under the Senior Term Loan Facilities are secured by a second priority lien on such accounts receivable and inventory. Under the North American ABL Facility, Canadian entities secure the obligations of the Canadian borrower. In addition, 65% of the shares of all first-tier foreign subsidiaries owned by the US subsidiaries have been pledged as security to the lenders in respect of all obligations. The Euro ABL is primarily secured by accounts receivable and inventories of the Company’s subsidiaries in Belgium, France, Germany, the Netherlands, Switzerland and United Kingdom.

Assets pledged under the North American ABL Facility, North American ABL Term Loan, Senior Term Loan Facilities and the Euro ABL are as follows:

	December 31,
(in millions)	2017	2016
Cash	$313.6	$237.4
Trade accounts receivable, net	881.0	790.6
Inventories	702.0	655.5
Prepaid expenses and other current assets	93.3	128.2
Property, plant and equipment, net	780.0	856.4
Total	$2,769.9	$2,668.1
Debt covenants
Under certain limited circumstances, the Company’s subsidiaries noted as borrowers and guarantors under the new NA ABL Facility and NA ABL Term Loan are subject to comply with a fixed charge coverage ratio maintenance covenant. Such covenant is calculated based on the consolidated financial results of the Company. As of December 31, 2017 and 2016, such covenant was not in effect but the Company would have been in compliance if it was then in effect. The Company and its subsidiaries are also subject to a significant number of non-financial covenants in each of the credit facilities and the Senior Unsecured Notes that restrict the operations of the Company and its subsidiaries, including, without limitation, requiring that the net proceeds from certain dispositions and capital market debt issuances must be used as mandatory prepayments and restrictions on the incurrence of financial indebtedness outside of these facilities (including restrictions on secured indebtedness), prepaying subordinated debt, making dividend payments, making certain investments, making certain asset dispositions, certain transactions with affiliates and certain mergers and acquisitions.
16. Fair value measurements
The Company classifies its financial instruments according to the fair value hierarchy described in “Note 2: Significant accounting policies.”
Items measured at fair value on a recurring basis
The following table presents the Company’s assets and liabilities measured on a recurring basis on a gross basis:

	Level 2		Level 3
	December 31,		December 31,
(in millions)	2017	2016	2017	2016
Financial current assets:
Forward currency contracts	$0.3	$0.5	$—	$—
Interest rate swap contracts	1.2	—	—	—
Financial non-current assets:
Interest rate swap contracts	10.6	9.8	—	—
Financial current liabilities:
Forward currency contracts	0.4	0.3	—	—
Interest rate swap contracts	—	5.6	—	—
Contingent consideration	—	—	—	1.6
Financial non-current liabilities:
Contingent consideration	—	—	0.4	5.9
The net amounts related to foreign currency contracts included in prepaid and other current assets were $0.2 million and $0.5 million as of December 31, 2017 and 2016, respectively. The net amounts related to foreign currency contracts included in other accrued expenses were $0.3 million and $0.3 million as of December 31, 2017 and 2016, respectively.
The following table is a reconciliation of the fair value measurements that use significant unobservable inputs (Level 3), which are contingent consideration liabilities (i.e. earn-outs) related to prior acquisitions. Refer to “Note 18: Business Combinations” for further information discussing the business acquisitions resulting in contingent consideration liabilities, the terms of the earn-outs, the unobservable inputs factored into the fair value determination and the estimated impact on the consolidated financial statements related to changes in the unobservable inputs.

(in millions)	2017	2016
Fair value as of January 1	$7.5	$8.7
Additions	0.4	—
Fair value adjustments	(3.0)	(0.7)
Foreign currency	0.1	(0.1)
Payments	(3.7)	(0.4)
Gain on settlement	(0.9)	—
Fair value as of December 31	$0.4	$7.5
The fair value adjustment in 2017 related to various 2015 acquisitions. The 2017 fair value reduction was primarily due to actual financial performance and payouts. The fair value adjustment is recorded within other operating expenses, net in the consolidated statement of operations.
Financial instruments not carried at fair value
The estimated fair value of financial instruments not carried at fair value in the consolidated balance sheets were as follows:

	December 31, 2017		December 31, 2016
(in millions)	Carrying amount	Fair value	Carrying amount	Fair value
Financial liabilities:
Long-term debt including current portion (Level 2)	$2,882.0	$2,939.7	$2,954.0	$3,019.1
The fair values of the long-term debt, including the current portions, were based on current market quotes for similar borrowings and credit risk adjusted for liquidity, margins, and amortization, as necessary.
Fair value of other financial instruments
The carrying value of cash and cash equivalents, trade accounts receivable, trade accounts payable and short-term financing included in the consolidated balance sheets approximates fair value due to their short-term nature.
17. Derivatives
Interest rate swaps
The objective of the interest rate swap contracts is to offset the variability of cash flows in LIBOR indexed debt interest payments attributable to changes in the aforementioned benchmark interest rate related to the Term B Loan due 2024.
At December 31, 2017, the Company had interest rate swap contracts in place with a total notional amount of $2.0 billion and whereby a fixed rate of interest (weighted average of 1.70%) is paid and a variable rate of interest (three-month LIBOR) is received as calculated on the notional amount. The initial interest rate swap contracts that were replaced with the contracts currently outstanding initially included a LIBOR floor of 1.00%. The LIBOR floor was removed on February 1, 2017, as part of the amendment to the interest rate swap contracts. The contracts were amended as a result of the amendment to the Term B Loan agreement with US dollar denominated tranche on January 19, 2017. Refer to “Note 10: Debt” for additional information. As a result of the interest rate swap contracts amendment, the Company had realized a gain of $1.4 million in other expense, net in the consolidated statement of operations.
As of July 6, 2017, the Company designated the interest rate swaps as a cash flow hedge in an effort to reduce the mark-to-market volatility recognized within the consolidated statement of operations. As of December 31, 2017, the interest rate swaps held by the Company continue to qualify for hedge accounting. Prior to the hedge accounting designation, changes in fair value of the interest rate swap contracts were recognized directly in other expense, net in the consolidated statement of operations. Refer to “Note 6: Other expense, net” for additional information. In accordance with ASC 815 - Derivative and Hedging, the Company recognizes the effective portion of the gain or loss on the derivative as a component of other comprehensive income, which is reclassified into earnings in the same period or periods the underlying transaction impacts earnings. Derivative gains and losses due to hedge ineffectiveness are recognized in current period earnings.

Net unrealized losses on our interest rate swap contracts totaling $3.8 million were reclassified to interest expense in the consolidated statement of operations as of December 31, 2017. As of December 31, 2017, we estimate that $1.2 million of derivative gains included in accumulated other comprehensive loss will be reclassified into the consolidated statement of operations within the next 12 months. The activity related to our cash flow hedges is included in “Note 10: Accumulated other comprehensive loss.”
The fair value of interest rate swaps is recorded either in prepaid expenses and other current assets, other assets, other accrued expenses or other long-term liabilities in the consolidated balance sheets. As of December 31, 2017, a current asset of $1.2 million was included in other current assets. As of December 31, 2017 and December 31, 2016, a non-current asset of $10.6 million and $9.8 million was included in other assets, respectively. As December 31, 2016, a current liability of $5.6 million was included in other accrued expenses.
The Company had interest rate swap contracts with a total notional amount of $1.0 billion which expired during June 2017.
Interest rate caps
The Company had interest rate caps with a notional amount of $800 million which expired during June 2017. As of June 30, 2017, the interest rate cap premiums had been fully amortized through interest expense within the consolidated statements of operations. At December 31, 2017, the Company had no interest rate caps outstanding.
Foreign currency derivatives
The Company uses forward currency contracts to hedge earnings from the effects of foreign exchange relating to certain of the Company’s intercompany and third-party receivables and payables denominated in a foreign currency. These derivative instruments are not formally designated as hedges by the Company and the terms of these instruments range from one to three months. Forward currency contracts are recorded at fair value in either prepaid expenses and other current assets or other accrued expenses in the consolidated balance sheets, reflecting their short-term nature. Refer to “Note 16: Fair value measurements” for additional information. The fair value adjustments and gains and losses are included in other expense, net within the consolidated statements of operations. Refer to “Note 6: Other expense, net” for more information. The total notional amount of undesignated forward currency contracts were $134.0 million and $111.0 million as of December 31, 2017 and 2016, respectively.
18. Business combinations
Year ended December 31, 2017
In the year ended December 31, 2017, the Company completed two acquisitions.
On September 21, 2017, the Company completed an acquisition of 100% of the equity interest in Tagma Brasil Ltda. (“Tagma”), a leading Brazilian provider of customized formulation and packaging services for crop protection chemicals that include herbicides, insecticides, fungicides and surfactants. This acquisition expands Univar's agriculture business in one of the world's fastest-growing agricultural markets.
On September 29, 2017, the Company completed a definitive asset purchase agreement with PVS Minibulk, Inc. (“PVS”), a provider of Minibulk services for inorganic chemicals in California, Oregon, and Washington. This acquisition expands and strengthens Univar's MiniBulk business in the West Coast market as the Company has the opportunity to service PVS customers and integrate them into the Univar business.
The purchase price of these acquisitions was $23.9 million (net of cash acquired of $0.2 million). The adjusted purchase price allocation includes goodwill of $4.2 million and intangibles of $4.2 million. The operating results subsequent to the acquisition dates did not have a significant impact on the consolidated financial statement of the Company. The initial accounting for these acquisitions has only been preliminarily determined, and is subject to final working capital adjustments and valuations of intangible assets and property, plant and equipment.
As of March 31, 2017, the purchase price allocation for the Bodine and Nexus Ag 2016 acquisitions were finalized. Purchase price adjustments on prior acquisitions resulted in additional cash payments of $0.5 million during the three months ended March 31, 2017.
Year ended December 31, 2016
In the year ended December 31, 2016, the Company completed two acquisitions.
On March 2, 2016, the Company completed an acquisition of 100% of the equity interest in Bodine Services of Decatur, Inc.; Bodine Environmental Services, Inc.; and affiliated entities, operating as Bodine Services of the Midwest (“Bodine”), a regional provider of environmental and facilities maintenance services. This acquisition expands the Company’s footprint with additional service centers in key geographic markets since Bodine has expertise that is critical to helping customers effectively manage compliance with their operations by preventing waste and environmental concerns.
On March 22, 2016, the Company completed a definitive asset purchase agreement with Nexus Ag Business Inc. (“Nexus Ag”), a wholesale fertilizer distributor to the Western Canada agriculture market that offers a broad range of products, including micronutrients, specialty fertilizers, potash, phosphates, and liquid and soluble nutrients from leading North American producers.
The preliminary purchase price of these acquisitions was $53.3 million. The preliminary purchase price allocation includes goodwill of $22.9 million and intangibles of $19.4 million. The operating results subsequent to the acquisition dates did not have a significant impact on the consolidated financial statement of the Company.
The purchase price allocation for the Key Chemical, Inc., Chemical Associates, Inc., Arrow Chemical, Inc., Polymer Technologies Ltd., Weavertown Environmental Group, and Future/Blue Star 2015 acquisitions are now final. Purchase price adjustments on prior acquisitions resulted in additional cash payments of $0.3 million during the year ended December 31, 2016. The fair value of contingent consideration liabilities relating to 2015 acquisitions is included within the consolidated balance sheets. Refer to “Note 16: Fair value measurements” for further information discussing the changes in fair value of contingent consideration liabilities.
19. Commitments and contingencies
Lease commitments
Rental and lease commitments primarily relate to land, buildings and fleet. Operating lease expense for the years ended December 31, 2017, 2016 and 2015 were $76.7 million, $83.3 million and $93.7 million, respectively.
As of December 31, 2017, minimum rental commitments under non-cancelable operating leases with lease terms in excess of one year are as follows:

(in millions)	Minimum rental commitments
2018	$60.1
2019	51.8
2020	42.0
2021	34.7
2022	31.9
Thereafter	47.3
Total	$267.8
Litigation
In the ordinary course of business the Company is subject to pending or threatened claims, lawsuits, regulatory matters and administrative proceedings from time to time. Where appropriate the Company has recorded provisions in the consolidated financial statements for these matters. The liabilities for injuries to persons or property are in some instances covered by liability insurance, subject to various deductibles and self-insured retentions.
The Company is not aware of any claims, lawsuits, regulatory matters or administrative proceedings, pending or threatened, that are likely to have a material effect on its overall financial position, results of operations, or cash flows. However, the Company cannot predict the outcome of any claims or litigation or the potential for future claims or litigation.
The Company is subject to liabilities from claims alleging personal injury from exposure to asbestos. The claims result primarily from an indemnification obligation related to Univar USA Inc.’s (“Univar”) 1986 purchase of McKesson Chemical Company from McKesson Corporation (“McKesson”). Univar’s obligation to indemnify McKesson for settlements and judgments arising from asbestos claims is the amount which is in excess of applicable insurance coverage, if any, which may be available under McKesson’s historical insurance coverage. Univar is also a defendant in a small number of asbestos claims. As of December 31, 2017, there were fewer than 255 asbestos-related claims for which the Company has liability for defense and indemnity pursuant to the indemnification obligation. Historically, the vast majority of the claims against both McKesson and Univar have been dismissed without payment. While the Company is unable to predict the outcome of these matters, it does not believe, based upon current available facts, that the ultimate resolution of any of these matters will have a material effect on its overall financial position, results of operations, or cash flows. However, the Company cannot predict the outcome of any present or future claims or litigation and adverse developments could negatively impact earnings or cash flows in a particular future period.
Environmental
The Company is subject to various federal, state and local environmental laws and regulations that require environmental assessment or remediation efforts (collectively “environmental remediation work”) at approximately 130 locations, some that are now or were previously Company-owned/occupied and some that were never Company-owned/occupied (“non-owned sites”).
The Company’s environmental remediation work at some sites is being conducted pursuant to governmental proceedings or investigations, while the Company, with appropriate state or federal agency oversight and approval, is conducting the environmental remediation work at other sites voluntarily. The Company is currently undergoing remediation efforts or is in the process of active review of the need for potential remediation efforts at approximately 106 current or formerly Company-owned/occupied sites. In addition, the Company may be liable for a share of the clean-up of approximately 24 non-owned sites. These non-owned sites are typically (a) locations of independent waste disposal or recycling operations with alleged or confirmed contaminated soil and/or groundwater to which the Company may have shipped waste products or drums for re-conditioning, or (b) contaminated non-owned sites near historical sites owned or operated by the Company or its predecessors from which contamination is alleged to have arisen.
In determining the appropriate level of environmental reserves, the Company considers several factors such as information obtained from investigatory studies; changes in the scope of remediation; the interpretation, application and enforcement of laws and regulations; changes in the costs of remediation programs; the development of alternative cleanup technologies and methods; and the relative level of the Company’s involvement at various sites for which the Company is allegedly associated. The level of annual expenditures for remedial, monitoring and investigatory activities will change in the future as major components of planned remediation activities are completed and the scope, timing and costs of existing activities are changed. Project lives, and therefore cash flows, range from 2 to 30 years, depending on the specific site and type of remediation project.
Although the Company believes that its reserves are adequate for environmental contingencies, it is possible, due to the uncertainties noted above; that additional reserves could be required in the future that could have a material effect on the overall financial position, results of operations, or cash flows in a particular period. This additional loss or range of losses cannot be recorded at this time, as it is not reasonably estimable.
Changes in total environmental liabilities are as follows:

(in millions)	2017	2016
Environmental liabilities at January 1	$95.8	$113.2
Revised obligation estimates	12.3	5.5
Environmental payments	(19.3)	(22.5)
Foreign exchange	0.4	(0.4)
Environmental liabilities at December 31	$89.2	$95.8
Environmental liabilities of $29.1 million and $30.2 million were classified as current in other accrued expenses in the consolidated balance sheets as of December 31, 2017 and 2016, respectively. The long-term portion of environmental liabilities is recorded in other long-term liabilities in the consolidated balance sheets. The total discount on environmental liabilities was $5.0 million and $5.6 million at December 31, 2017 and 2016, respectively. The discount rate used in the present value calculation was 2.4% and 2.5% as of December 31, 2017 and 2016, respectively, which represent risk-free rates.

The Company manages estimated cash flows by project. These estimates are subject to change if there are modifications to the scope of the remediation plan or if other factors, both external and internal, change the timing of the remediation activities. The Company periodically reviews the status of all existing or potential environmental liabilities and adjusts its accruals based on all available, relevant information. Based on current estimates, the expected payments for environmental remediation for the next five years and thereafter at December 31, 2017 are as follows, with projects for which timing is uncertain included in the 2018 estimated amount of $11.0 million:

(in millions)
2018	$29.1
2019	13.4
2020	9.7
2021	8.3
2022	6.8
Thereafter	26.8
Total	$94.1
Customs and International Trade Laws
In April 2012, the US Department of Justice (“DOJ”) issued a civil investigative demand to the Company in connection with an investigation into the Company’s compliance with applicable customs and international trade laws and regulations relating to the importation of saccharin from 2002 through 2012. The Company also became aware in 2010 of an investigation being conducted by US Customs and Border Patrol (“CBP”) into the Company’s importation of saccharin. Finally, the Company learned that a civil plaintiff had sued the Company and two other defendants in a Qui Tam proceeding, such filing having been made under seal in 2012, and this plaintiff had requested that the DOJ intervene in its lawsuit.
The US government, through the DOJ, declined to intervene in the Qui Tam proceeding in November 2013 and, as a result, the DOJ’s inquiry related to the Qui Tam lawsuit and its initial investigation demand are now finished. On February 26, 2014, the Qui Tam plaintiff also voluntarily dismissed its lawsuit against the Company.
CBP, however, continued its investigation on the importation of saccharin by the Company’s subsidiary, Univar USA Inc. On July 21, 2014, CBP sent the Company a “Pre-Penalty Notice” indicating the imposition of a penalty against Univar USA Inc. in the amount of approximately $84.0 million. Univar USA Inc. responded to CBP that the proposed penalty was not justified. On October 1, 2014, the CBP issued a penalty notice to Univar USA Inc. for $84.0 million and has reaffirmed this penalty notice. On August 6, 2015, the DOJ filed a complaint on CBP’s behalf against Univar USA Inc. in the Court of International Trade seeking approximately $84.0 million in allegedly unpaid duties, penalties, interest, costs and attorneys’ fees. The Company continues to defend this matter vigorously. Discovery has largely concluded and motions to exclude certain evidence as well as for summary judgement to resolve the dispute in whole or in part have been filed. Univar USA Inc. has not recorded a liability related to this investigation as the Company believes a loss is not probable. Although the Company believes its position is strong, it cannot guarantee the outcome of this or other litigation.
20. Related party transactions
During year ended December 31, 2016, CVC divested its entire investment in the Company in conjunction with secondary public offering.
CD&R and CVC charged the Company a total of $2.8 million in the year ended December 31, 2015, for advisory services provided to the Company pertaining strategic consulting. In addition, during the year ended December 31, 2015, there was a contract termination fee of $26.2 million related to terminating consulting agreements between the Company and CVC and CD&R as a result of the June 2015 IPO. These amounts were recorded in other operating expenses, net. Refer to “Note 4: Other operating expenses, net” for additional information.

The following table summarizes the Company’s sales and purchases with related parties within the ordinary course of business:

	Year ended December 31,
(in millions)	2017	2016	2015
CD&R:
Sales to affiliate companies	5.3	7.7	29.7
Purchases from affiliate companies	6.0	16.5	19.9
Temasek:
Sales to affiliate companies	10.1	14.4	19.8
Purchases from affiliate companies	0.7	10.1	0.1
CVC (1):
Sales to affiliate companies	—	0.5	1.9
Purchases from affiliate companies	—	—	8.8

(1)	Sales and purchases related information for CVC is disclosed until August 31, 2016.
The following table summarizes the Company’s receivables due from and payables due to related parties:

	December 31,
(in millions)	2017	2016
Due from affiliates	$1.0	$2.3
Due to affiliates	0.2	2.1
21. Segments
Management monitors the operating results of its operating segments separately for the purpose of making decisions about resource allocation and performance assessment. Management evaluates performance on the basis of Adjusted EBITDA. Adjusted EBITDA is defined as consolidated net income (loss), plus the sum of: interest expense, net of interest income; income tax expense (benefit); depreciation; amortization; other operating expenses, net; impairment charges; loss on extinguishment of debt; and other expense, net.
Transfer prices between operating segments are set on an arms-length basis in a similar manner to transactions with third parties. Corporate operating expenses that directly benefit segments have been allocated to the operating segments. Allocable operating expenses are identified through a review process by management. These costs are allocated to the operating segments on a basis that reasonably approximates the use of services. This is typically measured on a weighted distribution of margin, asset, headcount or time spent.
Other/Eliminations represents the elimination of inter-segment transactions as well as unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments, either individually or collectively.

Financial information for the Company’s segments is as follows:

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Eliminations	Consolidated
	Year ended December 31, 2017
Net sales:
External customers	$4,657.1	$1,371.5	$1,821.2	$403.9	$—	$8,253.7
Inter-segment	121.9	9.1	4.5	0.5	(136.0)	—
Total net sales	$4,779.0	$1,380.6	$1,825.7	$404.4	$(136.0)	$8,253.7
Cost of goods sold (exclusive of depreciation)	3,706.8	1,143.0	1,411.7	322.7	(136.0)	6,448.2
Outbound freight and handling	192.8	37.3	55.7	6.2	—	292.0
Warehousing, selling and administrative	529.4	86.2	229.1	46.8	28.2	919.7
Adjusted EBITDA	$350.0	$114.1	$129.2	$28.7	$(28.2)	$593.8
Other operating expenses, net						55.4
Depreciation						135.0
Amortization						65.4
Interest expense, net						148.0
Loss on extinguishment of debt						3.8
Other expense, net						17.4
Income tax expense						49.0
Net income						$119.8
Total assets	$3,526.8	$2,091.3	$935.1	$237.5	$(1,058.0)	$5,732.7
Property, plant and equipment, net	636.1	147.7	158.0	33.5	27.7	1,003.0
Capital expenditures	47.5	17.1	14.6	2.4	1.1	82.7

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Eliminations	Consolidated
	Year ended December 31, 2016
Net sales:
External customers	$4,706.7	$1,261.0	$1,704.2	$401.8	$—	$8,073.7
Inter-segment	104.4	8.3	4.5	—	(117.2)	—
Total net sales	$4,811.1	$1,269.3	$1,708.7	$401.8	$(117.2)	$8,073.7
Cost of goods sold (exclusive of depreciation)	3,769.7	1,047.4	1,324.6	322.1	(117.2)	6,346.6
Outbound freight and handling	191.5	34.1	54.9	6.1	—	286.6
Warehousing, selling and administrative	523.5	85.4	219.3	46.8	18.1	893.1
Adjusted EBITDA	$326.4	$102.4	$109.9	$26.8	$(18.1)	$547.4
Other operating expenses, net						37.2
Depreciation						152.3
Amortization						85.6
Impairment charges						133.9
Interest expense, net						159.9
Other expense, net						58.1
Income tax benefit						(11.2)
Net loss						$(68.4)
Total assets	$3,676.8	$1,856.2	$857.4	$211.3	$(1,211.8)	$5,389.9
Property, plant and equipment, net	671.1	148.3	144.8	18.2	37.1	1,019.5
Capital expenditures	56.5	17.4	12.2	2.8	1.2	90.1

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Eliminations	Consolidated
	Year ended December 31, 2015
Net sales:
External customers	$5,351.5	$1,376.6	$1,780.1	$473.6	$—	$8,981.8
Inter-segment	112.7	8.6	4.0	0.1	(125.4)	—
Total net sales	$5,464.2	$1,385.2	$1,784.1	$473.7	$(125.4)	$8,981.8
Cost of goods sold (exclusive of depreciation)	4,365.9	1,161.0	1,398.6	382.6	(125.4)	7,182.7
Outbound freight and handling	216.9	39.3	59.6	8.8	—	324.6
Warehousing, selling and administrative	510.3	88.5	235.3	54.1	13.0	901.2
Adjusted EBITDA	$371.1	$96.4	$90.6	$28.2	$(13.0)	$573.3
Other operating expenses, net						89.0
Depreciation						136.5
Amortization						88.5
Interest expense, net						207.0
Loss on extinguishment of debt						12.1
Other expense, net						13.5
Income tax expense						10.2
Net income						$16.5
Total assets	$3,962.0	$1,709.7	$947.2	$233.6	$(1,240.1)	$5,612.4
Property, plant and equipment, net	714.9	133.3	167.7	20.3	46.3	1,082.5
Capital expenditures	106.8	16.1	17.2	3.4	1.5	145.0

Business line information
The Company’s net sales from external customers relate to its chemical distribution business. Commodity chemicals and ingredients represent the largest portion of our business by sales and volume. Other sales to external customers primarily relate to services for collecting and arranging for the transportation of hazardous and non-hazardous waste.
Risks and concentrations
No single customer accounted for more than 10% of net sales in any of the years presented.
The Company is exposed to credit loss and loss of liquidity availability if the financial institutions or counterparties issuing us debt securities fail to perform. We minimize exposure to these credit risks by dealing with a diversified group of investment grade financial institutions. We manage credit risk by monitoring the credit ratings and market indicators of credit risk of our lending counterparties. We do not anticipate any non-performance by any of the counterparties.
22. Quarterly financial information (unaudited)
The following tables contain selected unaudited statement of operations information for each quarter of the year ended December 31, 2017 and 2016. The tables include all adjustments, consisting only of normal recurring adjustments, that is necessary for fair presentation of the consolidated financial position and operating results for the quarters presented. Our business is affected by seasonality, which historically has resulted in higher sales volume during our second and third quarter.

Unaudited quarterly results for the year ended December 31, 2017 are as follows:

(in millions, except per share data)	March 31	June 30	September 30	December 31 (1)
Net sales	$1,998.8	$2,247.0	$2,048.7	$1,959.2
Net income	22.6	31.3	38.9	27.0
Income per share:
Basic and diluted	$0.16	$0.22	$0.28	$0.19
Shares used in computation of income (loss) per share:
Basic	139.4	140.1	140.4	140.7
Diluted	140.8	141.3	141.4	141.8

(1)
Included in the fourth quarter of 2017 was a loss of $3.8 million relating to the annual mark to market adjustment on the defined benefit pension and postretirement plans. Refer to “Note 8: Employee benefit plans” for further information.

Unaudited quarterly results for the year ended December 31, 2016 are as follows:

(in millions, except per share data)	March 31	June 30	September 30 (1)	December 31 (2)
Net sales	$1,999.0	$2,262.5	$1,999.7	$1,812.5
Net income (loss)	14.0	39.8	(63.0)	(59.2)
Income (loss) per share:
Basic and diluted	$0.10	$0.29	$(0.46)	$(0.43)
Shares used in computation of income (loss) per share:
Basic	137.6	137.6	137.7	138.1
Diluted	137.8	138.1	137.7	138.1

(1)	Included in the third quarter of 2016 was an impairment charge of $133.9 million. Refer to “Note 13: Impairment charges” for further information.

(2)
Included in the fourth quarter of 2016 was a loss of $68.6 million relating to the annual mark to market adjustment on the defined benefit pension and postretirement plans. Refer to “Note 8: Employee benefit plans” for further information.

23. Subsequent events
On January 4, 2018, we completed the acquisition of Kemetyl Industrial Chemicals (“Kemetyl”). Kemetyl is among the leading distributors of chemical products in the Nordic region and provides bulk and specialty chemicals, such as isopropanol, glycols, metal salts, minerals and polyacrylamides, to customers in Sweden and Norway. The addition of Kemetyl will allow Univar to expand its leading position in the pharmaceutical industry.
On January 31, 2018, Juliet Teo resigned from the Company's Board of Directors as the shareholding of Dahlia Investments Pte. Ltd fell below its nomination rights. On February 1, 2018, the Board of Directors appointed Joan Braca as a member of the Board. Joan Braca will be an independent member of the Board's Compensation and Nominating and Corporate Governance Committees.
On February 1, 2018, the Company's Board of Directors announced the appointment of Stephen D. Newlin as Executive Chairman of the Board and David C. Jukes as President and Chief Executive Officer. The Board also announced that it intends to appoint Mr. Jukes a member of the Board. These changes are to become effective May 9, 2018 in conjunction with the Company's annual shareholder meeting.
On February 12, 2018, Univar made an optional $300.0 million early repayment of principal against the $2,277.8 million balance of its Term B Loan due 2024. This early repayment used existing cash balances that were remitted to the U.S. from non-U.S. subsidiary earnings, subject to the newly enacted U.S. Tax Cuts and Jobs Act. It fully satisfies the $142.7 million of 2018 through 2024 scheduled principal amortization payments. This early repayment has no impact on the Company's leverage ratio but is expected to reduce net interest expense by approximately $10.0 million per year.